UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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United Rentals, Inc.

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UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 24, 2020

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Thursday, May 7, 2020, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut*. The meeting will start at 9:00 a.m., Eastern daylight time.

Under U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 24, 2020, we mailed to our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2020 proxy statement and annual report for the fiscal year ended December 31, 2019. The Notice also provides instructions on how to vote online or over the telephone and includes instructions on how to receive, free of charge, a paper copy of the proxy materials by mail.

Details of the business expected to come before the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by promptly completing, signing and mailing the enclosed proxy card in the return envelope provided.

Thank you for your continued support.

Sincerely,

MICHAEL J. KNEELAND	MATTHEW J. FLANNERY
Chairman	President and Chief Executive Officer

* As part of our precautions regarding the coronavirus, or COVID-19, we are planning for the possibility that our annual meeting may be held solely by means of remote communication.  If we take this step, we will announce the decision to do so in advance, and details on how to participate will be included in the announcement.

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of stockholders of United Rentals, Inc. (the “Annual Meeting”) will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut*, on Thursday, May 7, 2020, at 9:00 a.m., Eastern daylight time, for the following purposes:

1.	To elect the 11 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	To approve our executive compensation on an advisory basis;
4.	To approve a proposed amendment to the certificate of incorporation granting stockholders the right to act by written consent;
5.	To consider a stockholder proposal to let shareholders vote on bylaw amendments, if properly presented at the meeting; and
6.	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our By-Laws. Stockholders of record at the close of business Eastern daylight time on March 10, 2020, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

March 24, 2020

By Order of the Board of Directors,
JOLI L. GROSS
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, May 7, 2020. Prior to May 7, 2020, the Notice and Proxy Statement for the 2020 Annual Meeting of Stockholders and the Company’s 2019 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363. These materials are also available at https://www.unitedrentals.com/en/our-company/investor-relations/annual-reports-proxy-statements.

* As part of our precautions regarding the coronavirus, or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication.  If we take this step, we will announce the decision to do so in advance, and details on how to participate will be included in the announcement.

Proxy Statement Summary

This summary highlights information about United Rentals, Inc. (the “Company” or “United Rentals”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2020 annual meeting of stockholders (“Annual Meeting”). This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

Voting Matters and Board Recommendations
Proposal		Board Vote Recommendation	Page Reference
Proposal 1 –	Election of Directors	FOR each nominee	13
Proposal 2 –	Ratification of Appointment of Public Accounting Firm	FOR	80
Proposal 3 –	Advisory Approval of Executive Compensation	FOR	82
Proposal 4 –	Approval of Proposed Amendment to the Certificate of Incorporation Granting Stockholders the Right to Act by Written Consent	FOR	84
Proposal 5 –	Stockholder Proposal to Let Shareholders Vote on Bylaw Amendments	AGAINST	86

Casting Your Vote
How to Vote	Stockholder of Record (Shares registered in your name with American Stock Transfer & Trust Company)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Visit the applicable voting website and follow the on-screen instructions:	www.voteproxy.com	Refer to voting instruction form.
In the United States call: In foreign countries call:	1-800-PROXIES (776-9437) 1-718-921-8500	Refer to voting instruction form.
To the extent you have requested paper copies of proxy materials, sign, date and return your completed proxy card by mail.
For instructions on attending the Annual Meeting in person, please see “Voting—Voting at the Annual Meeting” on page 10.

Board Leadership Structure

Our current Board leadership structure consists of our non-executive Chairman; Lead Independent Director; and President and Chief Executive Officer (“CEO”). The following is a summary of how the three roles interact and overlap with respect to Board leadership responsibilities:

Non-Executive Chairman Michael Kneeland	Lead Independent Director Bobby Griffin	President and CEO Matthew Flannery
● Presides over Board meetings ● Provides advice and counsel to the CEO ● Focuses on Board oversight and governance matters ● Sets the Board agenda and leads the materials review process

●    Liaison between independent directors and Chairman

●    Acts as an independent resource to the CEO

●    Chairs executive sessions of independent directors

●    Participates in the Board agenda and materials review process

●    Drives business to align with the Board’s overall perspective and the Company’s long term strategy

●    Implements strategic initiatives

●    Develops robust management team

●    Participates in the Board agenda and materials review process

We believe this structure enables each person to focus on different aspects of Company leadership and reinforces the independence of our Board as a whole. We have had a Lead Independent Director role since May 2019, when Mr. Kneeland, our former CEO, retired and became non-executive Chairman. For additional information about this structure see “Corporate Governance Matters—Board Leadership Structure and Role of Our Lead Independent Director.”

Board Nominees

You are being asked to vote on the following 11 nominees for director. All directors are elected annually by a majority of the votes cast. All nominees meet the New York Stock Exchange (“NYSE”) governance standards for director independence, except for Messrs. Kneeland and Flannery, who are not independent due to their employment (or, in the case of Mr. Kneeland, former employment) with the Company. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 14.

Name	Age	Director Since	Principal Occupation	Independent	Current Committee Membership*
José B. Alvarez	57	2009	Faculty, Harvard Business School, Retired Executive Vice President–Global Business Development, Royal Ahold NV	Yes	NC, SC
Marc A. Bruno	48	2018	Chief Operating Officer, U.S. Food & Facilities, Aramark Corporation	Yes	CC, NC
Matthew J. Flannery	55	2019	President and CEO, United Rentals, Inc.	No	SC
Bobby J. Griffin	71	2009	Retired President–International Operations, Ryder System, Inc.	Yes	NC
Kim Harris Jones	60	2018	Retired Senior Vice President and Corporate Controller of Mondelez International	Yes	AC, CC
Terri L. Kelly	58	2018	Retired President and Chief Executive Officer, W. L. Gore & Associates	Yes	CC, SC
Michael J. Kneeland	66	2008	Chairman, United Rentals, Inc. Retired CEO, United Rentals, Inc.	No	N/A
Gracia C. Martore	68	2017	Retired President and Chief Executive Officer, TEGNA Inc., formerly known as Gannett Co., Inc.	Yes	CC, NC
Filippo Passerini	62	2009	Retired Operating Executive in U.S. Buyouts at Carlyle Group	Yes	AC,SC
Donald C. Roof	68	2012	Retired Executive Vice President and Chief Financial Officer, Joy Global Inc. (n/k/a Komatsu Mining Corp.)	Yes	AC, CC, NC
Shiv Singh	42	2017	Chief Marketing Officer, Eargo, Inc.	Yes	AC, SC

* AC – Audit Committee; CC – Compensation Committee; NC – Nominating and Corporate Governance Committee; SC – Strategy Committee

Board Refreshment

Board composition remains a priority for the Company as evidenced by its continuing refreshment efforts. Our Board has engaged an independent consulting and search firm since 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications bring further strength to our Board. In particular, the Board’s long-term succession plan is informed by a list of prioritized director competencies which was first developed in 2016 and is routinely reviewed by the Board. The list was last refreshed in late 2019 to reflect the Company’s current strategy. See “Proposal 1” for the current list of prioritized director competencies. As a result of the Board’s refreshment efforts, five long-serving directors did not stand for re-election from 2017 to 2019, and Jason Papastavrou, a long-serving director, is not standing for re-election this year. In addition, Mr. Singh and Ms. Martore joined the Board as new directors in 2017; Mr. Bruno and Mses. Kelly and Harris Jones joined the Board as new directors in 2018; and Mr. Flannery joined the Board in 2019.

Corporate Governance Highlights

We are committed to the highest standards of ethics, business integrity and corporate governance. We are focused on increasing stockholder value and understand our ethical obligations to our stockholders, employees, customers, suppliers, and the communities in which we operate. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value.

Board Independence	Board Performance
• 9 of 11 Nominees are Independent	• Risk Oversight
• Lead Independent Director	• Robust Board Evaluations
• Required Committees are Fully Independent	• Commitment to Board Refreshment and Succession Planning
Other Board and Board Committee Practices	• Focus on Management Succession Planning
• Separate Chair and CEO
• Annual Election of Directors	Shareholder Rights
• No Hedging or Pledging of Company Shares	• Proxy Access
• Robust Stock Ownership Guidelines	• Shareholder Right to Call Special Meetings
• Authority to Retain Outside Advisors	• No Poison Pill
• Director Retirement Age Policy	• No Supermajority Voting Requirements
• Diverse in Gender, Ethnicity, Experience and Perspective	• Annual Election of All Directors • Majority Voting for Director Elections

Board Oversight of Environmental and Social Matters

In December 2018, our Nominating and Corporate Governance Committee (N&CG Committee), amended its charter to take formal responsibility for oversight of the Company’s environmental and social policies and practices, including review of related metrics. As a result, the N&CG Committee engaged on environmental and social matters several times during 2019, including reviewing the Company’s 2018 corporate responsibility report. Additionally, the Board hosted a representative from Ceres, a sustainability nonprofit organization, for a director education presentation about Board oversight of environmental and social matters, with a focus on climate. For additional information see “Environmental and Social Highlights—Environmental and Social Risk Management” and our latest corporate responsibility report available on our website at http://www.unitedrentals.com under the “Company—About Us” tab.

Stockholder Engagement

We value our stockholders’ perspective on our business and each year we proactively interact with stockholders through numerous stockholder engagement activities. In 2019, these included our annual stockholder meeting, quarterly earnings calls, various investor conferences and several (non-deal) road shows. In addition, at the Board’s request, management continued the momentum from the Company’s prior stockholder outreach programs with another outreach program in 2019, as detailed below.

2019 Stockholder Outreach Program

The purpose of our 2019 Stockholder Outreach Program (our “2019 Program”) was to engage with our top stockholders about key environmental, social, governance and compensation topics specific to the Company, and about other topics and trends our stockholders wished to discuss with us. A summary of topics discussed and results is included below.

As part of our 2019 Program, we contacted governance professionals at 14 of our top holders, representing approximately 35% of total outstanding shares. Of the 14 holders, we had calls with seven holders, representing approximately 14% of total outstanding shares.

As a follow up to our 2019 Program, the Board hosted one institutional investor for a discussion about environmental, social and governance matters in March 2020. And, upon stockholder request, the Board remains willing to make an independent director available for direct discussion with a stockholder, as appropriate, as it did in response to a previous stockholder request in 2017. For information about how to communicate directly with our Board, see “Corporate Governance Matters—Direct Communications with Directors.”

What Was Discussed	Results

During the calls, we spent a significant amount of time discussing:

•   stockholders’ right to act by written consent and the recent stockholder proposal on this topic;

•   our leadership succession plan executed during 2019;

•   Board composition and diversity, including the Board’s continued refreshment and the director skills matrix included in our proxy;

•   Board oversight of environmental and social risks;

•   the Company’s executive compensation peer group;

•   the performance metrics in our short- and long term incentive plans;

•   the Company’s disclosures about human capital management;

•   how the Company is evaluating extreme weather events as they relate to its business; and

•   the Company’s energy efficiency initiatives.

•   The results of our outreach program were reported to the N&CG Committee and Compensation Committee and elevated to the Board, as necessary.

•   We enhanced our Proxy Statement disclosures to better communicate our practices, including with respect to human capital management and Board oversight of environmental and social matters.

•   We added disclosures about the Board’s “refreshed” director skills matrix and prioritized competencies list, which was refined in late 2019 to reflect the Company’s current strategy.

•   We added disclosures about the Board’s response to the stockholder proposal addressing the stockholder right to act by written consent which received support from 50.15% of shares present (either in person or by proxy) at the Company’s 2019 annual meeting.

These engagement activities, and the feedback we receive, are informative and helpful to us in our ongoing effort to increase stockholder value. We welcome additional feedback and our Investor Relations department is the contact point for stockholder interaction with United Rentals. Additionally, stockholders may access investor information about the Company through our website. For questions concerning Investor Relations, please contact Ted Grace, Vice President–Investor Relations, at 203-618-7122.

2019 Business Highlights

In 2019, the Company navigated an uneven macro environment and multiple integrations to deliver another year of profitable growth. Our core construction markets continued to expand, although the pace of growth moderated. Industrial activity remained soft, with a marked decline in the oil and gas vertical in the back half of the year. Within this environment, the Company continued to perform well. Earnings per diluted share were $15.11, a 15.2% increase from the prior year.

On a year-over-year basis, the Company’s total revenue increased 16.2% to a record $9.351 billion and rental revenue increased 14.8% to $7.964 billion. Net income increased 7.1% to $1.174 billion. Adjusted EBITDA(1) grew 12.7% to a record $4.355 billion, and adjusted EBITDA margin(1) decreased 140 basis points to 46.6%. The decrease in adjusted EBITDA margin primarily reflected the impact of the acquisitions of BakerCorp International Holdings, Inc. (“BakerCorp”) and Vander Holding Corporation and its subsidiaries (collectively, “BlueLine”). Net cash from operating activities was $3.024 billion and free cash flow(1) was very robust at $1.566 billion.

On a pro forma basis, excluding the impact of the BakerCorp and BlueLine acquisitions, our growth was still substantial. Total revenue increased 5.1% year-over-year and rental revenue increased 4.1%. Net income(2) increased 8.7% year-over-year. Adjusted EBITDA increased 4.4%, and adjusted EBITDA margin decreased 30 basis points.

On a segment basis, General Rentals delivered an 11.7% increase in rental revenue, compared with 2018. Specialty Rentals had another strong year: rental revenue from our Trench, Power and Fluid Solutions segment increased 26.8%, including 9.6% organic growth. These results include the year-over-year impact of 2018 acquisitions, most notably BakerCorp and BlueLine.

Return on invested capital (“ROIC”)(3) decreased to 10.4% in 2019, compared with 11.0% in 2018.

(1)  Adjusted EBITDA and free cash flow are non-GAAP financial measures, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to GAAP. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

(2)  Pro forma net income for 2018 excludes merger costs recognized by BakerCorp and BlueLine prior to acquisition. Please refer to exhibit 99.1 to the Form 8-K filed on January 29, 2020 for the pro forma adjusted EBITDA-to-GAAP reconciliation.

(3)  ROIC is a non-GAAP financial measure that is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory tax rates of 21% for 2019 and 2018 and 35% for 2017 were used to calculate after-tax operating income. The higher tax rate for 2017 materially contributed to the lower ROIC reflected in the table above for 2017.

United Rentals is the world’s largest equipment rental company, with 1,164 rental locations in North America, 11 locations in Europe and more than 19,000 employees at year-end 2019. We provide our customers with significant resources to solve their jobsite challenges. These resources include expert advice about equipment capabilities, robust safety programs, professional training, certifications and site evaluations. In addition, customers can improve productivity and manage costs by using our Total Control® technology platform and our larger digital ecosystem.

As of December 31, 2019, the Company had $14.6 billion of fleet (original equipment cost). Our fleet is made available to customers through our General Rentals business, which primarily serves construction, industrial and homeowner customers with general equipment needs; and our Specialty Rentals business, which includes solutions for underground construction, temporary power, climate control, fluid management, disaster recovery, sanitation, onsite tool management and related services.

Throughout 2019, we continued to make strategic investments in growth initiatives that have the potential to be highly accretive over the long term. The 34 Specialty branches we opened in 2019 are part of our broader strategy to differentiate the Company as the industry’s most comprehensive and competent solutions provider. In 2019, we also invested in expanding our digital capabilities, brought specialized solutions to market, and ensured that our expanded talent base was united by one culture through communication, training and equal opportunity.

For more information regarding the Company’s performance and operations, please refer to the Form 10-K and our website unitedrentals.com.

Executive Compensation Overview

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Incentive Compensation Plan (“AICP”)	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability and returns.
Long-Term Incentive Plan (“LTIP”)	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

Pay Mix: Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For our named executive officers (“NEOs”), the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The CEO’s compensation has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole. The significant majority of NEO pay continues to be variable (87% for the current CEO and an average of 77% for our other NEOs, excluding Mr. Kneeland who retired as CEO) based upon annual target total direct compensation (“TTDC”) for fiscal year 2019.

Stockholder Support: At the Company’s 2019 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 90% of the stockholders who voted on the advisory “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year. We interpreted this support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, aside from the change to place more weight on EPI and ROIC as performance metrics in our incentive plans, which is discussed in the Compensation Discussion & Analysis (“CD&A”) on page 42, we did not make substantive changes to the program design in 2019.

Compensation Governance: Our program is built on the foundation of the following best practices and policies:

What We Do	What We Don’t Do
• Heavy emphasis on variable (“at-risk”) compensation	• No significant perquisites
• Stock ownership guidelines supported by net share retention requirements	• No supplemental executive retirement plans
• Double-trigger equity vesting upon a change in control	• No repricing or exchange of underwater options without shareholder approval
• Clawback contract provisions and anti-hedging/pledging policy	• No option or stock appreciation rights granted below fair market value
• Engage an independent compensation consultant	• No tax gross-ups
• Annual risk assessment of compensation practices	• No guaranteed incentive payments

2019 Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2019:

●   Base salaries: In 2019, Mr. Flannery received a 13.33% base salary increase in connection with his promotion to CEO. Mr. Kneeland’s base salary did not change during his employment. Additionally, based on the annual review and to better align base salaries with the market, the other NEOs received increases ranging from 3.25% to 4.50%.

●   Incentive compensation: Despite our solid performance in 2019, we did not meet our internal operating plan goals. As a result, the funding of the annual incentive amounts was below target for both our AICP and LTIP. AICP bonuses were funded at 80.4% of target, and LTIP awards were earned at 89.2% of target.

For specific details about the executive compensation program, please refer to the CD&A starting on page 39 of this Proxy Statement.

Company Awards
RECENT AWARDS AND RECOGNITIONS
National Diversity Excellence Award Association of Builders and Contractors (ninth consecutive year, supplier category)	Top 10 Military Friendly spouse employer G.I. Jobs (fifth consecutive year)
#12 Best for Vets Military Times (sixth consecutive year)	Diversity & Inclusion Excellence Award Associated General Contractors of America (first year, supplier category)
#7 Top Military Friendly employer – Gold Award G.I. Jobs (tenth consecutive year, >$1B revenue category)	Top Workplaces in CT for 2019 The Hearst Connecticut Media Group (second consecutive year, #1 mid-sized employer)
Top Military Friendly Supplier Diversity – Gold Award, Over $1B category G.I. Jobs (third consecutive year as a top employer)	HIRE Vets Medallion Award Program Platinum Award, Large Employer (first year)
Top Veteran Friendly Companies List, Best of Best Results List U.S. Veterans Magazine (fourth consecutive year)	Proud Sponsor of the United Compassion Fund, an employee-funded 501(c)(3) program for assisting United Rentals employees in need
#3 Best Investor Relations Program, #3 Best in Corporate Governance (both in Business, Education & Professional Services category) Institutional Investor

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 24, 2020

Proxy Statement

Annual Meeting of Stockholders

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2020 annual meeting of stockholders (the “Annual Meeting”) to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Thursday, May 7, 2020, at 9:00 a.m., Eastern daylight time, and at any reconvened or rescheduled meeting following any adjournment or postponement.

As part of our precautions regarding the coronavirus, or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication.  If we take this step, we will announce the decision to do so in advance, and details on how to participate will be included in the announcement.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Internet Availability of Proxy Materials

We are making this Proxy Statement and our 2019 annual report to stockholders available to our stockholders over the Internet. On March 24, 2020, we mailed our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2019 annual report. Stockholders will be able to access all proxy materials over the Internet free of charge, with such materials being searchable and printable. The Notice also provides instructions on how to vote over the Internet, by telephone or by mail. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of such meeting. However, if you received the Notice by mail and would like to receive a printed copy of our proxy materials, free of charge, please follow the instructions for requesting such materials contained in the Notice.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business, Eastern daylight time, on March 10, 2020.

Voting Securities Outstanding on Record Date

As of the record date, there were 74,077,924 shares of our common stock outstanding and entitled to vote. From April 24, 2020 to May 6, 2020, a list of the stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours at our principal executive offices located at 100 First Stamford Place, Suite 700, Stamford, Connecticut. The list will also be available at the Annual Meeting.

Right to Vote

With respect to each matter properly brought before the Annual Meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the Annual Meeting:

●

VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you access the web page and use the Company Number and Account Number contained therein. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern daylight time, on Wednesday, May 6, 2020.

●

BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you call and use the Company Number and Account Number contained therein. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern daylight time, on Wednesday, May 6, 2020.

●

BY MAIL—To the extent you have requested paper copies of the proxy materials, sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 6, 2020.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card, if applicable) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the Annual Meeting in person in order to vote.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the Annual Meeting if you attend in person. If you intend to vote your shares at the Annual Meeting, you will need to bring valid picture identification with you. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the Annual Meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the Annual Meeting are available by calling the Hyatt Regency Greenwich at 203-637-1234 or visiting its website at https://www.hyatt.com/en-US/hotel/connecticut/hyatt-regency-greenwich/gwich?src=corp_lclb_gmb_seo_nam_gwich.

As part of our precautions regarding the coronavirus, or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication.  If we take this step, we will announce the decision to do so in advance, and details on how to participate will be included in the announcement.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted as follows:

●	FOR the election of all 11 nominees for director named in “Proposal 1—Election of Directors”
●	FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”
●	FOR “Proposal 3—Advisory Approval of Executive Compensation”
●	FOR “Proposal 4—Approval of Proposed Amendment to the Certificate of Incorporation Granting Stockholders the Right to Act by Written Consent”
●	AGAINST “Proposal 5—Stockholder Proposal to Let Shareholders Vote on Bylaw Amendments”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, proposals 1, 3, 4 and 5 are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Quorum

The presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 6, 2020, (ii) voting in person at the Annual Meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern daylight time, on Wednesday, May 6, 2020, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 6, 2020.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $22,500, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the Annual Meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections if not furnished voting instructions by their client. As a result, broker non-votes will not be treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 3 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 3. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee.

With respect to “Proposal 4—Approval of Proposed Amendment to the Certificate of Incorporation Granting Stockholders the Right to Act by Written Consent,” the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 4 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 4.

With respect to “Proposal 5—Stockholder Proposal to Let Shareholders Vote on Bylaw Amendments,” the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 5 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 5. Voting for Proposal 5 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company.

The Board unanimously recommends that you vote:

●	FOR the election of all 11 nominees recommended by the Board;
●	FOR the ratification of the appointment of our public accounting firm;
●	FOR the resolution approving the compensation of our named executive officers on an advisory basis;
●	FOR the approval of proposed amendment to the certificate of incorporation granting stockholders the right to act by written consent; and
●	AGAINST the stockholder proposal to let shareholders vote on bylaw amendments.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 12 directors: José B. Alvarez, Marc. A Bruno, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Shiv Singh. All directors were elected annually for one-year terms, which expire at the Annual Meeting.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee (the “N&CG Committee”), has nominated 11 of the 12 current directors to stand for election at the Annual Meeting: José B. Alvarez, Marc A. Bruno, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Filippo Passerini, Donald C. Roof and Shiv Singh. Each director elected at the Annual Meeting will hold office until our 2021 annual meeting of stockholders (the “2021 Annual Meeting”) and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

As part of our board refreshment efforts, Dr. Papastavrou will not stand for re-election, and immediately following the 2020 annual meeting, the size of our Board will be reduced to 11 members. We sincerely thank Dr. Papastavrou for his years of distinguished service on the Board and his dedication to the Company.

Voting

Our By-Laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the 10th day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The N&CG Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the N&CG Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the N&CG Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at an Annual Meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All 11 of the nominees for election at the Annual Meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Mses. Harris Jones, Kelly and Martore and Messrs. Alvarez, Bruno, Flannery, Griffin, Kneeland, Passerini, Roof and Singh to hold office until the 2021 Annual Meeting (designated as Proposal 1) and until such director’s successor is elected and qualified.

Information Concerning Director Nominees and Board Consideration of Director Nominee Experience and Qualifications

In addition to the independence matters described under “Corporate Governance Matters—Director Independence,” the Board and the N&CG Committee considered the specific qualifications, experience, skills, background, judgment and other attributes of the director nominees named herein and concluded that based on the aforementioned factors, and including each director nominee’s demonstrated business acumen, ability to exercise sound judgment, integrity and collegiality, such individuals should serve as directors of the Company. The following is a summary of our director nominees’ aggregate prioritized competencies. The list of prioritized competencies was updated in late 2019 by the N&CG Committee and the Board to reflect the Company’s current strategy.

	Number of director nominees possessing each competency
Public Company CEO: current or recently retired CEO of a public company of scale	3
P&L Owner: A President or executive with P&L ownership in a company of scale with experience and a strong ability to think strategically and critically assess and act on opportunities and threats (experience in M&A Integration a plus). Able to develop effective strategies in the context of macroeconomic conditions					8
International Experience: Experience leading (as a P&L owner) a global business and understanding the challenges of entering new markets and navigating local and regional geopolitical sensitivities, especially in Asia and Europe				7
Financial Acumen & Capital Market Experience: A current or retired (last ten years) CFO, banker or public company QFE or recently retired audit partner from a big four accounting firm with experience in accounting, reporting, capital allocation, financial markets, M&A and post-merger integration				7
Digital: Executives with a millennial/next generation “futurist” mindset as well as an understanding of social media, e-commerce and leveraging technology platforms for business innovation and transformation	3
Sales & Marketing: A CMO or other senior executive with experience leading and executing sales & marketing strategies in a business-to-business environment with an industrial business, with preference for those that have developed digital strategies			6
Product Development & Distribution: A current or retired executive with experience in either: (i) designing, developing, and marketing newly-created products and services; or (ii) managing highly complex logistics and supply chains					8
Rental Industry: A current or retired executive from the equipment rental industry (or relevant major customer, OEM, or related industry) with a strong understanding of its operations (including multi-location complexity, logistics, distribution and supply chain) and ideally deep insight into the non-residential construction business		4
Capital Intensive Industry: Experience as a C-level executive (preference for a P&L owner) working in a capital-intensive industry where utilization of capital equipment is a key business driver (e.g. airlines, rental cars); service vs equipment mentality						9

The charts below represent diversity and other characteristics of our 11 director nominees.

* Diverse represents our female directors and ethnically diverse directors.

The following is a summary of the age, period of service as a director, current committee membership, business experience, attributes and skills and other directorships for each director nominee.

José B. Alvarez
Independent Director Age: 57 Director Since: 2009 Board Committees: ● N&CG ● Strategy

BACKGROUND:

Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the Executive Vice President—Global Business Development for Royal Ahold NV (“Royal Ahold”), one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including President and Chief Executive Officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company.

ATTRIBUTES AND SKILLS:

Mr. Alvarez held several key management positions with Royal Ahold, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing. Mr. Alvarez holds an MBA degree from the University of Chicago Graduate School of Business and an AB degree from Princeton.

OTHER DIRECTORSHIPS:

Mr. Alvarez served previously as a director of The TJX Companies, Inc. and Church & Dwight Co., Inc.

Marc A. Bruno
Independent Director Age: 48 Director Since: 2018 Board Committees: ● Compensation ● N&CG

BACKGROUND:

Mr. Bruno has been the Chief Operating Officer, U.S. Food & Facilities for Aramark Corporation (“Aramark”) since November 2019. Previously, he served as Chief Operating Officer, Sports, Leisure, Corrections, Facilities, and K-12 for Aramark since 2014. In his current role, Mr. Bruno is focused on driving Aramark’s hospitality culture and growth across Aramark’s eight U.S. food and facilities businesses. In his prior role, he directed hospitality, retail merchandise and facility programs for premier sports and entertainment facilities, meeting venues, parks and cultural attractions as well as food and support solutions for business dining, K-12 clients and correctional facilities. Since joining Aramark as a campus hire in 1993, Mr. Bruno has risen through the ranks by serving in a variety of sales and operating roles in the U.S. and internationally. Mr. Bruno also leads Aramark’s Olympic projects, for which the company has served as the dining and catering services provider for 16 Olympic Games. His involvement with the project spans six Olympics, dating back to the 1996 Atlanta Games. In 2010, SportsBusiness Journal named Mr. Bruno to its annual global list of “Forty Under 40,” recognizing the best and brightest young executives in the sports business industry. Mr. Bruno is a graduate of the Cornell University

School of Hotel Administration and earned an MBA from the Harvard Business School.

ATTRIBUTES AND SKILLS:

Mr. Bruno has divisional P&L oversight and reports directly to the Chairman and Chief Executive Officer of Aramark. In addition to logistics operations, he has also overseen construction projects at Aramark. Over the course of his career, Mr. Bruno successfully demonstrated Aramark’s commitment to service excellence and played a vital role in earning new business.

OTHER DIRECTORSHIPS:

Mr. Bruno serves on the board of directors of Special Olympics of Pennsylvania and Alex’s Lemonade Stand Foundation. Previously, Mr. Bruno served on the board of directors of the San Antonio Spurs and Boston University School of Hospitality.

Matthew J. Flannery
Director, President and CEO Age: 55 Director Since: 2019 Board Committees: ● Strategy

BACKGROUND:

Mr. Flannery was appointed to the position of CEO of United Rentals, and was elected as a director of the Company, in May 2019, while remaining as President, a position he held since March 2018. From April 2012 until March 2018, he was Executive Vice President and Chief Operating Officer. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as Executive Vice President—Operations and Sales, Senior Vice President—Operations East and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, district sales manager and branch manager of the Company. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment. Mr. Flannery graduated from Hofstra University.

ATTRIBUTES AND SKILLS:

Mr. Flannery has over two decades of sales, management and operations experience in the rental industry, including a number of senior management positions with the Company. He has extensive experience and knowledge in all areas of the Company’s operations and of the competitive environment in which the Company operates. Further, he has demonstrated strategic, operational and financial acumen that the Board believes has been of significant value to the Company.

OTHER DIRECTORSHIPS:

None.

Bobby J. Griffin
Lead Independent Director Age: 71 Director Since: 2009 Board Committees:

BACKGROUND:

Mr. Griffin has served as a director of the Company since January 2009 and was appointed Lead Independent Director in May 2019. From March 2005 to March 2007, Mr. Griffin served as President—International Operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice

● N&CG

president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986.

ATTRIBUTES AND SKILLS:

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

OTHER DIRECTORSHIPS:

Mr. Griffin also serves as a director of Hanesbrands Inc., WESCO International, Inc. and Atlas Air Worldwide Holdings, Inc. Previously, Mr. Griffin served as a director of Horizon Lines, Inc. from May 2010 until April 2012.

Kim Harris Jones
Independent Director Age: 60 Director Since: 2018 Board Committees: ● Audit ● Compensation

BACKGROUND:

Ms. Harris Jones most recently served as Senior Vice President and Corporate Controller of Mondelez International (“Mondelez”) from 2012 until 2015. She previously served as Senior Vice President and Corporate Controller at Kraft Foods Inc. from 2009 until 2012 before Mondelez was formed by Kraft’s split into two domestic and international publicly-traded corporations. Prior to her time at Kraft, Ms. Harris Jones had a 17-year career at Chrysler LLC, where she started as a Senior Manager, Labor Relations in Benefits Finance then served in a variety of leadership positions, most notably as Senior Vice President and Corporate Controller from 2008 to 2009. Before Chrysler, she spent six years at General Motors. Ms. Harris Jones earned a BBA in accounting and an MBA in finance from the University of Michigan.

ATTRIBUTES AND SKILLS:

Ms. Harris Jones was named to the list of “25 Women to Watch” by CFO Magazine and to the “75 Most Powerful Women in Business” by Black Enterprise Magazine. She is an experienced former finance executive who has spent time in automotive and consumer businesses. More recently, she has accumulated experience as a board director. Ms. Harris Jones has extensive management, financial and business experience at large complex corporations undergoing significant corporate growth and change.

OTHER DIRECTORSHIPS/MEMBER ROLES:

Ms. Harris Jones also serves on the board of directors of TrueBlue, Inc., Fossil Group, Inc., Ethiopian North American Health Professionals Association and the finance committee of the Consortium for Graduate Study in Management and is a member of the Executive Leadership Council.

Terri L. Kelly
Independent Director Age: 58 Director Since: 2018 Board Committees: ● Compensation ● Strategy

BACKGROUND:

Ms. Kelly is the former President and CEO of W.L. Gore & Associates (“Gore”), a highly innovative, privately-held family-owned enterprise with more than $3 billion in annual revenues. She served in this capacity from 2005 through March 2018. Gore specializes in advanced materials that are utilized in a wide array of high-value products from GORE-TEX® fabric, implantable medical devices, venting products, and electronic cables. Gore is well known for its unique management philosophy and culture, and is consistently recognized as a top workplace across the globe. Ms. Kelly joined Gore as an Engineer in 1983 and has expertise across multiple industries including consumer products, defense, industrial, medical devices, and pharmbio. As CEO, she led this global organization of close to 10,000 associates with over 45 manufacturing and sales locations. Ms. Kelly graduated summa cum laude from the University of Delaware with a bachelor’s degree in mechanical engineering.

ATTRIBUTES AND SKILLS:

Ms. Kelly has strong business and technical acumen with key competencies in creating a collaborative and empowered work environment to achieve successful business outcomes. She is adept at leading an organization through significant transformation, and evolving the culture and behaviors to meet changing business needs. Ms. Kelly possesses strong organizational and communication skills with experience integrating across multiple functions to maximize success. Her other areas of expertise include new product development, innovation, portfolio management, brand management, associate engagement and leadership development.

OTHER DIRECTORSHIPS/MEMBER ROLES:

Ms. Kelly serves as a member of the board of directors for the Nemours Foundation (one of the nation’s leading children’s health systems), and serves as a Trustee for the University of Delaware. Ms. Kelly is also a Supervisory Board member of ASML, a manufacturer of semiconductor equipment based in the Netherlands. In addition, she is a member of the Management Executive Society and the International Women’s Forum. She previously served as a member of the Economic and Advisory Council for the Federal Reserve Bank of Philadelphia.

Michael J. Kneeland
Director and Chairman Age: 66 Director Since: 2008 Board Committees: N/A

BACKGROUND:

Mr. Kneeland became non-executive Chairman of the Board of the Company in May 2019, following his retirement as Company CEO, a position he held since 2008. He has served as a member of the Company’s Board since 2008. From 2008 until March 2018, he also served as President. Previously, he served as interim CEO from 2007 to 2008. Mr. Kneeland joined United Rentals in 1998 as district manager upon the Company’s acquisition of Equipment Supply Company and held a variety of management roles from 1998-2007, including being named as Executive Vice President-Operations in 2003. His more than 35 years of management experience in the equipment rental industry includes key positions in sales and operations with private, public and investor-owned companies, including the Company, Free State Industries, Inc. Mr. Kneeland served as Free State’s president from 1995 until the company was sold to Equipment Supply Company in 1996. From 1996 to 1998, he served as general manager for Rylan Rents d/b/a Free State Industries, a division of Equipment Supply. At the time it was acquired by United Rentals, Equipment Supply was the largest aerial equipment rental company in North America.

ATTRIBUTES AND SKILLS:

Mr. Kneeland served in a variety of positions in the equipment rental industry for over 35 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

OTHER DIRECTORSHIPS:

In 2020, Mr. Kneeland was appointed to serve as non-executive chairman of the board of directors of Maxim Crane. In 2019, he was appointed to serve on the boards of directors of Brinks Home Security, a leader in the smart-home technology and security industries, and America Tire Distributors, one of the largest independent suppliers of tires, wheels and supplies to the automotive market. Since 2017, Mr. Kneeland has also served on the board of directors of Anticimex Group, a private pest-control company with headquarters in Stockholm, Sweden. In 2015, he was designated Co-Chair, Transportation Stakeholder Alliance (The Business Council of Fairfield County) and was also appointed to the National Advisory Board for the Johns Hopkins Berman Institute of Bioethics. Mr. Kneeland served on the board of directors of YRC Worldwide, Inc., a leading provider of transportation and global logistics services, from 2011 to 2019.

Gracia C. Martore
Independent Director Age: 68 Director Since: 2017 Board Committees: ● Compensation ● N&CG

BACKGROUND:

Ms. Martore most recently served as President and Chief Executive Officer and director of TEGNA Inc. (“TEGNA”), formerly known as Gannett Co., Inc., a role she held from October 2011 until June 2017. Prior to that and beginning in 1985, Ms. Martore served in various other management positions with TEGNA, including as President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry. Ms. Martore graduated from Wellesley College. While there, she was named a Wellesley Scholar for academic excellence.

ATTRIBUTES AND SKILLS:

Ms. Martore has financial expertise, broad business experience and extensive management, leadership, operational and transformation expertise as a result of her 32 years of experience in a variety of senior leadership roles at TEGNA. She was a driving force in growing Gannett, the nation’s largest local media company, which doubled its broadcast portfolio under her leadership. She also led the separation of Gannett into two publicly traded companies. Ms. Martore has won numerous business and industry honors for her leadership, including receiving the CEO Lifetime Achievement Award from the Washington Business Journal, being named, as one of “50 Most

Powerful Women in Business” by Fortune Magazine for three consecutive years, named to Forbes’ “100 Most Powerful Women” list as well as previously being named by Institutional Investor magazine as one of the Best CFO’s in America and Best CFO in America in the publishing and advertising agencies category for three consecutive years. Ms. Martore’s background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded company provide her with leadership, business, financial, governance and cybersecurity skills that will benefit the Company and the Board.

OTHER DIRECTORSHIPS:

Ms. Martore is also a director of Omnicom Group, Inc. and WestRock Company. She also serves on the board of The Associated Press, FM Global and Learning Tree International. Ms. Martore previously served as a director of TEGNA and served on the Board of Trustees of Wellesley College.

Filippo Passerini
Independent Director Age: 62 Director Since: 2009 Board Committees: ● Audit ● Strategy

BACKGROUND:

Mr. Passerini most recently served as Operating Executive in U.S. Buyouts at Carlyle Group, a role he held from June 2015 until May 2019. Prior to joining Carlyle Group, he served as Procter & Gamble (“P&G”) Company’s Group President, Global Business Services (GBS) and Chief Information Officer, positions he held since February 2008 and July 2004, respectively. Mr. Passerini joined P&G, a leading multinational manufacturer of consumer goods, in 1981 and held executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America and the United States. On behalf of the P&G organization, he oversaw service operations in 70 countries and led the integration of P&G’s IT and services groups to form GBS, one of the largest and most progressive shared services organizations in the world.

ATTRIBUTES AND SKILLS:

Mr. Passerini has gained significant global business and leadership experience in the consumer goods industry as well as valuable knowledge of technology and the global retail industry through his various senior level positions with P&G, including Chief Information Officer, for more than 33 years. Mr. Passerini brings a very strong blend of business, technology, cybersecurity and operations expertise. He has particular strength with international operations, which he acquired through his previous executive positions in the United Kingdom, Greece, Italy, Latin America and Turkey. He is a member of the CIO Hall of Fame and has received numerous awards, including: the inaugural Fisher-Hopper Prize for Lifetime Achievement in CIO Leadership; Shared Service Thought Leader of the Year; and InformationWeek’s Chief of the Year. He is a native of Rome, Italy and holds a degree in Operations Research from the University of Rome.

OTHER DIRECTORSHIPS:

Mr. Passerini is a director of Integer Holdings Corporation (formerly Greatbatch, Inc.) and ABM Industries.

Donald C. Roof
Independent Director Age: 68 Director Since: 2012 Board Committees: ● Audit ● Compensation ● N&CG

BACKGROUND:

Mr. Roof became a director of the Company on April 30, 2012, in connection with the acquisition of RSC Holdings Inc. (“RSC”). Mr. Roof served as a director of RSC and RSC Equipment Rental from August 2007 to April 2012. Mr. Roof served as Executive Vice President and Chief Financial Officer of Joy Global Inc. (n/k/a Komatsu Mining Corp.) (“Joy”), a worldwide manufacturer of mining equipment, from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of American Tire Distributors/Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999.

ATTRIBUTES AND SKILLS:

Mr. Roof has significant experience in finance and accounting, general management, business development and strategic planning, board experience/governance, and other functions, including merchandising and distribution as evidenced by his over 35 years of experience serving in executive positions ranging from President/CEO to Executive Vice President/CFO with an international manufacturer of mining equipment and a distributor and retailer of tires and related products, as well as his years of experience serving on the board of directors and audit committees of other public companies. Mr. Roof had significant experience during his career in capital raising, mergers and acquisitions, and operating in highly-leveraged situations.

OTHER DIRECTORSHIPS:

Mr. Roof has previously served on the board of directors and audit committee of two additional NYSE companies, Accuride Corporation from March 2005 through January 2010, and Fansteel, Inc. from September 2000 through March 2003.

Shiv Singh
Independent Director Age: 42 Director Since: 2017 Board Committees: ● Audit ● Strategy

BACKGROUND:

Mr. Singh has served as the Chief Marketing Officer of Eargo, Inc. since June 2019. Mr. Singh also advises Fortune 500 companies and early-stage startups on marketing and digital transformation as the CEO of Savvy Matters, LLC, which he founded in 2018. He is also the co-author of Savvy - Navigating Fake Companies, Fake Leaders and Fake News in the Post-Trust Era. From 2013 to 2018, Mr. Singh served as a senior vice president in various innovation, digital and marketing positions at Visa Inc. (“Visa”), where he was responsible for driving the go-to-market strategy for some of the company’s most disruptive products and innovations, launching the Visa brand and communications platform, driving Visa’s digital marketing transformation including the re-imagination of Visa.com across 120 countries, managing global media partnerships and leading marketing innovation programs. Prior to joining Visa, Mr. Singh was the Global Head of Digital at PepsiCo Beverages, responsible for all digital engagement in paid, owned, and social media across consumer marketing, shopper marketing, and food service marketing. From 1999 to 2010, Mr. Singh served in various positions at Razorfish, most recently as VP and Global Social Media Lead.

ATTRIBUTES AND SKILLS:

Mr. Singh has significant experience in marketing, with a focus on digital marketing. Mr. Singh has received various industry awards, including being inducted into the American Advertising Federation Hall of Achievement in November 2016, being recognized by AdWeek as a Top 50 marketer in 2015 and being recognized by Ad Age as a 2009 Media Maven. Mr. Singh is also author of the book, “Social Media Marketing for Dummies” and has written for the Harvard Business Review online, Ad Age magazine, The Huffington Post and other publications. Collectively, Mr. Singh’s experiences allow him to contribute to the Board and provide the Company a fresh and valuable perspective on digital marketing, cybersecurity and related matters.

OTHER DIRECTORSHIPS:

None.

EXECUTIVE OFFICERS

General

The tables below identify, and provide certain information concerning, our current executive officers other than our current President and CEO, whose information is included above.

Dale A. Asplund
Executive Vice President and Chief Operating Officer Age: 52 Current Position Since: 2019 With Company Since: 1998

Mr. Asplund was promoted to Executive Vice President and Chief Operating Officer in May 2019, after previously serving as Executive Vice President—Business Services and Chief Information Officer since January 2017. He previously served as Senior Vice President—Business Services and Chief Information Officer since April 2012 and Senior Vice President—Business Services since 2011. Joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management and shared services. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

Jessica T. Graziano
Executive Vice President and Chief Financial Officer Age: 47 Current Position Since: 2018 With Company Since: 2014

Ms. Graziano was promoted to Executive Vice President and Chief Financial Officer in October 2018, after previously serving as Senior Vice President—Controller and Principal Accounting Officer since March 2017, with responsibility for oversight of the Company’s accounting, insurance and financial planning and analysis departments. From joining the Company in December 2014 to March 2017, she was Vice President—Controller and Principal Accounting Officer. Before joining the Company, Ms. Graziano served as senior vice president—chief accounting officer, corporate controller and treasurer of Revlon, Inc. since April 2013. Prior to that, she served as Revlon’s senior vice president—global operations finance from December 2010 through March 2013 and as Revlon’s vice president and controller—U.S. customer finance from July 2009 to December 2010. Prior to Revlon, Ms. Graziano held other financial positions with UST Inc. (Altria Group) and KPMG LLP. Ms. Graziano holds a Bachelor’s degree from Villanova in Accountancy and an MBA in Finance from Fairfield University and is a certified public accountant.

Paul I. McDonnell
Executive Vice President and Chief Commercial Officer Age: 54 Current Position Since: 2019 With Company Since: 1999

Mr. McDonnell was promoted to Executive Vice President and Chief Commercial Officer in May 2019, after previously serving as Executive Vice President—Sales and Specialty Operations since November 2018, and after previously serving as Senior Vice President—Sales and Specialty Operations from January 2017 through November 2018. Mr. McDonnell’s tenure with United Rentals began as district manager in 1999, followed by a promotion to Region Vice President. He was named Senior Vice President of Specialty Operations in 2008, and in 2016, his role expanded to include the combined responsibilities of sales and specialty operations. He has over 20 years of sales, management and operations experience in the rental industry. Mr. McDonnell joined United Rentals in 1999 upon the acquisition of D&E Steelplate Rental.

Craig A. Pintoff
Executive Vice President—Chief Administrative and Legal Officer Age: 50 Current Position Since: 2017 With Company Since: 2003

Mr. Pintoff was promoted to Executive Vice President—Chief Administrative and Legal Officer in March 2017, with responsibility for leading the Company’s legal and human resources functions, after previously serving as Senior Vice President, General Counsel and Human Resources since January 2016. Mr. Pintoff has led the United Rentals human resources team since 2005, first as Vice President, then, from April 2011 to March 2017, as Senior Vice President, and since March 2017, as Executive Vice President. He joined United Rentals in 2003 as Director-Legal Affairs. Prior to joining the Company, Mr. Pintoff was chief benefits and employment counsel for Crompton Corporation in Connecticut. Previously, he was an attorney for White & Case LLP in Manhattan. Mr. Pintoff holds a Juris Doctor from Columbia Law School and an LL.M. from New York University School of Law.

Jeffrey J. Fenton
Senior Vice President—Business Development Age: 63 Current Position Since: 2012 With Company Since: 2012

Mr. Fenton was named Senior Vice President—Business Development of United Rentals in 2012. Prior to joining the Company, he was a Principal of Devonshire Advisors LLC for nine years, and held senior executive and board positions with BlueLinx Holdings Inc., Global MotorSports Group, Transamerica Trailer Leasing and Maxim Crane Works Holdings, Inc. During his over 20 years with General Electric, he served in numerous positions culminating in chief executive officer of GE Capital Modular Space and was an officer of GE Capital. Mr. Fenton is also a director of Steel Connect, Inc. (formerly known as ModusLink Global Solutions, Inc.).

Andrew B. Limoges
Vice President, Controller and Principal Accounting Officer Age: 38 Current Position Since: 2018 With Company Since: 2017

Mr. Limoges was promoted to Vice President—Controller and Principal Accounting Officer in October 2018, after previously serving as Director of Accounting and Finance since joining the Company in April 2017. Prior to joining the Company, Mr. Limoges was group controller of DMGT US from August 2016 to April 2017 and worked within the financial audit practice of Ernst & Young from July 2003 to July 2016, where he led teams that served a wide variety of public and private companies. Mr. Limoges, who is a certified public accountant, received a degree in business administration from the University of Vermont.

BOARD MATTERS

General

Our Board is currently comprised of the following 12 directors: José B. Alvarez, Marc A. Bruno, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Shiv Singh.

The Board, upon the recommendation of the N&CG Committee, has nominated 11 of the 12 current directors to stand for re-election: Mses. Harris Jones, Kelly and Martore and Messrs. Alvarez, Bruno, Flannery, Griffin, Kneeland, Passerini, Roof and Singh. All directors will be elected annually for one-year terms. Dr. Papastavrou is not standing for re-election. The Board and management sincerely thank Dr. Papastavrou for his years of distinguished service on the Board and his dedication to the Company.

Meetings of the Board and its Committees

During 2019, the Board met 7 times. During 2019, each then-current member of the Board attended at least 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee.

Committees of the Board

The following table summarizes the current composition (as of March 24, 2020) of the four current standing committees of the Board: the Audit Committee, the Compensation Committee, the N&CG Committee, and the Strategy Committee. Our Chairman is not a member of any of the Board’s standing committees. However, the Chairman usually attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	N&CG Committee	Strategy Committee
José B. Alvarez			Chairman	X
Marc A. Bruno		X	X
Matthew J. Flannery				X
Bobby J. Griffin			X
Kim Harris Jones	X	X
Terri L. Kelly*		X		X
Gracia C. Martore*		X	X
Jason D. Papastavrou, Ph.D.*	Chairman			X
Filippo Passerini	X			Chairman
Donald C. Roof*	X	Chairman	X
Shiv Singh*	X			X

* Effective May 7, 2020, Dr. Papastavrou will leave the Board, Mr. Roof will become Audit Committee Chairman and Ms. Martore will become Compensation Committee Chairman. Additionally, effective May 7, 2020, Ms. Martore will join the Audit Committee, Mr. Roof will leave the N&CG Committee and Ms. Kelly and Mr. Singh will join the N&CG Committee.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2019, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Audit Committee is to:

●

assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements;

●

assist the Board in overseeing (i) the process by which management identifies and assesses the Company’s exposure to risk, including, but not limited to, financial risk and cybersecurity risk, and (ii) the Company’s risk management infrastructure; and

●

prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent registered public accounting firm (subject to stockholder ratification) and to approve compensation arrangements for the independent registered public accounting firm.

The current members of the Audit Committee are shown in the table on page 25. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Mr. Roof, Dr. Papastavrou and Ms. Harris Jones qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE. The Board has also determined that Ms. Martore, who will join the Audit Committee on May 7, 2020, qualifies as an “audit committee financial expert” as defined by the SEC, has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2019, the Audit Committee met 6 times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Compensation Committee is to:

●

aid the Board in discharging its responsibilities relating to (i) the oversight of executive officer and director compensation, (ii) the development of compensation policies that support the Company’s business goals and objectives, and (iii) the oversight of the relationship between risk management policies and practices, corporate strategy and senior executive compensation; and

●

prepare and furnish the annual Compensation Committee Report for inclusion in the Company’s annual proxy statement in accordance with the applicable rules and regulations of the SEC and assist management in the preparation of the Compensation Discussion and Analysis.

For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are shown in the table on page 25. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select and retain outside compensation consultants to advise with respect to director, CEO or executive officer compensation; it may also terminate engagements with outside compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2019, the Compensation Committee met 6 times.

N&CG Committee

The N&CG Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the N&CG Committee is to:

●	develop criteria for evaluating prospective candidates to the Board (or its committees) and identify and recommend such candidates to the Board;
●	take a leadership role in shaping the corporate governance of the Company and developing the Company’s Corporate Governance Guidelines;
●	coordinate and oversee the evaluation processes for the Board and management which are required by the Company’s Corporate Governance Guidelines; and
●	oversee the Company’s environmental, social and governance policies and practices, including review of related metrics.

For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the N&CG Committee are shown in the table on page 25. Each member of the N&CG Committee meets the independence requirements of the NYSE.

In 2019, the N&CG Committee met 5 times.

Strategy Committee

The Strategy Committee assists management and the Board in overseeing the development and implementation of the Company’s corporate strategy. You can access the Strategy Committee’s charter on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Strategy Committee is to:

●	identify and set strategic goals and develop and refine an overall corporate strategy to meet and/or achieve such goal;
●

identify significant opportunities and challenges, including potential mergers and acquisitions, competition in the industry, regulatory considerations, changes in economic and market conditions and emerging trends, particularly with respect to disruptive technology and products; and

●	assess the Company’s performance with respect to strategy execution and implementation as well as regularly provide feedback to management and the Board.

The current members of the Strategy Committee are shown in the table on page 25.

In 2019, the Strategy Committee met 4 times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight responsibility, the Board regularly covers legal and regulatory matters; finance; compensation; cybersecurity; and climate, environmental, health and safety concerns, among others. The Board has also empowered its committees with risk oversight responsibilities as noted below.

The Audit Committee shares responsibility for risk management with senior management and the Company’s Enterprise Risk Management Council (the “ERM Council”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Council for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Audit Committee oversees the process by which management identifies and assesses the Company’s exposure to risk (including, but not limited to, financial risk and cybersecurity risk), and helps ensure that the risk management infrastructure established by management is capable of managing those risks. In addition, the Audit Committee periodically reviews and assesses critical risk management policies and infrastructure implemented by management and recommends improvements where appropriate. The Audit Committee coordinates communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

The Compensation Committee has responsibility for reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and oversees the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

The N&CG Committee has responsibility for reviewing the Company’s environmental, social and governance policies and practices, including review of related risks.

In addition to the work done by the Compensation Committee, Audit Committee, ERM Council and senior management, the Company’s Internal Audit department conducts an annual risk assessment. Such assessment consists of reviewing the risks identified by the Audit Committee and the ERM Council as well as risks identified during the prior year’s risk assessment and the audit work performed during the year. In addition, the Internal Audit department collaborates with the ERM Council to identify discrete risks and common risk themes to be considered in developing the internal audit plan.

The Board, Audit Committee, ERM Council and senior management devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. This includes, but is not limited to, taking steps to reduce the potential for fraud and service disruptions. The Company has been focused on, among other matters, expanding investments in information technology security, expanding end-user training, using layered defenses, identifying and protecting critical assets, and engaging experts. We also continuously test defenses by performing simulations and drills at both a technical and management level. Further, we conduct external audits of our cybersecurity capabilities in alternating years. These tests and audits are useful tools for ensuring that we maintain a robust cybersecurity program to protect our investors, customers, employees, vendors, and intellectual property. The Company’s Chief Information Officer is responsible for developing and implementing an information security program and reporting on cybersecurity matters to the Board.

The Audit Committee performs an annual review of the Company’s cybersecurity program, which includes discussion of management’s actions to identify and detect threats, as well as planned actions in the event of a response or recovery situation. The Audit Committee’s annual review also includes review of recent enhancements to the Company’s defenses and management’s progress on its cybersecurity strategic roadmap. In addition, the Board receives quarterly reports on cybersecurity, which include a review of key performance indicators, test results and related remediation, and recent threats and how the Company is managing those threats. Further, at least annually, the Board receives updates on the Company’s Crisis Management Plan which covers, among other things, potential cybersecurity incidents, data privacy and its compliance programs. To aid the Board with its cybersecurity and data privacy oversight responsibilities, the Board hosted a cybersecurity and data privacy expert for a presentation in each of 2019 and 2018, as discussed below under “Director Orientation and Continuing Education.” Additionally, during 2017, the Board hosted a training session with a cybersecurity expert focused on the Board’s oversight role.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend the annual meeting of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All of our 2019 director nominees attended the 2019 annual meeting of stockholders.

Board and Committee Self-Evaluations

We have continued to strengthen our annual Board and Board committee self-evaluation process. The process is overseen by the N&CG Committee and varies year-to-year. Since 2017, an independent third-party law firm has led the process each year.

For 2019 and 2017, the N&CG Committee determined to use a holistic self-evaluation process, whereby our directors completed anonymous written questionnaires focused on how the Board and each committee performed as a unit. The results of the questionnaires were compiled by an independent law firm and the independent law firm then conducted a discussion with the Board and each committee. The Board believes that this holistic approach was appropriate for 2017 given the Board’s refreshment plan which began in 2016 with a comprehensive evaluation of the Board.

For 2018 and 2020, the N&CG Committee determined that individual-level interviews by an independent law firm partner would encourage candor and be the most effective method for conducting self-evaluations. Interview topics generally include, among other matters, Board composition and structure, Board committees and their leadership, meeting topics and process, information flow, Board oversight of strategic planning and risk management, and access to management. The law firm partner, who leads her law firm’s corporate governance team, used, or will use, insights from the individual interviews to lead a full Board discussion. Following discussion, the Board may decide to implement certain enhancements and other make modifications identified during the process, as it did in 2018.

Director Orientation and Continuing Education

All new directors participate in an extensive director orientation program which enables them to quickly become active, knowledgeable and effective members of the Company’s Board. The program includes, among other things, receiving extensive written materials covering the Company, meetings with key members of management, meetings with the chairs of the committees the new director will be joining, and a branch visit. The process is tailored to take into account the individual needs of each new director, including their experience level and the committees to which they have been assigned.

The N&CG Committee is responsible for overseeing the new director orientation program. The Executive Vice President—Chief Administrative and Legal Officer and Senior Vice President, General Counsel and Corporate Secretary are responsible for administering the program and reporting to the N&CG Committee the status of the orientation process with respect to each new director. The orientation process is designed to provide new directors with comprehensive information about the Company’s business, strategic plan, financial performance and compensation practices, as well as the policies, procedures and responsibilities of the Board and its committees.

The Board also provides continuing education for all directors through individual speakers who make presentations in connection with in-person Board meetings. For example, during 2019, the Board hosted: (i) an economist; (ii) a speaker who discussed innovation and corporate strategy; (iii) a cybersecurity expert; and (iv) a representative from Ceres, a sustainability nonprofit organization, who discussed board oversight of environmental, social and governance risks, with a focus on climate. Additionally, during 2018, the Board hosted: (i) governance professionals from three institutional investors for a panel discussion about environmental, social and governance matters; (ii) a speaker who discussed corporate strategy; and (iii) a cybersecurity and privacy expert for a presentation about board oversight of privacy and data protection, including the General Data Protection Regulation (Regulation (EU) 2016/679).

The Company receives feedback from the directors on potential topics that would be useful for these presentations. In addition to facilitating these customized in-house programs, we also provide opportunities for directors to attend commercial director education seminars hosted by third parties. The N&CG Committee reviews the company’s director education process periodically to ensure the continuing education provided remains relevant and helpful.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure and Role of Our Lead Independent Director

Our Board has separated the roles of Chairman of the Board and CEO. We believe that separating the roles of Chairman and CEO better enables the Board to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation.

In light of our Chairman not being an independent director, considering Mr. Kneeland’s previous service as CEO, our independent directors appointed Bobby Griffin to become Lead Independent Director in May 2019. As Lead Independent Director, Mr. Griffin’s responsibilities include:

●	chairing executive sessions of independent directors, and briefing the Chairman and management on issues arising from those executive sessions;
●	participating in the Board agenda and materials review process;
●	acting as an independent resource for the CEO and committee chairs, as necessary;
●	working with the N&CG Committee Chairman to oversee the annual Board self-evaluation process;
●	facilitating discussion among independent directors on key issues outside of Board meetings;
●	helping to build consensus and encourage a culture of engagement, open dialogue, and transparency; and
●	serving as a non-exclusive conduit to the CEO and/or Chairman of views, concerns and issues of independent directors.

We believe this structure of a separate Chairman and CEO, combined with a Lead Independent Director, enables each person to focus on different aspects of our Company’s leadership and reinforces the independence of our Board as a whole. We believe this structure also results in an effective balancing of responsibilities, experience and independent perspective; establishes and preserves management accountability; provides a structure that allows the Board to set objectives and monitor performance; and enhances stockholder value.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. In 2019, we amended the guidelines to provide, among other things, (i) for the selection of a Lead Independent Director in the event that the Chairman is not considered independent within the meaning of the rules of the NYSE, and (ii) that the independent directors should meet in an executive session that includes only independent directors at least twice a year. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct (the “Code”) for our employees, officers and directors. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”). This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902. The Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code or waivers from any provision of the Code applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver. The Board reviews the Code annually. In addition, we actively monitor internal compliance with the Code through an annual survey, which is given to (i) all salaried employees; and (ii) hourly employees in a financial, information technology or sourcing role. We also require that all employees complete an online training course covering the Code.

Statement on Modern Slavery and Human Trafficking

We have adopted a Statement on Modern Slavery and Human Trafficking, which highlights the policies and measures we have implemented under the United Kingdom Modern Anti-Slavery Act of 2015. The statement was approved by our Board and can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Human Rights Policy

We have adopted a Human Rights Policy, which highlights the policies and measures we have implemented with respect to our workplace commitment to human rights. The statement can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Proxy Access

The Board previously approved amendments to the Company’s By-Laws to implement proxy access, which provides stockholders the ability to nominate individuals for election as a director and to have the nominee included in the Company’s proxy statement and proxy. The Board’s voluntary adoption of proxy access followed a careful evaluation by the N&CG Committee and Board over the course of several meetings of stockholder views, policies and votes at other companies on proxy access, evolving practices at other large corporations, relevant academic research, the potential impact on the Company of the adoption of proxy access, alternatives to proxy access and proxy access frameworks adopted by other companies. Section 3.10 of the Company’s By-Laws permits a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of (i) 20% of the Board or (ii) two directors, provided that the stockholders and the nominees satisfy the requirements specified in the By-Laws. The Board’s adoption of proxy access enhanced stockholders’ rights without taking away any of the existing rights stockholders had to nominate directors.

Removal of Supermajority Voting Requirements

The Company’s Restated Certificate of Incorporation was previously amended to remove supermajority voting requirements.

Stockholders’ Ability to Call Special Meetings of Stockholders

The Company’s Restated Certificate of Incorporation was previously amended to eliminate the provision limiting stockholders’ ability to call special meetings and the Company’s By-Laws were amended to implement the right for one or more stockholders who own at least 25% of the Company’s outstanding shares of common stock in the aggregate to request that the Board call a special meeting of stockholders.

After due consideration of feedback from the Company’s stockholder outreach program (described more fully on page 4 of the Company’s 2018 proxy statement) and corporate governance best practices, the Board determined that it was in the Company’s best interests not to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 10%.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she:

●	is, or in the past three years has been, employed by the Company or his or her immediate family member is, or has been within the past three years, an executive officer of the Company;
●

has received, or has an immediate family member who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and related compensation for prior service);

●

is, or in the past three years has been, an employee, partner or owner of a firm that is one of the Company’s paid advisors or consultants, or has an immediate family member who is (i) a current partner of such firm, (ii) a current employee of such firm and personally works on the Company’s audit, or (iii) was, within the past three years, a partner or employee of such firm and personally worked on the Company’s audit (subject to certain limited exceptions);

●

is, or has an immediate family member who is, or has been within the past three years, employed as an executive officer of another company where any of the Company’s present executive officers or any immediate family member of the Company’s present executive officers at the time serves or served on that company’s compensation committee;

●

is, or in the past three years has been, employed by a significant customer or supplier (including if such director is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the past three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues);

●	is, or in the past three years has been, party to a personal service contract with the Company or the chairman, CEO or other executive officer of the Company;
●

is, or in the past three years has been, an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or a direct beneficiary of any donations to such an organization;

●	is, or in the past three years has been, a relative of any executive officer of the Company; or
●

is, or in the past three years has been, part of an interlocking directorate in which the CEO or other executive of the Company serves on the board of a third-party entity (for-profit or not-for-profit) employing the director.

For purposes of these independence standards, the “Company” includes United Rentals, Inc. and any of its subsidiaries.

A substantial majority of our directors must be independent under our Corporate Governance Guidelines, which are more stringent than NYSE rules in this regard. Ten of our 12 current directors have been determined by the N&CG Committee and the Board to be independent under the criteria of the NYSE: José B. Alvarez; Marc A. Bruno; Bobby J. Griffin; Kim Harris Jones; Terri L. Kelly; Gracia C. Martore; Jason D. Papastavrou; Filippo Passerini; Donald C. Roof and Shiv Singh. In addition, the Board has determined that each of these directors and director nominees also meets the categorical independence standards described above. Michael J. Kneeland and Matthew J. Flannery are not considered independent because of their employment (or, in the case of Mr. Kneeland, former employment) with the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below any relationships considered by the Board in making its independence determinations. Given the size of the Company and the nature of its business, it has purchase, finance and other transactions and relationships in the normal course of business with companies with which certain Company directors or their relatives are associated. Each such transaction and relationship was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

In particular, the N&CG Committee and the Board considered that Marc Bruno is Chief Operating Officer, U.S. Food & Facilities at Aramark Corporation (“Aramark”) and that the Company pays fees to and generates revenue from Aramark. The annual fees that the Company pays to Aramark and the annual revenue that the Company generates from Aramark both did not exceed $1 million in 2019. The Board and the N&CG Committee believe that these transactions during fiscal year 2019 were on arm’s-length terms that were reasonable and competitive and the director did not personally benefit from such transactions. Because of the Company’s extensive operations, the number of Company store locations and employees, and the thousands of products rented and sold by each store location, transactions and relationships of this nature are expected to take place in the ordinary course of business in the future.

Executive Sessions of the Board

Our Corporate Governance Guidelines currently provide that our non-management directors should meet at least twice a year in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” within the meaning of the rules of the NYSE may participate in these meetings. However, at least twice a year, the independent directors should meet in an executive session that includes only independent directors. The purpose of such executive sessions is to facilitate free and open discussion among the participants. The Chairman of the Board (or, in the absence of the Chairman, the Lead Independent Director or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the Chairman and CEO and such other officers as is appropriate, based upon the matters discussed at such meetings. During 2019, our non-management directors met in executive session without the presence of management two times.

Director Nomination Process

General

The Board has established the N&CG Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

For information on how stockholders may submit director recommendations, see “Other Matters—Submission of Stockholder Proposals for the 2021 Annual Meeting—Stockholder Nominees for Inclusion in the 2021 Proxy Statement (Proxy Access)” and “Other Matters—Submission of Stockholder Proposals for the 2021 Annual Meeting—Other Stockholder Proposals or Nominees for Presentation at the 2021 Annual Meeting (Advance Notice).”

Process for Identifying and Evaluating Candidates

The N&CG Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the N&CG Committee deems appropriate. The N&CG Committee may also engage a search firm to assist in identifying director candidates. The N&CG Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the N&CG Committee evaluates the entirety of each candidate’s credentials. In accordance with our Corporate Governance Guidelines, the N&CG Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on Board committees, such as the Audit Committee or the Compensation Committee. The N&CG Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the N&CG Committee’s standard evaluation process. In particular, the N&CG Committee obtains and reviews profiles and engages in thorough discussions at Committee meetings in an effort to identify the best candidates. Once preliminary candidates are identified, the N&CG Committee Chairman, the Chairman, the Lead Independent Director and/or CEO conduct preliminary interviews with those individuals. After the preliminary interview stage, final candidates interview with all members of the Board, which the Board believes creates “buy-in” from all parties and helps attract quality candidates and populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the N&CG Committee’s assessment.

The 11 nominees for election as directors at the Annual Meeting are: José B. Alvarez, who has been a director since January 2009; Marc A. Bruno, who has been a director since May 2018; Matthew J. Flannery, who has been a director since May 2019; Bobby J. Griffin, who has been a director since January 2009 and who became Lead Independent Director immediately after the 2019 Annual Meeting; Kim Harris Jones, who has been a director since September 2018; Terri L. Kelly, who has been a director since May 2018; Michael J. Kneeland, who has been a director since August 2008 and who became Chairman immediately after the 2019 Annual Meeting; Gracia C. Martore, who has been a director since June 2017; Filippo Passerini, who has been a director since January 2009; Donald C. Roof, who has been a director since April 2012; and Shiv Singh, who has been a director since May 2017. The N&CG Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s Corporate Governance Guidelines, each director’s independence, each incumbent director’s performance during his or her recent tenure with the Board, and whether each was likely to continue to contribute positively to the Board.

Board Refreshment

Board composition remains a priority for the Company as evidenced by its continuing refreshment efforts. We strive to maintain a Board composed of directors who bring diverse viewpoints, perspectives and areas of expertise, exhibit a variety of key skills and relevant professional experiences, and effectively represent the long-term interests of our stockholders. We believe that longer-serving directors, in particular, bring critical skills to the boardroom due to their experience, institutional knowledge and understanding of the challenges facing the Company. However, we are also cognizant of the need to maintain a balanced mix of tenures.

Director succession presents an opportunity for the Company to expand and replace key skills and experience, build on its record of Board diversity and bring fresh perspectives to the boardroom. Accordingly, our Board engaged an independent consulting and search firm (the “Firm”) beginning in 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications would bring further strength to our Board. During 2016, the Firm interviewed each then-current director and members of senior management and worked with the Board to identify key Company strategies and related prioritized competencies for directors. The prioritized competencies were then used to develop a skills matrix for directors and a long-term succession plan, both of which have been used to guide new director appointments since 2016.

In addition, in furtherance of our commitment to Board refreshment, we previously amended our Corporate Governance Guidelines to add a director retirement age policy.

As a result of our ongoing board refreshment initiatives, three of our long-serving directors did not stand for re-election in 2017; one long-serving director did not stand for re-election in 2018; Dr. Britell, our prior Chairman, did not stand for re-election in 2019; and Dr. Papastavrou, a long-serving director, will not stand for re-election this year. In addition, Mr. Singh and Ms. Martore joined the Board as new directors in 2017; Mr. Bruno and Mses. Kelly and Harris Jones joined the Board as new directors in 2018; and Mr. Flannery joined the Board as a new director in 2019.

In late 2019, the Board reviewed and updated the prioritized competencies to reflect the Company’s current strategy. The updated list of competencies was shared with the Firm and will be used to inform any future director searches. The updated prioritized competencies are listed under the “Proposal 1 – Election of Directors” section of this Proxy Statement.

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Environmental and Social Highlights

Management and our Board understand the importance of acting responsibly as a business, an employer and a corporate citizen, and we are committed to incorporating environmental and social considerations into how we do business. In furtherance of this commitment, the N&CG Committee amended its charter in 2018 to take formal responsibility for oversight of the Company’s environmental and social policies and practices, including review of related metrics.

Each year, we publish a corporate responsibility report showcasing our commitment to balancing the social, economic and environmental aspects of our business. The 2018 report is available on our website at http://www.unitedrentals.com under the “Company—About Us” tab or using the following link: https://www.unitedrentals.com/sites/default/files/press-releases/2018%20UR%20CSR.PDF.

The information presented below is intended to be a summary. For further details about our commitment to improving the social, economic and environmental aspects of our business, please see our corporate responsibility report.

Environment

We believe that our primary business—the rental of equipment—is an environmentally friendly model because it reduces ownership of assets and allows for the maximum utilization of assets that have already been manufactured. Additionally, as highlighted in our 2018 corporate responsibility report, we are focused on improving our environmental performance, and the environmental performance of our customers, in a variety of ways. For example, every Company branch uses a Company-provided scorecard to track energy use and identify potential areas of improvement. In addition, the Company’s FAST (field automation systems technology) initiative helps optimize routes and loads, thus reducing fuel consumption. Further, each Company driver’s idle time is measured and documented on an individual driver scorecard. These scorecards are a key part of each driver’s performance evaluation, which ties to individual compensation. We also have an ongoing lighting retrofit program aimed at reducing energy use at our branch locations and improving work conditions for our employees. UR Control®, our online rental management platform, assists customers in renting only the equipment they need and off-renting equipment they do not need, thus reducing underutilized equipment at jobsites and in transit. Additionally, we have invested in telematics as a way to increase the efficiency of our larger equipment. We believe there are substantial benefits to using telematics, including: (i) visibility into runtime and equipment utilization; (ii) the ability to locate equipment; and (iii) proactive fuel alerts.

Social

As the Company grows, so does the need to ensure a world-class work environment for our employees. This requires a 360-degree focus on our people—from comprehensive safety training and career development, to our purpose-driven culture, to our United Compassion Fund, which uses employee donations to assist members of our United Rentals family. Our capacity to engage and inspire our people is the cornerstone of our ability to exceed our customers’ expectations and sustain our growth – and we are proud of the progress we continue to make in this area.

Safety is one of our core values and 91% of our branches were injury-free in 2019. We lead our industry in safety performance and rank in the top quartile across all industry sectors. Given our steady acquisition and integration activity of the past two years, we are proud that our safety performance has continued to be an industry-best. United Academy®, the safety training curriculum we use to train our own employees, is also used by our customers to leverage our expertise and to help them establish a safety culture of their own. Also, safety performance is included as a qualitative goal used to assess our CEO’s and other senior executives’ individual performance.

In addition, we are passionate about building a diverse workforce and realizing the benefits that come from sharing a variety of perspectives. Our approach to diversity and inclusion (“D&I”) is comprehensive. With support from the Board and executive team, the Company drives its D&I initiatives through many efforts, including its employee resource groups: Together United, Women United, and Veterans United. Further, recruitment of diverse employees is included as a qualitative goal used to assess the CEO’s and senior executives’ individual performance.

We also take pride in welcoming transitioning military personnel to our workforce, and are dedicated to recruiting qualified veterans. In recognition of our efforts, we were recently selected as a Top Veteran-Friendly Company by U.S. Veterans Magazine. The magazine polled hundreds of Fortune 1000 companies for this year’s “Best of the Best” evaluations. This distinction recognizes our commitment to providing opportunities to America’s veterans and transitioning service members. Further, we safeguard the jobs of our employees who serve in the uniformed services. We provide pay during active duty deployments, support reserve training commitments, and provide job protection for both service members and eligible family members during an active leave or medical leave. For additional military and veteran awards, see the “Proxy Statement Summary—Recent Awards and Recognitions” section of this Proxy Statement.

We work hard to provide a positive environmental for our people, and we take a four-pronged approach to employee engagement:

●

Learning and Development. Best-in-class training is one of the most important ways to maximize engagement and retention, and we offer a wide array of training solutions (instructor-led classroom training, formal new hire training, e-Learning, on the job experiential learning as well as coaching for our employees)

●	Teamwork. A cohesive team with a clear mission and shared goals performs most effectively, which is why we focus a great deal of time and effort on team-building and on promoting D&I, as noted above.
●

Compassion. We are the proud sponsor of the United Compassion Fund, an employee-funded 501(c)(3) charity which assists United Rentals employees in need (e.g., employees affected by natural disasters, serious illnesses or accidents). In 2019, our employees contributed $1,370,000 to the United Compassion Fund, assisting over 200 United Rentals families. Through support from employees, directors and the Company, almost $4.85 million has been donated to the fund since inception. Administrative costs and fees associated with the fund are paid for by the Company, so every dollar contributed goes directly to assisting those in need.

●

Leadership Development. We believe that it is essential to continually cultivate our next generation of leaders. Our LeadStart program and Foundations of Management training provide a strong foundation for newly hired and promoted Managers. Our Leadership, Influence, Focus and Teamwork (LIFT) program helps to prepare the next generation of leaders in a three-year cohort experience that involves in-person leadership and management training. We also partner with HALI (Higher Ambition Learning Institute) and enroll certain senior leaders from the Company in a leadership development program. Lastly, we are launching another leadership development program in 2020 called REACH (Resilience, Empowering, Action, Courage and Higher Purpose) to focus on our mid-level high potential leadership development.

Further, we believe that communication among employees at all levels fosters openness, accountability and respect. This, in turn, promotes engagement and a sense of belonging. Workplace by Facebook®, our virtual community for United Rentals employees, connects our people in a collaborative setting, no matter where they are physically located. Other communication channels include quarterly all-employee calls, town hall meetings and UR Ideas, which is an online platform that encourages grassroots suggestions from employees.

Finally, to ensure that our many engagement and retention efforts are working, we measure turnover, periodically ask for direct feedback through employee surveys and track employee referrals and internal hires.

Environmental and Social Risk Management

The Board oversees environmental and social issues and addresses stakeholder concerns through a number of processes. The Board and the N&CG Committee have a formal schedule for consideration of social and environmental matters, including review of related metrics.

In particular, the Board believes that one of its primary responsibilities is to oversee the development of executive level talent to successfully execute the Company’s strategy. Management succession is regularly discussed by the Board, including during the Board’s executive sessions. The Board reviews candidates for all senior executive positions to confirm that qualified and diverse successor-candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of successor-candidates. The Board’s investment in people development does not stop with management succession planning. It actively takes an interest in making sure all employees are fully engaged and realizing their potential. To accomplish this, the Board annually reviews workplace diversity and receives monthly updates on diversity metrics. The Board also reviews results from all employee engagement surveys, which typically occur every 18 months.

Environmental and social risks are also part of our ERM Council’s comprehensive risk management program, which is discussed in the “Board Matters—Risk Oversight” section of this Proxy Statement. As part of this program, the Board reviews the effectiveness of the Company’s risk management and due diligence processes related to environmental and social topics. In addition, the Board actively considers environmental and social issues in connection with the Board’s involvement in the Company’s strategic planning process.

Political Activities and Public Policy Participation

As noted in our Code of Ethical Conduct, the Company prohibits political contributions by the Company of any kind (money, time, goods or services), directly or indirectly, even when permitted by law. In addition, the Company is restricted from financially supporting events where a portion of the funds will be used, directly or indirectly, to fund political candidates or political parties, election campaigns or related expenses, such as communications. Moreover, the Company requests that its trade and industry associations not use Company funds for political expenditures. The Company may make expenditures to advocate particular viewpoints on public policy issues or support intermediaries that advocate on the Company’s behalf. The Company’s legal department oversees this type of advocacy on behalf of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and execute our strategy for long-term profitable growth. This CD&A outlines our 2019 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) arrived at its compensation decisions for our 2019 named executive officers (“NEOs”) listed below:

NEO	Principal Position and Title
Matthew Flannery	President and Chief Executive Officer(1)
Jessica Graziano	Executive Vice President and Chief Financial Officer
Dale Asplund	Executive Vice President, Chief Operating Officer
Paul McDonnell	Executive Vice President, Chief Commercial Officer
Craig Pintoff	Executive Vice President, Chief Administrative and Legal Officer
Michael Kneeland	Former Chief Executive Officer(1)
(1)

Pursuant to the Company’s leadership succession plan, Mr. Flannery was promoted to President and Chief Executive Officer upon Mr. Kneeland’s retirement from that role on May 8, 2019. At that time, Mr. Kneeland became non-executive Chairman of the Board.

The Company seamlessly executed on its leadership succession plan during 2019. As announced by the Board in January 2019, on May 8, 2019, Matthew Flannery, who until then was our President and Chief Operating Officer, succeeded Michael Kneeland as President and Chief Executive Officer, and Mr. Kneeland became non-executive Chairman of the Board. Mr. Kneeland’s compensation for his service as Chairman and a Director is a $500,000 annual cash retainer. Mr. Kneeland’s compensation for his service as Chief Executive Officer is discussed herein; for more information about Mr. Kneeland’s director compensation, please refer to page 71 of this Proxy Statement.

In addition, two long-tenured leaders of United Rentals were promoted to new roles on May 8, 2019 ─ Dale Asplund was promoted to Executive Vice President, Chief Operating Officer and Paul McDonnell was promoted to Executive Vice President, Chief Commercial Officer.

Executive Summary

2019 Business Highlights

In 2019, the Company navigated an uneven macro environment and multiple integrations to deliver another year of profitable growth. Our core construction markets continued to expand, although the pace of growth moderated. Industrial activity remained soft, with a marked decline in the oil and gas vertical in the back half of the year. Within this environment, the Company continued to perform well. Earnings per diluted share were $15.11, a 15.2% increase from the prior year.

On a year-over-year basis, the Company’s total revenue increased 16.2% to a record $9.351 billion and rental revenue increased 14.8% to $7.964 billion. Net income increased 7.1% to $1.174 billion. Adjusted EBITDA(1) grew 12.7% to a record $4.355 billion, and adjusted EBITDA margin(1) decreased 140 basis points to 46.6%. The decrease in adjusted EBITDA margin primarily reflected the impact of the BakerCorp and BlueLine acquisitions. Net cash from operating activities was $3.024 billion and free cash flow(1) was very robust at $1.566 billion.

On a pro forma basis, excluding the impact of the BakerCorp and BlueLine acquisitions, our growth was still substantial. Total revenue increased 5.1% year-over-year and rental revenue increased 4.1%. Net income(2) increased 8.7% year-over-year. Adjusted EBITDA increased 4.4%, and adjusted EBITDA margin decreased 30 basis points.

On a segment basis, General Rentals delivered an 11.7% increase in rental revenue, compared with 2018. Specialty Rentals had another strong year: rental revenue from our Trench, Power and Fluid Solutions segment increased 26.8%, including 9.6% organic growth. These results include the year-over-year impact of 2018 acquisitions, most notably BakerCorp and BlueLine.

Return on invested capital (“ROIC”)(3) decreased to 10.4% in 2019, compared with 11.0% in 2018. Economic profit improvement (“EPI”)(4), which aligns with ROIC and reflects management’s ability to grow the business for profitable returns, was $(77) million for 2019, compared with $328 million for 2018. EPI declined primarily as a result of lower ROIC year-over-year.

(1)

Adjusted EBITDA and free cash flow are non-GAAP financial measures, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to GAAP. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

(2)

Pro forma net income for 2018 excludes merger costs recognized by BakerCorp and BlueLine prior to acquisition. Please refer to exhibit 99.1 to the Form 8-K filed on January 29, 2020 for the pro forma adjusted EBITDA-to-GAAP reconciliation.

(3)

ROIC is a non-GAAP financial measure that is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory tax rates of 21% for 2019 and 2018 and 35% for 2017 were used to calculate after-tax operating income. The higher tax rate for 2017 materially contributed to the lower ROIC reflected in the table above for 2017.

(4)

EPI is a non-GAAP financial measure defined as the year-over-year change in the spread between ROIC and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources and which is assumed for this purpose to be a constant 10%.

United Rentals is the world’s largest equipment rental company, with 1,164 rental locations in North America, 11 locations in Europe and more than 19,000 employees at year-end 2019. We provide our customers with significant resources to solve their jobsite challenges. These resources include expert advice about equipment capabilities, robust safety programs, professional training, certifications and site evaluations. In addition, customers can improve productivity and manage costs by using our Total Control® technology platform and our larger digital ecosystem.

As of December 31, 2019, the Company had $14.6 billion of fleet (original equipment cost). Our fleet is made available to customers through our General Rentals business, which primarily serves construction, industrial and homeowner customers with general equipment needs; and our Specialty Rentals business, which includes solutions for underground construction, temporary power, climate control, fluid management, disaster recovery, sanitation, onsite tool management and related services.

Throughout 2019, we continued to make strategic investments in growth initiatives that have the potential to be highly accretive over the long term. The 34 Specialty branches we opened in 2019 are part of our broader strategy to differentiate the Company as the industry’s most comprehensive and competent solutions provider. In 2019, we also invested in expanding our digital capabilities, brought specialized solutions to market, and ensured that our expanded talent base was united by one culture through communication, training and equal opportunity.

For more information regarding the Company’s performance and operations, please refer to the Form 10-K and our website unitedrentals.com.

Stock Performance

The chart below shows the total cumulative return of United Rentals stock based on December 31 share price from 2015 through 2019, compared with the S&P 500 and our 2019 Executive Compensation Peer Group (as defined on page 46 of this Proxy Statement). The Company continues to outpace both the S&P 500 and its Peer Group.

2019 Incentive Compensation Highlights

Despite our solid performance in 2019, we did not meet our internal operating plan goals. As a result, the funding of the annual incentive amounts was below target for both our Annual Incentive Compensation Plan (“AICP”) and our Long-Term Incentive Plan (“LTIP”). AICP bonuses were funded at 80.4% of target, and LTIP awards were earned at 89.2% of target.

For details, please refer to “The 2019 Executive Compensation Program in Detail” section starting on page 47 of this Proxy Statement.

2019 Pay Mix

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The Chief Executive Officer’s compensation has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole.

As shown below, the significant majority of NEO pay continues to be variable (87% for the current Chief Executive Officer and an average of 77% for our other active NEOs as of December 31, 2019) based upon annual target total direct compensation (“TTDC”) for fiscal year 2019. These charts do not include any one-time grants or awards outside of annual TTDC, nor do they include Mr. Kneeland, who retired as Chief Executive Officer during 2019.

* CEO chart above reflects full year of Mr. Flannery’s compensation in effect as of December 31, 2019.

2019 “Say on Pay” Results and Stockholder Engagement

At the Company’s 2019 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 90% of the stockholders who voted on the advisory “say on pay” proposal approving the compensation of our NEOs. This was consistent with the positive feedback we received in discussions with our stockholders throughout the year.

We value our stockholders’ perspective on our business and each year proactively interact with stockholders through numerous stockholder engagement activities. In 2019, these included our annual meeting of stockholders, quarterly earnings calls, various investor conferences, and several (non-deal) road shows. In addition, management conducted the 2019 Stockholder Outreach Program to engage with our stockholders about key governance and compensation topics specific to the Company, along with other topics and trends our stockholders wished to discuss. Details about the 2019 Stockholder Outreach Program are outlined on page 4 of this Proxy Statement.

During 2018, the Company changed its incentive plans to place more weight on EPI and ROIC, with stockholder support. For 2019, the Committee approved the return to a more balanced portfolio of incentive metrics in the AICP and LTIP to promote an even weighting between growth and returns given our position in the business cycle as summarized below:

A Closer Look at the Performance Measures In Our Incentive Plans
Plan:	AICP		LTIP
Metrics:	Adjusted EBITDA	EPI	Revenue	ROIC
Weightings:	50%	50%	50%	50%
Key Points:

●    Adjusted EBITDA focuses on growth, while continuing to provide strong accountability for returns.

●    EPI is the year-over-year improvement in our economic profit, assuming a constant weighted cost of capital. We use EPI because it:

o    Reflects management’s ability to grow the business year-over-year and generate profitable returns. EPI measures the year-over-year spread between ROIC and the Company’s assumed weighted cost of capital;

o    Measures how successfully we maximize profit while minimizing capital investments; and

o    Places a spotlight on our ability to manage cash and generate earnings, which is especially important given our capital intensive cyclically-driven business.

●    When calculating EPI for the AICP, we assume a constant weighted cost of capital of 10% to focus on driving returns, not the cost of capital.

●    Revenue ensures we are delivering profitable growth.

●    ROIC, which is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash, reinforces the importance of returns on capital. We use ROIC because it:

o    Focuses on efficient use of assets, which is important given our capital intensive cyclically-driven business.

Overall, our stockholders continue to be broadly supportive of our approach to executive compensation, and we are committed to keeping our program aligned with our business strategy and investor expectations.

Summary of Our Executive Compensation Practices

What We Do		What We Don’t Do
●	Heavy emphasis on variable (“at-risk”) compensation	●	No significant perquisites
●	Stock ownership guidelines supported by net share retention requirements	●	No supplemental executive retirement plans
●	Double-trigger equity vesting upon a change in control	●	No repricing or exchange of underwater options without shareholder approval
●	Clawback contract provisions and anti-hedging/pledging policy	●	No option or stock appreciation rights granted below fair market value
●	Engage an independent compensation consultant	●	No tax gross-ups
●	Annual risk assessment of compensation practices	●	No guaranteed incentive payments

What Guides Our Program

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. These pillars are reinforced by the following objectives:

Stockholder Alignment	Market Competitiveness	Internal Balance

●   Align the interests of executives with those of our stockholders through equity compensation that correlates with long-term stockholder value

●   Make efficient use of equity-based compensation

●   Encourage significant management ownership and retention of our common stock

●   Attract, retain, and motivate a leadership team capable of maximizing the Company’s performance

●   Set TTDC at competitive levels

●   Be competitive with the programs at companies with which the Company competes for talent

●   Link substantial portions of compensation to Company, business unit, and individual performance

●   Reward the appropriate balance of short-term and long-term financial and strategic business results

●   Maintain alignment of incentive compensation metrics across senior executives and the general employee population

The Principal Elements of Pay: Total Direct Compensation

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose

Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent

AICP	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, and returns

LTIP	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation

As discussed below, we also provide our NEOs with a 401(k) retirement plan, limited perquisites and other personal benefits, as well as severance and change in control protection.

2019 Target Total Direct Compensation (TTDC)

The following table shows the 2019 TTDC opportunity for each of the active NEOs as of December 31, 2019:

	TTDC(1)
NEO	Base Salary(2)	Target AICP	Target LTIP	Total
Matthew Flannery	$850,000	$1,062,500	$4,500,000	$6,412,500
Jessica Graziano	$506,834	$456,151	$1,300,000	$2,262,985
Dale Asplund	$593,715	$534,344	$1,500,000	$2,628,059
Paul McDonnell	$563,742	$507,368	$1,300,000	$2,371,110
Craig Pintoff	$567,882	$511,093	$1,450,000	$2,528,975

(1)

The above table is not a substitute for the Summary Compensation Table set forth on page 60 of this Proxy Statement. The amounts in this table differ from the amounts determined under SEC rules as reported for 2019 in the Summary Compensation Table. In particular, the target LTIP values for all of the NEOs deviate from the grant date fair value amounts in the Summary Compensation Table due to the SEC’s reporting requirements. Please see page 52 of this Proxy Statement for further explanation.

(2)

Annual base salaries were effective as of April 1, 2019, other than for Mr. Flannery (who was promoted to President and Chief Executive Officer on May 8, 2019, and whose base salary shown above became effective May 1, 2019).

Our Decision-Making Process

The Role of the Compensation Committee

The Committee is made up of independent, non-employee members of the Board and oversees the executive compensation program for our NEOs. The Committee works very closely with its independent compensation consultant and management to evaluate the effectiveness of the Company’s executive compensation program throughout the year. The Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The Committee makes all final compensation and equity award decisions regarding our NEOs. The Committee seeks to ensure that the total compensation paid to our NEOs: is fair, reasonable, and competitive; provides an appropriate balance of base pay and short-term and long-term incentives; and does not cause unnecessary risk-taking.

The Role of Senior Management

Senior management has two key responsibilities with respect to the executive compensation program:

●

Develop proposals regarding compensation program design and administration for the Committee’s review and approval. Management considers the business strategy, key operating goals, economic environment, and organizational culture in formulating proposals. Proposals are then brought to the Committee for thorough discussion. The Committee ultimately has the authority to approve or disapprove management’s proposals.

●

Make recommendations for compensation actions each year (executives do not make recommendations on their own pay). To make such recommendations, management considers market data; the individual responsibilities, contributions, performance, and capabilities of each of the NEOs; and the compensation arrangements that management believes will drive the desired results and behaviors of each NEO. These considerations are used to determine if any change in compensation or award is warranted, as well as the amount and type of any proposed change or award. After consulting with the Executive Vice President—Chief Administrative and Legal Officer, the CEO makes compensation recommendations, other than with respect to his own compensation, to the Committee. The Committee reviews management’s recommendations; considers input from its independent compensation consultant; and subsequently approves, suggests changes, or seeks further analysis or background on the proposal.

The Role of the Independent Compensation Consultant

The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. In May 2019, the Committee performed an independence assessment of Pearl Meyer pursuant to SEC and NYSE rules and standards. In performing its evaluation, the Committee took into consideration a letter from Pearl Meyer confirming its independence based on factors set forth in the NYSE rules for compensation committee advisors. At the culmination of the evaluation, the Committee determined that Pearl Meyer is an independent advisor.

As the Committee’s compensation consultant, Pearl Meyer generally reviews, analyzes, and provides advice about the Company’s executive compensation programs for senior executives. Pearl Meyer considers the objectives of these programs, compares the programs to designated Executive Compensation Peer Group companies (discussed below under “The Role of Benchmarking and the Executive Compensation Peer Group”) and best practices, and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In 2019, Pearl Meyer also provided advice to the Committee on director compensation and related market practices. Pearl Meyer regularly attends Committee meetings and also responds on a regular basis to questions from members of the Committee, providing them with analysis and insights with respect to the design and implementation of current or proposed compensation programs.

The Role of Benchmarking and the Executive Compensation Peer Group

The Company competes with business entities across multiple industries for top executive-level talent. To this end, the Committee evaluates, on an annual basis, industry-specific and general market compensation practices and trends to ensure that our program and NEO pay opportunities remain appropriately competitive (but the Company does not target a specific benchmarking level).

The Committee compares each component of the total compensation package to the compensation components of comparable executive positions of a peer group of publicly traded companies (the “Executive Compensation Peer Group”). If information for a sufficient number of comparable positions in the Executive Compensation Peer Group for the applicable year is not publicly available, the Committee will also consider comparisons with general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database.

The companies that make up the Executive Compensation Peer Group and the General Industry Executive Database may vary from year to year. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review total compensation and competitive benchmarking when determining such allocation.

In setting 2019 target compensation levels for the NEOs, the Company used the Executive Compensation Peer Group detailed below. This Executive Compensation Peer Group was determined by the Committee based on an in-depth review by its independent compensation consultant, Pearl Meyer, which included an assessment of potential comparators to evaluate the degree to which the current peers have kept pace with the Company’s growth and evolution and an examination of the broader marketplace to identify appropriate and relevant additions to the peer group. The 2019 TTDC opportunities, consisting of base salary, target AICP, and annual LTIP awards, were determined to be, on average, competitive with the market median.

Executive Compensation Peer Group
Avis Budget Group, Inc.	Masco Corporation
C.H. Robinson Worldwide, Inc.	Republic Services, Inc.
Cintas Corporation	Rockwell Automation Inc.
Dover Corporation	Ryder System, Inc.
Fortive Corporation	Waste Management, Inc.
H.D. Supply Holdings, Inc.	WESCO International, Inc.
Ingersoll-Rand Plc	W.W. Grainger, Inc.
J.B. Hunt Transport Services, Inc.	Xylem Inc.

Peer Data ($M)(1)
Percentile	Annual Revenue	Market Cap	Enterprise Value
75th	$10,842	$22,650	$25,530
50th	$8,853	$13,450	$15,941
25th	$7,098	$10,674	$13,185
URI(2)	$9,310	$10,800	$22,504
Percentile Rank	60th	25th	65th
(1)	As presented to the Committee in May 2019. Market-based metrics are as of March 2019 and revenue is estimated 2019 revenue as of March 2019 and does not reflect actual results.
(2)	The Company’s annual revenue is estimated 2019 revenue as of March 2019 and does not reflect actual results. The Company’s market-based metrics are as of March 2019.

The 2019 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Committee considers the Company’s overall performance; the executive’s individual performance; the executive’s experience, career potential, and tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; and competitive market practices. Decisions are generally made during the first quarter of the fiscal year and effective in April.

During the first quarter of 2019, based on the annual review and to better align base salaries with the market, the Committee determined to increase base salaries for Ms. Graziano and Messrs. Asplund and Pintoff by $21,834, $18,715 and $17,874, respectively, effective April 1, 2019. The Committee also determined to increase Mr. Flannery’s salary by $100,000, effective May 1, 2019, in connection with his promotion to President and Chief Executive Officer. Mr. Kneeland’s base salary did not change during his 2019 employment with the Company. The table below shows the updates to the NEOs’ salary rates:

NEO	2018	2019		% Increase
Matthew Flannery	$750,000	$850,000		13.33%
Jessica Graziano	$485,000	$506,834		4.50%
Dale Asplund	$575,000	$593,715		3.25%
Paul McDonnell(1)	$—	$563,742		—%
Craig Pintoff	$550,008	$567,882		3.25%
Michael Kneeland	$1,000,000	$1,000,000	(2)	—%
(1)	Mr. McDonnell was not an NEO prior to his promotion to Executive Vice President and Chief Commercial Officer in May 2019, so his 2019 base salary is not disclosed.
(2)

Mr. Kneeland was named non-executive Chairman effective May 8, 2019 and transitioned out of his role as Chief Executive Officer on such date. Accordingly, he did not receive his full annual salary during 2019; the actual salary paid to Mr. Kneeland during 2019 was prorated through his last day of employment in the Chief Executive Officer role.

During the first quarter of 2020, based on the annual review, the Committee determined to increase base salaries for Mr. Flannery, Ms. Graziano and Messrs. Asplund, McDonnell and Pintoff by $100,000, $40,539, $17,805, $16,911 and $17,035, respectively, effective April 1, 2020. Mr. Flannery and Ms. Graziano received above average base salary increases to improve their competitive positions relative to our peer group.

Annual Incentive Compensation Plan

2019 AICP At-A-Glance

2019 AICP Targets

Target bonus opportunities are expressed as a percentage of base salary and are established based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Committee also considers market data in setting target award amounts. Following Mr. Flannery’s promotion to President and Chief Executive Officer in May 2019, NEO target award opportunities for 2019 were as follows:

NEO	Target AICP (as a % of Base Salary)
Matthew Flannery(1)	125%
Jessica Graziano	90%
Dale Asplund	90%
Paul McDonnell	90%
Craig Pintoff	90%
Michael Kneeland(2)	150%

(1)

Mr. Flannery was promoted to his current position of President and Chief Executive Officer in May 2019. As a result, Mr. Flannery’s target award opportunity was 100% of his then-current base salary for the first four months of 2019 and 125% of his current base salary for the last eight months of 2019.

(2)

Mr. Kneeland was named non-executive Chairman on May 8, 2019 and transitioned out of his role as Chief Executive Officer on such date. As a result, Mr. Kneeland’s target award opportunity was 150% of his then-current base salary from January 1 to May 8, 2019.

2019 Funding Levels and Results

The chart below shows the 2019 goals set for adjusted EBITDA and EPI, as well as actual results.

		2019 Performance Metrics ($M)
Payout Level	% of Target	Adjusted EBITDA (50% weighting)(1)	EPI (50% weighting)(1)
Maximum	200%	$4,692	$225
Target	100%	$4,482	$59
Threshold	50%	$4,062	($273)
Actual Results(1)(2)		$4,325	$(77)
		81.3% of Target	79.5% of Target
Funded Amount		80.4% of Target
(1)

For purposes of the AICP, adjusted EBITDA is as defined in our Form 10-K, with an additional adjustment to normalize for the foreign exchange rate impact and an adjustment excluding the impact of certain acquisition activity in 2019 to prevent any potential unfair windfall or any short-term negative impact. EPI is a non-GAAP financial measure defined as the year-over-year change in the spread between ROIC (defined on page 40 of this Proxy Statement) and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources. When calculating EPI for the AICP, we assumed a constant weighted cost of capital of 10%.

(2)	The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target.

2019 Individual Performance Adjustment

Once the initial level of incentive funding is determined based on the achievement of the adjusted EBITDA and EPI goals as described above, the Committee may, in its own discretion and based on the achievement of individual performance goals, decide to adjust each NEO’s funding level upward or downward in the range of 90% to 110% of the initial funding amount. The Committee retains discretion to further adjust the award upward or downward based on its overall assessment of performance.

To assess individual performance, the Committee selected qualitative goals tied to key strategic initiatives, as well as each NEO’s respective areas of responsibility. None of the goals are dispositive or individually weighted.

●

For Messrs. Flannery and Kneeland and Ms. Graziano, the Committee selected individual discretionary goals tied to: branch productivity; safety performance; recruitment of diverse employees; customer service at our branch operations; and online digital strategy.

●	For Mr. Asplund, individual discretionary goals were tied to: increased productivity in operations; purchasing improvements; efficient use of shared services; and information and technology matters.
●	For Mr. McDonnell, individual discretionary goals were tied to: strategic sales; profitable growth; sales talent and development; branding; technology; and digital platform and commerce.
●

For Mr. Pintoff, individual discretionary goals were tied to: corporate governance matters; litigation management; coordination of board activities; securities and other regulatory filings; business development; talent management; succession planning; recruitment of diverse employees; training and development; and reduction in legal and human resources expenses.

2020 Individual Performance Adjustments

For 2020, any AICP individual performance adjustments for the NEOs will be based on the achievement of a new, consistent framework of strategic factors linked to quantitative Human Capital Management, Customer Experience and Digital & Technology objectives, as well as qualitative individual key objectives tied to the NEOs’ individual areas of responsibility as defined in their annual performance reviews. The adjustment range (90% to 110% as described above) will not change.

2019 AICP Pay Outcomes

Based on the above adjusted EBITDA and EPI results, the funding of the annual incentive amounts was set at 80.4% of each NEO’s applicable bonus target, subject to adjustment up or down between 90% and 110% of the funded amount based on the achievement of the specific performance metrics assigned to the NEO. As noted above, the Committee retains discretion to further adjust the award upward or downward based on its overall assessment of performance.

To further align the economic interests of our NEOs with those of our stockholders, earned annual incentive amounts were generally delivered as 59% in cash and 41% in vested shares of the Company’s common stock for 2019. The following table lists the actual awards and bonuses earned by the NEOs in 2019 (and paid in 2020).

	Actual Payout	Actual Payout ($)
NEO	(as a % of Funded Amount)	Cash(1)	Vested Shares(2)
Matthew Flannery(3)	110%	$500,801	$348,015
Jessica Graziano	105%	$227,198	$157,884
Dale Asplund(4)	110%	$327,258	$145,316
Paul McDonnell	105%	$252,709	$175,612
Craig Pintoff	115%(5)	$278,809	$193,749
Michael Kneeland(6)	110%	$277,300	$192,700

(1)	Amounts rounded to the nearest dollar.
(2)	Amounts reflect the March 4, 2020 grant date value of vested shares, as rounded up to the nearest whole share, and amounts rounded to the nearest dollar.
(3)

Mr. Flannery was promoted to his current position of President and Chief Executive Officer in May 2019. As a result, Mr. Flannery’s target AICP award opportunity was 100% of his then-current base salary for the first four months of 2019 and 125% of his current base salary for the last eight months of 2019.

(4)

For Mr. Asplund, who elected to defer a portion of his annual incentive payment under the Executive Nonqualified Excess Plan (discussed on page 56 of this Proxy Statement), the 59% cash and 41% stock split is applied to the non-deferred portion of his earned amount (and the deferred portion is shown in the cash column in the table above).

(5)	Due to individual performance results achieved during 2019, the Committee decided to adjust the award for Mr. Pintoff upwards to 115%.
(6)	The AICP amount provided to Mr. Kneeland reflects the pro-rated amount earned through his retirement date and paid in March 2020.

As discussed below under “Stock Ownership Guidelines,” the NEOs are required to hold between three and six times their respective base salaries in the Company’s common stock, depending on their position. Until this guideline is met, each NEO must retain 50% of the Company’s common stock received upon the exercise, vesting, or payment of equity-based awards granted by the Company, including the shares paid in respect of his or her 2019 annual incentives. Each of the NEOs was in compliance with the guidelines as of December 31, 2019.

Long-Term Incentive Plan (“LTIP”) (Equity Compensation)

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2019, the Company granted annual equity compensation awards under our Second Amended and Restated 2010 Long-Term Incentive Plan as follows (these charts do not include any one-time grants or awards):

Performance-based restricted stock units (“PRSUs”) are earned and vest only when a specified performance level is achieved. Time-based restricted stock units (“RSUs”) vest ratably over a three-year period based solely on continued service. Time-based RSUs help to secure and retain executives and instill an ownership mentality. Historically, the Company’s PRSUs and time-based RSUs have not earned any dividend equivalents.

2019 LTIP Awards

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PRSUs and time-based RSUs, and the NEO’s position within the Company. The actual number of PRSUs and time-based RSUs granted is calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the equity award grant date. The table below shows the PRSUs and time-based RSUs awarded for fiscal 2019 for each of the NEOs (the table below does not reflect any one-time grants or awards):

	2019 LTIP Awards
NEO	2019 PRSUs(1)	2019 Time-Based RSUs(2)
Matthew Flannery	29,031	7,257
Jessica Graziano	7,339	3,145
Dale Asplund(3)	8,468	3,628
Paul McDonnell(4)	7,339	3,145
Craig Pintoff	8,185	3,508
Michael Kneeland(5)	40,320	10,080

(1)	Earned PRSUs vest in one-third increments annually, subject to the satisfaction of the performance criteria described below.
(2)	Time-based RSUs vest in one-third increments on each anniversary of the grant date, generally subject to continued employment.
(3)

In addition to his annual LTIP award, Mr. Asplund received a one-time grant of 3,732 time-based RSUs during 2019 in recognition of his increased responsibilities and promotion to Executive Vice President and Chief Operating Officer. These time-based RSUs are not included in the table above and vest 100% on the third anniversary of the grant date, subject to continued employment.

(4)

In addition to his annual LTIP award, Mr. McDonnell received a one-time grant of 3,732 time-based RSUs during 2019 in recognition of his increased responsibilities and promotion to Executive Vice President and Chief Commercial Officer. These time-based RSUs are not included in the table above and vest 100% on the third anniversary of the grant date, subject to continued employment.

(5)

On March 11, 2019, in connection with his service as Chief Executive Officer and the ordinary course grant of 2019 long-term incentive awards, the Committee approved Mr. Kneeland’s LTIP awards under the Company’s Second Amended and Restated 2010 Long Term Incentive Plan. Pursuant to the applicable award agreements, these awards will continue to vest based on his service as a non-employee director of the Company. Mr. Kneeland is not eligible to receive retirement treatment under the terms of the RSUs or PRSUs.

Mr. Kneeland completed his obligation to remain employed as Chief Executive Officer through May 8, 2019. Subject to his continued service as a non-employee director of the Company after such date, (i) the RSUs will vest ratably in thirds on the first three anniversaries of the grant date and (ii) one-third of the target number of PRSUs may be earned for each “performance period” (as defined in the applicable award agreement) based on the achievement of applicable performance goals. If the Board fails to nominate him for re-election to the Company’s Board of Directors for the term beginning on the date of the Company’s 2021 annual meeting of stockholders, his outstanding RSUs will accelerate and vest on the date of Mr. Kneeland’s termination of service as a non-employee director and his outstanding PRSUs will continue to vest and be earned based on actual performance.

The RSUs and PRSUs may be subject to forfeiture and/or repayment to the Company upon a violation by Mr. Kneeland of certain one-year non-competition and non-solicitation provisions.

For more details about the treatment of Mr. Kneeland’s LTIP awards, please refer to “Termination and Change in Control Benefits” beginning on page 54 of this Proxy Statement.

A Closer Look at Performance-Based RSUs (“PRSUs”)

Performance criteria for our PRSUs measure year-over-year performance over the course of a three-year period, rather than measure performance once at the end of the three-year period, to better account for the dynamic nature of our business. Accordingly, one-third of our NEOs’ PRSUs are eligible to vest each year, in an amount ranging from 0% to 200% of target, based on achievement of annual performance metrics and generally subject to the NEO’s continued employment through fiscal year-end. We measure performance annually because we operate in a highly cyclical and volatile business environment in which forecasting multi-year performance is extremely difficult and possibly counterproductive. By reestablishing goals annually, we ensure that we always have the appropriate criteria and rigor tied to the incentive performance targets. We maintain a long-term perspective by requiring multi-year vesting and denominating our awards in stock, which, coupled with our robust stock ownership guidelines, effectively aligns management’s long-term interests with those of our stockholders.

Understanding the Differences: Reported PRSUs in the Summary Compensation Table vs. Target PRSUs Approved by the Committee

As discussed above, PRSUs vest annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. While the annual goal-setting feature is appropriate due to the highly-cyclical and volatile business environment in which we operate, it can result in differences between the reported PRSU award grant date fair value (“GDFV”) in the Summary Compensation Table and the target PRSU award GDFV that is approved by the Committee based on targeted market position and performance.

The differences in GDFVs are due to the SEC requirement that PRSU award values disclosed in the Summary Compensation Table reflect the GDFV of the PRSU as determined under SEC accounting rules, which stipulate that grant date is established when the underlying terms of the award are fixed. Because our PRSU goals are set on an annual basis, the grant date and associated award fair value is established annually over the three-year performance period—resulting in differences between what is reported in the Summary Compensation Table (further described in footnote 3 thereto) and the amount of the award the Committee originally awarded. In years when the stock price declines, reported PRSU award GDFV will be lower than the target GDFV. In years when the stock price increases, reported PRSU award GDFV will exceed the target GDFV.

2019 CEO Impact: The reported PRSU award GDFV in the 2019 Summary Compensation Table for Mr. Flannery of $1,900,949 compared to the target PRSU award GDFV approved by the Committee of $2,086,769 results in a $185,820 difference in reported versus target PRSU award GDFV.

2019 PRSU Outcomes

Based on 2019 results, the Committee determined that 89.2% of the target PRSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2020.

For 2019, the Committee selected total revenue and ROIC (as defined on page 40 of this Proxy Statement) as the relevant performance metrics. The chart below shows the performance goals set for total revenue and ROIC, as well as actual results. Consistent with our program structure, these metrics applied to the first tranche of PRSUs awarded in 2019, the second tranche of PRSUs awarded in 2018, and the third tranche of PRSUs awarded in 2017.

		2019 Performance Metrics ($M)
Payout Level	% of Target	Total Revenue (50% weighting)(1)	ROIC (50% weighting)(1)
Maximum	200%	$9,669	12.14%
Target	100%	$9,319	11.16%
Threshold	50%	$8,619	9.12%
Actual(1)(2)		$9,259	10.46%
		95.7% of Target	82.8% of Target
Earned Amount		89.2% of Target
(1)

For purposes of the PRSUs, total revenue and ROIC include an adjustment to normalize for the foreign exchange rate impact and an adjustment excluding the impact of certain acquisition activity in 2019 to prevent any potential unfair windfall or any short-term negative impact.

(2)	The actual percent of target achieved for total revenue and ROIC is calculated based on straight-line interpolation between incremental goal levels established between threshold and target.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

Stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. A meaningful direct ownership stake by our NEOs demonstrates to our investors that each NEO has a strong commitment to the Company’s success. The Committee maintains stock ownership guidelines for our NEOs and other Company officers with a title of vice president and above. For 2019, our stock ownership guidelines were as follows:

Title	Multiple of Base Salary
CEO	6.0x
Executive Vice Presidents	3.0x
Senior Vice Presidents	2.0x
Vice Presidents and Region Vice Presidents	1.0x

Shares that count toward meeting these ownership guidelines include: shares directly owned by the executive; shares beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; unvested restricted stock or RSUs that vest solely based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options.

Until the guidelines are met, NEOs and other officers are required to retain 50% of the net shares of the Company’s common stock received upon future vestings. NEOs and other Company officers have five years from becoming a covered employee or moving to a position with a higher ownership level to come into compliance with the guidelines. Each of the NEOs was in compliance with these guidelines as of December 31, 2019.

Anti-Hedging Policy; Anti-Pledging Policy

The Company’s insider trading policy prohibits directors, officers, employees and consultants (including each of our NEOs) as well as certain family members, others living in the covered person’s household or entities whose transactions in Company securities are subject to his or her influence or control from trading in securities of the Company (or securities of any other company with which the Company does business) while in possession of material nonpublic information, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. Such individuals are also restricted from engaging in hedging transactions on the Company’s common stock, pledging Company common stock as collateral for a margin loan, or from engaging in short sale transactions, credit default swaps and transactions in options (other than the exercise of stock options granted under the Company’s equity incentive plans), puts, calls or other derivative securities tied to Company securities.

In addition, before any of our directors or executive officers engages in any transaction involving Company securities, such director or executive officer must obtain pre-clearance and approval of the transaction from the Company’s Executive Vice President—Chief Administrative and Legal Officer or General Counsel.

Clawback

For all PRSU, time-based RSU and stock option awards granted since 2009, including those held by each of the NEOs, the award agreements include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, namely, actions that are in material competition with the Company or breach the executive’s duty of loyalty to the Company. In addition, we generally include “clawback” provisions in our NEOs’ employment agreements, including those with respect to Messrs. Flannery, McDonnell, Pintoff and Kneeland (prior to retirement) and Ms. Graziano, that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and PRSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory” restatements that would have led to lower payments or forfeiture of all or a portion of the shares subject to an award.

Termination and Change in Control Benefits

The provision of reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives. Accordingly, the employment agreements with our NEOs generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns for “good reason” (each as defined in the applicable employment agreement, as described in more detail under “Benefits upon Termination of Employment”). Upon a qualifying termination, Mr. Flannery would receive a severance payment which economically represents 200% of his annual base salary and target incentive opportunity for the then-current fiscal year paid over a two-year period; Ms. Graziano would receive a severance payment which economically represents 100% of her annual base salary and target incentive opportunity paid over a one-year period; Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period; Mr. McDonnell would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a two-year period; and Mr. Pintoff would receive a severance payment which economically represents 94.7% of his annual base salary and target incentive opportunity paid over a one-year period. Prior to his retirement from the Company, upon a qualifying termination, Mr. Kneeland would have received a severance payment economically representing180% of his annual base salary and target incentive opportunity paid over a two-year period. Upon a qualifying termination, the Company would also provide each NEO with COBRA continuation coverage for a 12- to 18-month period.

Severance payments to the NEOs are conditioned on the execution of a release of claims in favor of the Company. In addition, each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.” All unvested PRSUs, time-based RSUs and stock options granted to each of the NEOs since 2011 provide for forfeiture on the NEO’s termination of employment for any reason, except in the case of a qualifying termination following a change in control or upon death, disability or retirement, each as described below. Following a termination without cause or a resignation for good reason, vested stock options will remain outstanding and exercisable for 30 days following such termination, and will remain outstanding and exercisable for one year following a termination as a result of death or permanent disability.

For PRSU awards made beginning in 2017, upon an awardee’s death, all units that could have been earned for the performance period in which the termination occurs will vest based on target performance, and upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the termination occurs will vest based on actual performance. The time-based RSU awards made beginning in 2017 provide for vesting of all outstanding units upon death or permanent disability.

Upon a termination as a result of retirement, time-based RSUs awarded beginning in 2017 will vest and be delivered upon such retirement. Outstanding PRSU awards will remain outstanding and vest based on actual performance for the full performance period and be delivered on the normal settlement schedule.

For the NEOs, other than Mr. Kneeland, retirement requires: (1) attainment of age 60; (2) age plus years of continuous service equal to at least 70; and (3) at least one year’s prior written notice of retirement. For Mr. Kneeland, retirement treatment is only available for grants outstanding for at least six months prior to retirement and requires attainment of age 65. Retirement treatment is generally not available for one-time retention equity awards and was not available for the awards granted to Mr. Kneeland in the first quarter of 2019, which will continue to vest based on Mr. Kneeland’s service as a non-employee director of the Company. Mr. Kneeland had satisfied the conditions for retirement under his other outstanding equity awards as of December 31, 2018, with the exception of one outstanding award of retention RSUs granted to him in 2016, which cliff vested in full on March 7, 2019 under the preexisting terms of the award.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions are important tools for aligning executive interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSUs and stock option awards held by the NEOs provide for “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreements for Messrs. Flannery and Kneeland, in the applicable award agreement or in the LTIP, as set forth in more detail under “Benefits upon a Change in Control.” If the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded and the grantee’s employment is terminated by the Company without “cause” or by the individual for “good reason” within the 12 months following the change in control, then all such RSUs and stock options will vest in full, and all performance conditions for PRSUs will be deemed satisfied at the target level. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded following a change in control, then all outstanding awards will vest in full, and all performance conditions for PRSUs will be deemed satisfied at their target level upon the date of such change in control.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. The employment agreements for each of Messrs. Flannery and Kneeland provide that if the executive receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our NEOs’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Employment Agreements

We have entered into employment agreements with each of the NEOs: for Mr. Flannery, effective May 8, 2019; for Ms. Graziano, effective October 12, 2018; for Mr. Asplund, effective April 28, 2008; for Mr. McDonnell, effective October 31, 2018; for Mr. Pintoff, effective January 20, 2016; and for Mr. Kneeland, effective August 22, 2008.

The employment agreements generally provide that the NEOs are entitled to participate in the Company’s benefit plans and programs, to the extent the NEO is eligible under the terms thereof, and receive the benefits and perquisites generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions). Upon a termination of employment (including, for Messrs. Flannery and Kneeland (for Mr. Kneeland, prior to his retirement), a termination following a change in control of the Company), the employment agreements provide for the benefits described above under “Termination and Change in Control Benefits,” and below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control.”

The employment agreements also generally provide that, during the period of employment, the NEO shall not engage in any activity that would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements generally provide for two-year (one-year for Ms. Graziano and Mr. Pintoff) post-termination non-compete and non-solicit restrictions, as well as indefinite confidentiality obligations. Messrs. Flannery, Asplund and McDonnell and Ms. Graziano are also each subject to indefinite non-disparagement covenants.

Indemnification Agreements

We have entered into indemnification agreements with each of the NEOs. These agreements provide, among other things, for us to indemnify and advance expenses to the NEOs against specified claims and liabilities that may arise in connection with each NEO’s services to the Company.

Other Benefits and Perquisites

Nonqualified Deferred Compensation Plan

The Company’s nonqualified deferred compensation plan, the Executive Nonqualified Excess Plan (“ENEP”), is an unfunded plan. The participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees, including the NEOs, to defer all or part of their base salary and annual incentive compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2019.

Retirement Benefits

The Company maintains a 401(k) plan for all employees, and provides discretionary employer-matching contributions (subject to certain limitations, including an annual limit of $3,000 for 2019 for our NEOs) based on an employee’s contributions.

Perquisites and Other Personal Benefits

We maintain various employee benefit programs, including health and medical benefits, for all of our employees, including our NEOs. In addition, all executives who are senior vice presidents or above, including the NEOs, are eligible to receive an annual wellness exam.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our NEOs. Rather, there are certain specific perquisites and benefits that the Company has agreed to provide to particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles. In order to make travel time more conducive to work-related activities, we may periodically provide our executives with business-class travel on commercial airlines when traveling for work-related matters.

For 2019, none of the NEOs received perquisites or personal benefits with a total value exceeding $10,000, with the exception of Mr. Flannery, whose Company-paid supplemental life insurance premium was $8,505 and whose discretionary employer-matching contributions in the 401(k) plan were $3,000 based on his contributions. Please see the “All Other Compensation” column of the “Summary Compensation Table” on page 60 of this Proxy Statement for more information.

Tax and Accounting Considerations

The Committee considers certain tax implications when designing the Company’s executive compensation programs, including the deductibility of compensation paid to our NEOs. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during a year. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), compensation that qualified as "performance-based compensation" under Section 162(m) was exempt from this $1 million limit. However, the Tax Act generally eliminated this performance-based compensation exemption for taxable years beginning after December 31, 2017. The Committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the Committee's ability to structure its compensation to attract, retain and appropriately motivate executive officers, thus providing benefits to the Company and its stockholders that outweigh the potential benefit of the tax deduction. Accordingly, the Committee has discretion to approve and authorize compensation that is not deductible for federal income tax purposes.

Compensation and Risk Management

The Committee performs an annual risk assessment of our executive compensation programs. In 2019, the Committee considered both risk mitigators and risk aggravators—that is, elements of the executive compensation architecture that potentially mitigate excessive risk or encourage risk-taking, respectively. On balance, the Committee found that the sum total of the risk mitigators greatly outweighed the risk aggravators. The risk mitigators include: the opportunity for stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in employment and equity award agreements, a clearly defined pay philosophy, peer group and market positioning to support the Company’s business objectives, provisions enabling the use of negative discretion in certain payouts, and an effective balance of cash and equity compensation. In performing its assessment, the Committee took into account the annual risk review of the Company’s compensation programs led by the Enterprise Risk Management (“ERM”) Council comprised of senior representatives from field operations and from each of the primary corporate functions.

The ERM Council leads a review of the Company’s compensation policies and practices annually to ensure that they appropriately balance short-term and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review in 2019, we concluded that our compensation program does not encourage excessive risk-taking and is not reasonably likely to have a material adverse effect on the Company. We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and in this Proxy Statement.

THE COMPENSATION COMMITTEE

Donald C. Roof, Chairman Marc A. Bruno Kim Harris Jones Terri L. Kelly Gracia C. Martore

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Matthew Flannery	2019	817,050	(5)	—	2,800,890	—	848,816	11,505	4,478,261
President and Chief	2018	731,613		—	2,787,244	—	1,076,696	3,000	4,598,553
Executive Officer	2017	637,484		—	2,134,232	—	1,420,751	3,000	4,195,467
Jessica Graziano	2019	501,480	(6)	—	843,020	—	385,082	3,000	1,732,582
Executive Vice President,	2018	421,419		—	1,100,383	—	503,747	3,000	2,028,549
Chief Financial Officer
Dale Asplund	2019	589,135	(7)	—	1,868,005	—	472,574	3,000	2,932,714
Executive Vice President,	2018	568,805		—	1,973,288	—	743,023	3,000	3,288,116
Chief Operating Officer	2017	543,416		—	1,707,126	—	1,081,950	3,000	3,335,492
Paul McDonnell	2019	559,392	(8)	—	1,610,808	—	428,321	3,000	2,601,521
Executive Vice President,
Chief Commercial Officer
Craig Pintoff	2019	563,500	(9)	—	1,229,931	—	472,558	3,000	2,268,989
Executive Vice President,	2018	537,572		—	1,734,836	—	710,650	3,000	2,986,058
Chief Administrative and Legal Officer	2017	493,792		—	1,285,601	—	983,669	3,000	2,766,062
Transitioned during 2019
Michael Kneeland	2019	352,490	(10)	—	5,626,458	—	470,000	325,581	6,774,529
Former Chief Executive	2018	987,549		—	10,443,980	—	2,153,268	13,405	13,598,202
Officer	2017	950,000		—	9,015,557	—	2,850,000	13,405	12,828,962

(1)

Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards, as applicable, computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.

(2)

Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Committee and communicated to the employee. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs (“PRSUs”) subject to performance vesting in 2020 and 2021 have not been expensed and are therefore not included in the table above.

(3)

Amounts for each NEO include the aggregate grant date fair value of time-based RSUs and PRSUs. The aggregate grant date fair value of PRSUs granted on March 11, 2019 as determined under applicable accounting rules, which represents the first tranche of the PRSUs awarded in 2019, the second tranche of the PRSUs awarded in 2018 and the third tranche of the PRSUs awarded in 2017, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Flannery is $1,900,949 (representing 2,877 PRSUs awarded in 2017, 2,775 PRSUs awarded in 2018 and 9,677 PRSUs awarded in 2019), for Ms. Graziano is $453,009 (representing 683 PRSUs awarded in 2017, 523 PRSUs awarded in 2018 and 2,447 PRSUs awarded in 2019), for Mr. Asplund is $918,046 (representing 2,877 PRSUs awarded in 2017, 1,703 PRSUs awarded in 2018 and 2,823 PRSUs awarded in 2019), for Mr. McDonnell is $720,746 (representing 1,978 PRSUs awarded in 2017, 1,387 PRSUs awarded in 2018 and 2,447 PRSUs awarded in 2019), for Mr. Pintoff is $794,904 (representing 1,978 PRSUs awarded in 2017, 1,703 PRSUs awarded in 2018, and 2,729 PRSUs awarded in 2019) and for Mr. Kneeland is $4,376,437 (representing 12,842 PRSUs awarded in 2017, 9,009 PRSUs awarded in 2018 and 13,440 PRSUs awarded in 2019). At the maximum level of performance, the grant date fair value for Mr. Flannery is $3,801,899 (representing 5,754 PRSUs awarded in 2017, 5,550 PRSUs awarded in 2018 and 19,354 PRSUs awarded in 2019), for Ms. Graziano is $906,017 (representing 1,366 PRSUs awarded in 2017, 1,046 PRSUs awarded in 2018 and 4,894 PRSUs awarded in 2019), for Mr. Asplund is $1,836,092 (representing 5,754 PRSUs awarded in 2017, 3,406 PRSUs awarded in 2018 and 5,646 PRSUs awarded in 2019), for Mr. McDonnell is $1,441,492 (representing 3,956 PRSUs awarded in 2017, 2,774 PRSUs awarded in 2018 and 4,894 PRSUs awarded in 2019), for Mr. Pintoff is $1,589,808 (representing 3,956 PRSUs awarded in 2017, 3,406 PRSUs awarded in 2018 and 5,458 PRSUs in 2019), and for Mr. Kneeland is $8,752,874 (representing 25,684 PRSUs awarded in 2017, 18,018 PRSUs awarded in 2018 and 26,880 PRSUs awarded in 2019). Assumptions used to calculate these amounts are set forth in footnote 2 to “Grants of Plan-Based Awards in 2019” below and in “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2019.

(4)

This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2019 was $3,000 for each NEO. For Mr. Flannery, 2019 also includes $8,505 for a supplemental life insurance premium paid on his behalf by the Company. For Mr. Kneeland, 2019 also includes total compensation of $322,581 for his service as non-executive Chairman, which represents the pro-rata portion of his annual retainer based on his assuming the non-executive Chairman role on May 8, 2019.

(5)

Mr. Flannery’s annual base salary was $750,000 through April 30, 2019 and was raised to $850,000 effective May 1, 2019, in connection with his promotion to Chief Executive Officer, which became effective on May 9, 2019.

(6)

Ms. Graziano’s annual base salary was $485,000 through March 31, 2019 and was raised to $506,834 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2019. Ms. Graziano was promoted to Executive Vice President and Chief Financial Officer on October 12, 2018. Ms. Graziano was not an NEO prior to this promotion, so her compensation for 2017 is not disclosed above.
(7)

Mr. Asplund was promoted to the role of Executive Vice President and Chief Operating Officer effective May 9, 2019. His annual base salary was $575,037 through March 31, 2019 and was raised to $593,715 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2019. Mr. Asplund elected to defer $178,036 of his annual base salary under the ENEP (the Company’s Deferred Compensation Plan), as described below under “Nonqualified Deferred Compensation in 2019.”

(8)

Mr. McDonnell’s annual base salary was $546,000 through March 31, 2019 and was raised to $563,742 to reflect a merit increase in connection with our annual review of base salaries, effective April 1, 2019. Mr. McDonnell was not an NEO prior to his promotion to Executive Vice President and Chief Commercial Officer which became effective on May 9, 2019, so his compensation for 2017 and 2018 is not disclosed above.

(9)

Mr. Pintoff’s annual base salary was $550,014 through March 31, 2019 and was raised to $567,882 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2019.

(10)

As further discussed in the Compensation Discuss and Analysis, on May 9, 2019, Mr. Kneeland became non-executive Chairman and transitioned out of his role as Chief Executive Officer on such date. The Salary and Non-Equity Incentive Plan amounts for 2019 listed for Mr. Kneeland represent prorated amounts through his last day of employment in the Chief Executive Officer role.

Grants of Plan-Based Awards in 2019

The table below summarizes the equity and non-equity awards granted to the NEOs in 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Matthew Flannery	3/11/2019	—	—	—	4,839	9,677	19,354	—	—	—	1,200,045
	3/11/2019	—	—	—	1,388	2,775	5,550	—	—	—	344,128
	3/11/2019	—	—	—	1,439	2,877	5,754	—	—	—	356,777
	3/11/2019	—	—	—	—	—	—	7,257	—	—	899,941
		531,250	1,062,500	2,337,500	—	—	—	—	—	—	—
Jessica Graziano	3/11/2019	—	—	—	1,224	2,447	4,894	—	—	—	303,452
	3/11/2019	—	—	—	262	523	1,046	—	—	—	64,857
	3/11/2019	—	—	—	342	683	1,366	—	—	—	84,699
	3/11/2019	—	—	—	—	—	—	3,145	—	—	390,011
		228,076	456,151	1,003,532	—	—	—	—	—	—	—
Dale Asplund	3/11/2019	—	—	—	1,412	2,823	5,646	—	—	—	350,080
	3/11/2019	—	—	—	852	1,703	3,406	—	—	—	211,189
	3/11/2019	—	—	—	1,439	2,877	5,754	—	—	—	356,777
	3/11/2019	—	—	—	—	—	—	3,628	—	—	449,908
	5/08/2019	—	—	—	—	—	—	3,732	—	—	500,051
		267,172	534,344	1,175,556	—	—	—	—	—	—	—
Paul McDonnell	3/11/2019	—	—	—	1,224	2,447	4,894	—	—	—	303,452
	3/11/2019	—	—	—	694	1,387	2,774	—	—	—	172,002
	3/11/2019	—	—	—	989	1,978	3,956	—	—	—	245,292
	3/11/2019	—	—	—	—	—	—	3,145	—	—	390,011
	5/08/2019	—	—	—	—	—	—	3,732	—	—	500,051
		253,684	507,368	1,116,210	—	—	—	—	—	—	—
Craig Pintoff	3/11/2019	—	—	—	1,365	2,729	5,458	—	—	—	338,423
	3/11/2019	—	—	—	852	1,703	3,406	—	—	—	211,189
	3/11/2019	—	—	—	989	1,978	3,956	—	—	—	245,292
	3/11/2019	—	—	—	—	—	—	3,508	—	—	435,027
		255,547	511,093	1,124,406	—	—	—	—	—	—	—
Michael Kneeland	3/11/2019	—	—	—	6,720	13,440	26,880	—	—	—	1,666,694
	3/11/2019	—	—	—	4,505	9,009	18,018	—	—	—	1,117,206
	3/11/2019	—	—	—	6,421	12,842	25,684	—	—	—	1,592,536
	3/11/2019	—	—	—	—	—	—	10,080	—	—	1,250,021
		750,000	1,500,000	3,300,000	—	—	—	—	—	—	—

(1)	The amounts in this column represent the number of time-based RSUs awarded to each of the NEOs in 2019.
(2)

The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations, please see “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2019.

(3)

Represents the threshold, target and maximum, as applicable, annual incentive amounts payable under the 2019 AICP. Under the 2019 AICP, as described under “—Compensation Discussion and Analysis—The 2019 Executive Compensation Program in Detail—2019 AICP At-A-Glance” above, the funding of the annual cash incentive is based on the achievement of Adjusted EBITDA and EPI targets, both weighted 50%, and each independent of the other. The Committee retains discretion to pay cash incentives above or below the estimated range shown in the table above. The actual incentive amounts paid to our NEOs for 2019 performance pursuant to the 2019 AICP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)

Represents the threshold, target and maximum, as applicable, number of awards for the third tranche of PRSUs awarded in 2017, the second tranche of PRSUs awarded in 2018 and the first tranche of the PRSUs awarded on March 11, 2019 that have been accounted for pursuant to FASB ASC Topic 718. With regard to the PRSUs awarded in 2017, the target number of units granted on March 6, 2017, without regard to grant date (as determined under applicable accounting rules), was 2,877 for Mr. Flannery, 683 for Ms. Graziano, 2,877 for Mr. Asplund, 1,978 for Mr. McDonnell, 1,978 for Mr. Pintoff and 12,842 for Mr. Kneeland. With regard to the PRSUs awarded in 2018, the target number of units granted on March 6, 2018, without regard to grant date (as determined under applicable accounting rules), was 2,775 for Mr. Flannery, 523 for Ms. Graziano, 1,703 for Mr. Asplund, 1,387 for Mr. McDonnell, 1,703 for Mr. Pintoff, and 9,009 for Mr. Kneeland. With regard to the PRSUs awarded in 2019, the target number of units granted on March 11, 2019, without regard to grant date (as determined under applicable accounting rules), was 9,677 for Mr. Flannery, 2,447 for Ms. Graziano, 2,823 for Mr. Asplund, 2,447 for Mr. McDonnell, 2,729

for Mr. Pintoff, and 13,440 for Mr. Kneeland. As described under “—Compensation Discussion and Analysis—The 2019 Executive Compensation Program in Detail—Long Term Incentive Plan (“LTIP”) (Equity Compensation)” above, the number of units that will vest will vary from 0% to 200% of target based on achievement of annual performance metrics. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in 2020 and 2021 have not been expensed and are therefore not included in the table above.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options and unvested RSUs for each NEO as of December 31, 2019. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Matthew Flannery	—	—	—	—	24,543	(4)	4,093,036	44,258	7,380,907
Jessica Graziano	—	—	—	—	9,564	(5)	1,594,988	10,832	1,806,453
Dale Asplund	—	—	—	—	16,658	(6)	2,778,055	14,696	2,450,852
Paul McDonnell	—	—	—	—	14,100	(7)	2,351,457	12,560	2,094,631
Craig Pintoff	—	—	—	—	11,535	(8)	1,923,692	14,318	2,387,813
Michael Kneeland	—	—	—	—	41,562	(9)	6,931,295	71,780	11,970,751

(1)

Amounts in these columns include (i) time-based RSUs and (ii) PRSUs, shown at the actual payout levels, that were earned and vested in January 2020 based on the actual performance levels achieved for 2019. As described under “—Compensation Discussion and Analysis—The 2019 Executive Compensation Program in Detail—A Closer Look at Performance-Based RSUs (“PRSUs”)”, above, in 2019, performance for both the revenue and ROIC metrics was below target, resulting in an earnout of 89.2% of PRSUs eligible to vest for 2019; namely, the first tranche of 2019 awards, the second tranche of 2018 awards and the third tranche of 2017 awards.

(2)	Amounts in these columns reflect a closing price per share of the Company’s common stock on the NYSE of $166.77 on December 31, 2019 (the last day of the fiscal year).
(3)

Amounts in these columns represent PRSUs for which the applicable performance metrics had not been established as of December 31, 2019. In accordance with applicable accounting and SEC rules, these amounts do not appear in the Summary Compensation Table or Grants of Plan-Based Awards Table. Amounts are shown at maximum levels; actual amounts earned, if any, will be based on achievement of performance metrics for 2019 or 2020 (once established), as applicable. For Mr. Flannery, represents (i) 5,550 PRSUs representing maximum potential payout remaining from awards on March 6, 2018 and (ii) 38,708 PRSUs representing maximum potential payout remaining from awards on March 11, 2019; for Ms. Graziano, represents (i) 1,048 PRSUs representing maximum potential payout remaining from awards on March 6, 2018 and (ii) 9,784 PRSUs representing maximum potential payout remaining from awards on March 11, 2019; for Mr. Asplund, represents (i) 3,406 PRSUs representing maximum potential payout remaining from awards on March 6, 2018 and (ii) 11,290 unvested PRSUs remaining from awards on March 11, 2019; for Mr. McDonnell, represents (i) 2,776 PRSUs representing maximum potential payout remaining from awards on March 6, 2018 and (ii) 9,784 PRSUs representing maximum potential payout remaining from awards on March 11, 2019; for Mr. Pintoff, represents (i) 3,406 PRSUs representing maximum potential payout remaining from awards on March 6, 2018 and (ii) 10,912 PRSUs representing maximum potential payout remaining from awards on March 11, 2019; and for Mr. Kneeland, represents (i) 18,020 PRSUs representing maximum potential payout remaining from awards on March 6, 2018 and (ii) 53,760 PRSUs representing maximum potential payout remaining from awards on March 11, 2019.

(4)

Represents (i) 7,257 unvested time-based RSUs from a grant on March 11, 2019, 2,419 of which vested on March 11, 2020 and the remainder of which will vest ratably on March 11, 2021 and 2022 subject to continued employment; (ii) 2,378 unvested time-based RSUs from a grant on March 6, 2018, 1,189 of which vested on March 6, 2020 and the remainder of which will vest on March 6, 2021 subject to continued employment; (iii) 1,233 unvested time-based RSUs from a grant on March 6, 2017, all of which vested on March 6, 2020; (iv) 8,632 unvested PRSUs from an award on March 11, 2019, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; (v) 2,476 unvested PRSUs from an award on March 6, 2018, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; and (vi) 2,567 unvested PRSUs from an award on March 6, 2017, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019.

(5)

Represents (i) 3,145 unvested time-based RSUs from a grant on March 11, 2019, 1,049 of which vested on March 11, 2020 and the remainder of which will vest ratably on March 11, 2021 and 2022 subject to continued employment; (ii) 2,418 unvested time-based RSUs from a grant on October 12, 2018, which will vest ratably on October 12, 2020 and 2021 subject to continued employment; (iii) 448 unvested time-based RSUs from a grant on March 6, 2018, 224 of which vested on March 6, 2020 and the remainder of which will vest on March 6, 2021 subject to continued employment; (iv) 293 unvested time-based RSUs from a grant on March 6, 2017, all of which vested on March 6, 2020; (v) 2,183 unvested PRSUs from an award on March 11, 2019, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; (vi) 467 unvested PRSUs from an award on March 6, 2018, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; and (vii) 610 unvested PRSUs from an award on March 6, 2017, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019.

(6)

Represents (i) 3,732 unvested time-based RSUs from a grant on May 8, 2019, all of which will cliff vest on May 8, 2022 subject to continued employment; (ii) 3,628 unvested time-based RSUs from a grant on March 11, 2019, 1,210 of which vested on March 11, 2020 and the remainder of which will vest ratably on March 11, 2021 and 2022 subject to continued employment; (iii) 1,459 unvested time-based RSUs from a grant on March 6, 2018, 729 of which vested on March 6, 2020 and the remainder of which will vest on March 6, 2021 subject to continued employment; (iv) 1,233 unvested time-based RSUs from a grant on March 6, 2017, all of which vested on March 6, 2020; (v) 2,519 unvested PRSUs from an award on March 11, 2019, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; (vi) 1,520 unvested PRSUs from an award on March 6, 2018, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; and (vii) 2,567 unvested PRSUs from an award on March 6, 2017, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019.

(7)

Represents (i) 3,732 unvested time-based RSUs from a grant on May 8, 2019, all of which will cliff vest on May 8, 2022 subject to continued employment; (ii) 3,145 unvested time-based RSUs from a grant on March 11, 2019, 1,049 of which vested on March 11, 2020 and the remainder of which will vest ratably on March 11, 2021 and 2022 subject to continued employment; (iii) 1,189 unvested time-based RSUs from a grant on March 6, 2018, 594 of which vested on March 6, 2020 and the remainder of which will vest on March 6, 2021 subject to continued employment; (iv) 848 unvested time-based RSUs from a grant on March 6, 2017, all of which vested on March 6, 2020; (v) 2,183 unvested PRSUs from an award on March 11, 2019, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; (vi) 1,238 unvested PRSUs from an award on March 6, 2018, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; and (vii) 1,765 unvested PRSUs from an award on March 6, 2017, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019.

(8)

Represents (i) 3,508 unvested time-based RSUs from a grant on March 11, 2019, 1,170 of which vested on March 11, 2020 and the remainder of which will vest ratably on March 11, 2021 and 2022 subject to continued employment; (ii) 1,459 unvested time-based RSUs from a grant on March 6, 2018, 729 of which vested on March 6, 2020 and the remainder of which will vest on March 6, 2021 subject to continued employment; (iii) 848 unvested time-based RSUs from a grant on March 6, 2017, all of which vested on March 6, 2020; (iv) 2,435 unvested PRSUs from an award on March 11, 2019, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; (v) 1,520 unvested PRSUs from an award on March 6, 2018, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; and (vi) 1,765 unvested PRSUs from an award on March 6, 2017, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019.

(9)

Represents (i) 10,080 unvested time-based RSUs from a grant on March 11, 2019, 3,360 of which vested on March 11, 2020 and the remainder of which will vest ratably on March 11, 2021 and 2022; (ii) 11,989 unvested PRSUs from an award on March 11, 2019, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; (iii) 8,037 unvested PRSUs from an award on March 6, 2018, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019; and (iv) 11,456 unvested PRSUs from an award on March 6, 2017, which vested on January 29, 2020 based upon attainment of performance conditions related to 2019.

Option Exercises and Stock Vested in 2019

The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common stock and the exercise price on the date of exercise) and the vesting of stock awards in 2019 (with the value realized based on the closing price per share on the NYSE of our common stock on the date of vesting).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Flannery	—	—	38,182	4,655,453
Jessica Graziano	—	—	10,379	1,262,745
Dale Asplund	—	—	27,042	3,293,302
Paul McDonnell	—	—	32,000	4,095,557
Craig Pintoff	—	—	27,096	3,293,698
Michael Kneeland	203,363	20,245,196	157,255	19,364,985

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2019

The ENEP is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also allows for additional contributions that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2019. Participants must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the participant is 65 or older, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed 10 years. The deferrals reflected in the table below were made under the ENEP.

Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ (Distributions) ($)	Aggregate Balance at Last Fiscal Year End ($)
Matthew Flannery	—		—	—	—
Jessica Graziano	—		—	—	—
Dale Asplund	178,036	(2)	258,421	—	1,150,407	(3)
Paul McDonnell	—		—	—	—
Craig Pintoff	—		—	—	—
Michael Kneeland	—		11,542	92,246	—

(1)	The amount of earnings reported in this column is not included in the Summary Compensation Table for 2019 because no such earnings would be considered above-market or preferential earnings.
(2)	This amount is included in the “salary” column in the Summary Compensation Table for 2019.
(3)

This amount represents Mr. Asplund’s balance under the ENEP at the end of 2019. For Mr. Asplund, $244,829, $127,702, $74,398 and $23,683 of this amount was previously disclosed in the “salary” column of the 2018 Summary Compensation Table, the 2017 Summary Compensation Table, the 2016 Summary Compensation Table and the 2015 Summary Compensation Table, respectively.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2019, which the current NEOs would receive upon a termination of employment.

If the employment of any of the current NEOs is terminated by us without “cause” or by the executive for “good reason” (each, a “qualifying termination”), the NEOs would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

●	Cash severance:
o	Mr. Flannery would receive a severance payment which economically represents 200% of his annual base salary and target incentive opportunity paid over a two-year period.
o	Ms. Graziano would receive a severance payment which economically represents 100% of her annual base salary and target incentive opportunity paid over a one-year period.
o	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
o	Mr. McDonnell would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a two-year period.
o	Mr. Pintoff would receive a severance payment which economically represents 94.7% of his annual base salary and target incentive opportunity paid over a one-year period.
●	Any unvested PRSUs, RSUs and options granted to all of the NEOs since 2011 would be canceled and forfeited.
●

Messrs. Flannery and McDonnell would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Asplund and Pintoff and Ms. Graziano would receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the current NEOs is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

●	All outstanding time-based RSU awards made beginning in 2017 would vest.
●

For PRSU awards granted beginning in 2017: (1) Upon an awardee’s death, all units that could have been earned for the performance period in which the termination occurs will vest based on target performance, and (2) upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the termination occurs will vest based on actual performance (assumed to be target for purposes of the table below).

●

Messrs. Flannery and McDonnell would receive COBRA continuation coverage for up to 18 months at no cost. Each of Mr. Pintoff and Ms. Graziano would receive COBRA continuation coverage for up to one year at no cost.

As further described above, Mr. Kneeland retired from his role as Chief Executive Officer on May 8, 2019. In connection with his retirement, Mr. Kneeland’s outstanding RSUs vested in full upon such retirement (with the exception of the RSUs granted on March 11, 2019, which will continue to vest based on his service as a non-employee director of the Company) and were settled on November 9, 2019 in an aggregate of $1,198,294 (representing 7,715 RSUs) based on a price per share of the Company’s common stock on the NYSE of $155.32 on November 9, 2019, and he was not entitled to any other benefits. Mr. Kneeland’s outstanding PRSU awards will remain outstanding and vest based on actual performance for the full performance period (which, based on target performance, would be an aggregate of $11,870,855 (representing 71,181 PRSUs) based on a price per share of the Company’s common stock on the NYSE of $166.77 on December 31, 2019) and be delivered on the normal settlement schedule. Mr. Kneeland is subject to non-competition and non-solicitation restrictions for a period of two years following a termination of employment, as well as indefinite confidentiality obligations.

Each of the current NEOs is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment of two years in the case of Messrs. Flannery, Asplund and McDonnell, and one year in the case of Ms. Graziano and Mr. Pintoff. The employment agreements

(other than Mr. Pintoff’s employment agreement) also provide for indefinite confidentiality and non-disparagement obligations.

The table below summarizes the compensation that the current NEOs would have received had they been terminated as of December 31, 2019.

	Termination by the Company Without Cause or by the Executive for Good Reason			Death or Disability
Executive	Cash severance ($)(1)	COBRA payments ($)(2)	Total ($)	COBRA payments ($)(2)	Accelerated vesting of RSUs and PRSUs ($)(3)	Total ($)
Matthew Flannery	3,825,000	32,436	3,857,436	32,436	4,368,874	4,401,310
Jessica Graziano	962,985	21,624	984,609	21,624	1,660,529	1,682,153
Dale Asplund	593,715	16,080	609,795	16,080	2,910,970	2,927,050
Paul McDonnell	1,071,110	34,722	1,105,832	34,722	2,455,855	2,490,577
Craig Pintoff	1,022,186	21,336	1,043,522	21,336	2,038,763	2,060,099

(1)	Severance would be paid in substantially equal installments over two years for Messrs. Flannery and McDonnell, and over one year for Ms. Graziano and Messrs. Asplund and Pintoff.
(2)

Represents the cost of COBRA continuation coverage for 18 months for Messrs. Flannery and McDonnell and for one year for Messrs. Asplund, Pintoff and Ms. Graziano. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage in the event of a termination due to death or disability, however, the Company would intend to do so.

(3)	Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $166.77 on December 31, 2019 (the last day of the fiscal year).

For each of the NEOs, “cause” generally includes, among other things, and subject to compliance with specified procedures: his or her willful misappropriation or destruction of our property; his or her conviction of a felony or other crime that materially impairs his or her ability to perform his duties or that causes material harm to us; his or her engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his or her material failure to perform his or her duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is more than 50 miles from Stamford, Connecticut.

The definitions summarized above vary in some respects among the NEOs’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2019 that the current NEOs would receive upon a change in control.

If we terminate Mr. Flannery’s employment without “cause” or he resigns for “good reason” within 12 months following a “change in control” (each as defined in Mr. Flannery’s employment agreement) of the Company, Mr. Flannery would receive the following benefits:

●

an amount equal to 2.99 times the sum of his annual base salary and his target incentive under the AICP paid over a two-year period, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

●	COBRA continuation coverage for up to 18 months at no cost to Mr. Flannery.

If we terminate the employment of any of the current NEOs other than Mr. Flannery without “cause” or the NEO resigns for “good reason”, regardless of whether a change in control has occurred, the NEO would receive the following benefits:

●	Ms. Graziano would receive a severance payment which economically represents 100% of her annual base salary and target incentive opportunity paid over a one-year period.
●	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
●	Mr. McDonnell would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a two-year period.
●	Mr. Pintoff would receive a severance payment which economically represents 94.7% of his annual base salary and target incentive opportunity paid over a one-year period.
●

Mr. McDonnell would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Asplund and Pintoff and Ms. Graziano would receive COBRA continuation coverage for up to one year at no cost.

Pursuant to the applicable award agreements, all of the outstanding equity awards granted to our current NEOs would become fully vested (with the performance levels under outstanding PRSUs deemed met at target level as of the date of such change in control):

●	if the change in control results in the Company ceasing to be publicly traded; or
●	if the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the current NEOs would have received in the event of a change in control of the Company as of December 31, 2019. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

	Termination by the Company Without Cause or by the Executive for Good Reason within 12 months of a Change in Control					Change in Control that Results in the Company Ceasing to be Publicly Traded
Executive	Accelerated vesting of RSUs and PRSUs ($)(1)	Cash severance ($)(2)	COBRA payments ($)(3)	Total ($)		Accelerated vesting of RSUs and PRSUs ($)(1)	Total ($)
Matthew Flannery	8,059,327	5,718,375	32,436	13,810,138	(4)	8,059,327	8,059,327
Jessica Graziano	2,563,755	962,985	21,624	3,548,364		2,563,755	2,563,755
Dale Asplund	4,136,396	593,715	16,080	4,746,191		4,136,396	4,136,396
Paul McDonnell	3,503,171	1,071,110	34,722	4,609,003		3,503,171	3,503,171
Craig Pintoff	3,232,670	1,022,186	21,336	4,276,192		3,232,670	3,232,670

(1)	Amounts in these columns reflect a closing price per share of the Company’s common stock on the NYSE of $166.77 on December 31, 2019 (the last day of the fiscal year).
(2)	Severance would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Ms. Graziano and Messrs. Asplund, McDonnell and Pintoff.
(3)	Represents the cost of COBRA continuation coverage for 18 months for Messrs. Flannery and McDonnell and for one year for Ms. Graziano and Messrs. Asplund and Pintoff.
(4)

In the scenario illustrated in this table, the total amount payable to Mr. Flannery would have been paid, including any amounts constituting “parachute payments” under Section 280G of the Internal Revenue Code. Under the terms of the employment agreements of Mr. Flannery, any payments constituting “parachute payments” under Section 280G of the Internal Revenue Code would be reduced if such reduction would result in a higher net after-tax payment to Mr. Flannery, and based on the assumptions described above, full payment (without reduction) would result in a higher net after-tax payment to Mr. Flannery.

For purposes of the NEOs’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets, or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination).

CEO PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Flannery and the ratio of those two values for 2019:

●	The annual total compensation of the employee identified as the median paid employee of United Rentals (other than our CEO) was $73,881;
●

Since we had two individuals who served separately as CEO in 2019, we determined to annualize the 2019 total compensation of our current CEO to calculate our pay ratio, as permitted by SEC rules. The annualized total compensation of our current CEO, Mr. Flannery, was $6,215,830; and

●	The ratio of the annual total compensation of Mr. Flannery to the median annual total compensation of all our employees was approximately 84:1.

In determining the median employee for 2019, we used our employee population as of December 31, 2019 and, in accordance with SEC rules, excluded (i) the CEO, (ii) employees from acquisitions during the year(1) and (iii) employees from certain non-U.S. countries representing in aggregate less than 5% of our employee base(2), to arrive at the median employee consideration pool. We then measured compensation for this population based on taxable earnings for the period January 1, 2019—December 31, 2019 (as reported in each employee’s Form W-2 or Canadian T4 Statement of Remuneration Paid, as applicable). For Canadian employees, we converted the amounts reported in the T4 Statement of Remuneration Paid to U.S. dollars using the exchange rate published by the Bank of Canada at the close of business on December 31, 2019. We also annualized taxable earnings for those permanent full-time and part-time employees who were not employed for the full January 1, 2019— December 31, 2019 period. Using this methodology for 2019, we determined that the “median employee” was a full-time, hourly employee located in the U.S.

We calculated 2019 annual total compensation for our median employee using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table. As described on pages 47-51, in connection with Mr. Flannery’s promotion to CEO in May 2019, the Committee approved increases to his base salary rate and target AICP award opportunity effective in May and an increase to his target LTIP award opportunity commencing in 2019. Accordingly, for purposes of the pay ratio, these components of Mr. Flannery’s compensation were annualized based on his increased remuneration in the CEO role as permitted by SEC rules to appropriately reflect the CEO’s total compensation. Specifically, we annualized his 2019 compensation in the CEO role by increasing his salary and annual cash incentive award to the amounts he would have received for a full year of service as CEO in 2019, and used his target annual LTIP award amounts for 2019. As a result, the CEO total compensation used in the pay ratio calculation is greater than the 2019 total compensation reported in the Summary Compensation Table for Mr. Flannery.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

(1)	We excluded 244 employees from the following acquisitions that occurred in 2019: Newton Supply, TBC Safety, Thompson Pump, and Tom’s Sewer Service.
(2)

These countries and their headcounts as of December 31, 2019 were: France (58), Germany (58), the Netherlands (52), and the United Kingdom (32) for a total of 200 employees. As of December 31, 2019, using the methodology required by SEC rules and excluding the CEO, United Rentals had 16,962 employees in the U.S., Puerto Rico and the U.S. Virgin Islands,1,965 Canadian employees and 200 employees in other countries, for a total of 19,127 employees globally factored into the sample before the country and acquisition exclusions listed above.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

For 2019, the Company’s non-management directors (other than its non-executive Chairman) received the following compensation (as applicable):

●

annual retainer fees of (i) $80,000 for serving as director, (ii) $50,000 for serving as Lead Independent Director, (ii) $30,000 for serving as Chairman of the Audit Committee, (iii) $25,000 for serving as Chairman of the Compensation Committee, (iv) $20,000 for serving as Chairman of the N&CG Committee, and (v) $20,000 for serving as Chairman of the Strategy Committee;

●

annual retainer fees of (i) $15,000 for serving as a member of the Audit Committee, (ii) $12,500 for serving as a member of the Compensation Committee, (iii) $10,000 for serving as a member of the N&CG Committee, and (iv) $10,000 for serving as a member of the Strategy Committee; and

●	an annual equity grant of $150,069 in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances).

Michael Kneeland’s compensation for his service as non-executive Chairman is a $500,000 annual cash retainer. During 2019, Mr. Kneeland received total compensation of $322,581 for his service as non-executive Chairman, which represents the pro-rata portion of his annual retainer based on his assuming the non-executive Chairman role on May 8, 2019. The compensation was paid in cash, quarterly in arrears.

During 2019, Jenne Britell, the Company’s non-executive Chairman until May 8, 2019, received total compensation of $199,169, which included: (i) $70,137 earned by Dr. Britell for her service as non-executive Chairman, which represented the pro-rata portion of her annual retainer based on her leaving the Board on May 8, 2019, paid in cash, quarterly in arrears, and (ii) $129,032 in fees for consulting services under the consulting agreement entered into between the Company and Dr. Britell, dated May 21, 2019, paid in cash, monthly in arrears. The consulting agreement between the Company and Dr. Britell is discussed below under “Certain Relationships and Related Party Transactions.”

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders. In October 2018, the Board amended its previously adopted stock ownership guidelines to provide that non-management directors hold a target dollar value of $600,000 in the Company’s common stock. Current directors have five years (from October 2018) to achieve the revised ownership threshold, and any new directors have five years from joining the Board to achieve the revised ownership threshold. Until the revised guidelines become effective, non-management directors are required to comply with the prior guidelines, which state that within four years after joining the Board, each non-management director is required to hold five times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Each of the non-management directors was in compliance with the stock ownership guidelines when their holdings were measured as of December 31, 2019.

Directors are subject to the Company’s anti-pledging and anti-hedging policy, which is described above under “Executive Compensation—Compensation Discussion and Analysis—Anti-Hedging Policy; Anti-Pledging Policy.”

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies and Pearl Meyer has advised us that our non-management director arrangements are reasonable compared to our peers.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. If the director elects to defer fees, his or her account is credited with either shares in the money market fund or RSUs equal to the deferred amount, and the account is fully vested at all times. In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A of the Internal Revenue Code and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2019

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2019(1).

Name(2)	Fees Earned or Paid in Cash in 2019 ($)		Stock Awards(3)(4) ($)	Total ($)
Jenne K. Britell, Ph.D.	199,169	(5)	—	199,169
José B. Alvarez	110,000		150,069	260,069
Marc A. Bruno	102,500		150,069	252,569
Bobby J. Griffin	134,781	(6)	150,069	284,850
Kim Harris Jones	107,500		150,069	257,569
Terri L. Kelly	102,500	(7)	150,069	252,569
Gracia C. Martore	102,500	(8)	150,069	252,569
Jason D. Papastavrou, Ph.D.	116,521		150,069	266,590
Filippo Passerini	112,390		150,069	262,459
Donald C. Roof	130,000		150,069	280,069
Shiv Singh	105,000		150,069	255,069

(1)	Mr. Kneeland’s 2019 compensation, including for the portion of the year he served as non-executive Chairman, is fully reflected in the Summary Compensation Table above.
(2)

As of December 31, 2019, each of the following directors had the respective number of fully vested shares of the Company’s stock outstanding and the respective number of outstanding RSUs as follows: Mr. Alvarez had 6,256 shares of common stock and 3,303 RSUs; Mr. Bruno had 2,045 RSUs; Mr. Griffin had 39,595 RSUs (including RSUs from deferral of cash compensation); Ms. Harris Jones had 1,720 RSUs; Ms. Kelly had 3,334 RSUs (including RSUs from deferral of cash compensation); Ms. Martore had 5,250 RSUs (including RSUs from deferral of cash compensation); Dr. Papastavrou had 31,365 RSUs; Mr. Passerini had 5,480 shares of common stock and 3,303 RSUs; Mr. Roof had 10,000 shares of common stock (5,000 of which is held indirectly) and 13,684 RSUs; and Mr. Singh had 620 shares of common stock and 3,303 RSUs. Dr. Britell was not a director as of December 31, 2019.

(3)

The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2019. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. For all directors, fair market value is based on the closing price per share of the Company’s common stock of $133.99 on May 8, 2019, the grant date.

(4)

Each current non-management director received an award of 1,120 RSUs on May 8, 2019, except for Mr. Kneeland, who did not receive a stock award for serving as non-executive Chairman and whose 2019 compensation is otherwise reflected in the Summary Compensation Table above. For purposes of determining the number of RSUs to grant to all directors, the closing price per share of the Company’s common stock of $133.99 on May 8, 2019 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from year to year. All RSUs granted to non-management directors in 2019 were fully vested as of the date of grant but are not settled until the earlier of (i) May 8, 2022, (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).

(5)

Dr. Britell did not stand for re-election at the 2019 annual meeting. The amount above includes $70,137 earned by Dr. Britell for her service as Chairman and $129,032 in fees for consulting services under the consulting agreement entered into between the Company and Dr. Britell, dated May 21, 2019. The consulting agreement between the Company and Dr. Britell is discussed below under “Certain Relationships and Related Party Transactions.”

(6)

Represents cash compensation earned in 2019, 50% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. $67,390 was paid in cash.

(7)

Represents cash compensation earned in 2019, 100% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. Because of the 100% deferral, none of the compensation was paid in cash.

(8)

Represents cash compensation earned in 2019, 100% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. Because of the 100% deferral, none of the compensation was paid in cash.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2019:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	904,371(1)	$50.14(1)	2,517,485(2)

(1)

Consists of awards issued under the 2019 Long Term Incentive Plan, the Second Amended and Restated 2010 Long Term Incentive Plan and the 2001 Comprehensive Stock Plan. This amount includes 867,547 restricted stock units and 36,284 options. The weighted-average exercise price information in column (b) does not include the restricted stock units.

(2)

Consists of shares available under 2019 Long Term Incentive Plan, which are available for future awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. The number of shares available may increase or decrease depending on actual performance and the number of performance-based RSUs earned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director and named executive officer of the Company, and (iii) all of the Company’s current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 9, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,573,227	(1)	7.4%	(1)
State Street Corporation	4,749,864	(2)	6.32%	(2)
The Vanguard Group	8,435,500	(3)	11.22%	(3)

(1)

Derived from a Schedule 13G/A filed with the SEC on February 6, 2020, by BlackRock, Inc. with respect to holdings as of December 31, 2019. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 5,573,227 shares, of which it has sole power to vote or direct the vote of 4,776,723 shares and the sole power to dispose or to direct the disposition of 5,573,227 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(2)

Derived from a Schedule 13G filed with the SEC on February 14, 2020, by State Street Corporation with respect to holdings as of December 31, 2019. According to the Schedule 13G, State Street Corporation is a parent holding company or a control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. State Street Corporation is the beneficial owner of 4,749,864 shares, of which it has shared power to vote or direct the vote of 4,357,016 shares and shared power to dispose or to direct the disposition of 4,362,598 shares. State Street Corporation’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(3)

Derived from a Schedule 13G/A filed with the SEC on February 10, 2020, by The Vanguard Group with respect to holdings as of December 31, 2019. According to the Schedule 13G/A, The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. The Vanguard Group is the beneficial owner of 8,435,500 shares, of which it has sole power to vote or direct the vote of 114,325 shares, shared power to vote or direct the vote of 19,775 shares, sole power to dispose or to direct the disposition of 8,305,770 shares and shared power to dispose or to direct the disposition of 129,730 shares. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all current executive officers and directors as a group is set forth in the following table as of March 9, 2020, except where noted, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(2)
Matthew J. Flannery	50,545	(3)	*
Jessica T. Graziano	10,401	(4)	*
Dale A. Asplund	14,033	(5)	*
Paul I. McDonnell	10,563	(6)	*
Craig A. Pintoff	12,597	(7)	*
Michael J. Kneeland	170,063	(8)	*
José B. Alvarez	9,559	(9)	*
Marc A. Bruno	2,045	(10)	*
Bobby J. Griffin	39,489	(11)	*
Kim Harris Jones	1,720	(12)	*
Terri L. Kelly	3,334	(13)	*
Gracia C. Martore	5,250	(14)	*
Jason D. Papastavrou	31,365	(15)	*
Filippo Passerini	8,783	(16)	*
Donald C. Roof	23,684	(17)	*
Shiv Singh	3,923	(18)	*
All current executive officers and directors as a group (18 persons)	412,213	(19)	1.0%

*	Less than 1%
(1)	The address of each executive officer and director is c/o United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.
(2)

Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 48,126 outstanding shares and 2,419 shares issuable upon settlement of RSUs that are scheduled to vest in March 2020.
(4)	Consists of 9,352 outstanding shares and 1,049 shares issuable upon settlement of RSUs that are scheduled to vest in March 2020.
(5)	Consists of 12,823 outstanding shares and 1,210 shares issuable upon settlement of RSUs that are scheduled to vest in March 2020.
(6)	Consists of 9,514 outstanding shares and 1,049 shares issuable upon settlement of RSUs that are scheduled to vest in March 2020.
(7)	Consists of 11,427 outstanding shares and 1,170 shares issuable upon settlement of RSUs that are scheduled to vest in March 2020.
(8)	Consists of 157,705 outstanding shares, 3,360 shares issuable upon settlement of RSUs that are scheduled to vest in March 2020 and 8,998 shares held in a retirement account.

(9)

Consists of 6,256 outstanding shares and 3,303 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,258 RSUs is deferred until May 2020, settlement of 925 RSUs is deferred until May 2021 and settlement of 1,120 RSUs is deferred until May 2022, subject to acceleration under certain conditions).

(10)

Consists of 2,045 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 925 RSUs is deferred until May 2021 and settlement of 1,120 RSUs is deferred until May 2022, subject to acceleration under certain conditions).

(11)

Consists of 28,591 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 7,103 RSUs is deferred until May 2021, settlement of 7,536 RSUs is deferred until May 2022, settlement of 7,500 RSUs is deferred until June 2022, settlement of 2,611 RSUs is deferred until May 2023 and settlement of 3,841 RSUs is deferred until June 2023, subject to acceleration under certain conditions) and 10,898 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.

(12)

Consists of 1,720 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 600 RSUs is deferred until September 2021 and settlement of 1,120 RSUs is deferred until May 2022, subject to acceleration under certain conditions).

(13)

Consists of 2,045 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 925 RSUs is deferred until May 2021 and settlement of 1,120 RSUs is deferred until May 2022, subject to acceleration under certain conditions) and 1,289 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Kelly’s service as a director.

(14)

Consists of 3,290 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,245 RSUs is deferred until June 2020, settlement of 925 RSUs is deferred until May 2021 and settlement of 1,120 RSUs is deferred until May 2022, subject to acceleration under certain conditions) and 1,960 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Martore’s service as a director.

(15)

Consists of 31,365 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,258 RSUs is deferred until May 2020, settlement of 3,841 RSUs is deferred until June 2020, settlement of 2,645 RSUs is deferred until May 2021, settlement of 7,536 RSUs is deferred until May 2022 and settlement of 16,085 RSUs is deferred until May 2023, subject to acceleration under certain conditions, including separation from service as director, which is expected to occur in May 2020).

(16)

Consists of 5,480 outstanding shares and 3,303 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,258 RSUs is deferred until May 2020, settlement of 925 RSUs is deferred until May 2021 and settlement of 1,120 RSUs is deferred until May 2022, subject to acceleration under certain conditions).

(17)

Consists of 5,000 outstanding shares, 13,684 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,645 RSUs is deferred until May 2021, settlement of 3,247 RSUs is deferred until May 2022, settlement of 3,951 RSUs is deferred until May 2023 and 3,841 RSUs is deferred until June 2023, subject to acceleration under certain conditions) and 5,000 shares held indirectly through a limited partnership.

(18)

Consists of 620 outstanding shares and 3,303 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,258 RSUs is deferred until May 2020, settlement of 925 RSUs is deferred until May 2021 and settlement of 1,120 RSUs is deferred until May 2022, subject to acceleration under certain conditions).

(19)

Consists of 280,150 outstanding shares, 106,796 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred), 11,269 shares issuable upon RSUs that will vest within 60 days, 5,000 shares held indirectly through a limited partnership, and 8,998 shares held in a retirement account.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction.” The policy was reviewed and updated by the Audit Committee and Board in October 2019 to align more directly with Regulation S-K 404. Under the policy, a “related party transaction” is defined as any relationship, arrangement, transaction or series of similar transactions, arrangements or relationships in which (A) the Company is or will be a participant, (B) the aggregate amount involved (or reasonably expected to be involved) exceeds $120,000 in any 12-month period, and (C) any “Related Party” has or will have a direct or indirect material interest under the Securities Exchange Act of 1934, other than:

●	transactions available to all employees generally;
●	transactions where the Related Party’s interest arises solely from the ownership of securities of the Company and all holders of the security receive the same benefit on a pro rata basis;
●

transactions involving director or executive officer retention, services, benefits or compensation (including the reimbursement of reasonable business and travel expenses incurred in the ordinary course of business) approved or recommended by the Board’s Compensation Committee or approved by the Board;

●	indemnification and advancement of expenses made pursuant to the Company’s Certificate of Incorporation or By-Laws, or pursuant to any agreement;
●

with respect to the charity set forth in item 4 of the definition of “Related Party”, contributions by United Rentals to a charitable organization, foundation or university at which a Related Party is a trustee, director, or employee other than an officer (or comparable position); provided that the contribution does not exceed the lesser of $1 million or 2% of the organization’s annual total revenues, including contributions; or

●

transactions between the Company and another entity with which a Related Party’s only relationship is as (i) an employee (other than an executive officer), (ii) a beneficial owner, together with his or her Immediate Family Members, of less than 10% of such entity’s equity interests, or (iii) in the case of partnerships, a limited partner, if such limited partner, together with his or her Immediate Family Members, has an interest of less than 10% in the partnership and does not hold another position in the partnership, if, in the case of any of the foregoing clauses (i), (ii) and (iii), the aggregate amount involved in such transaction does not exceed 2% of such entity’s total annual revenues.

The Audit Committee will review all materials facts and circumstances of any proposed related party transaction and either approve or disapprove the transaction. If the General Counsel of the Company determines that advance review and approval is not feasible, then the transaction may be preliminarily entered into upon prior approval of the Audit Committee Chair or Chairman (if Chairman is not independent, then Lead Independent Director instead of Chairman), after notice to both, provided that neither the Audit Committee Chair nor Chairman/Lead Independent Director may approve a Related Party Transaction involving himself or herself or an Immediate Family Member. When a Related Party Transaction is preliminarily approved in such manner, the Related Party Transaction must be considered for ratification at the Audit Committee’s next regularly scheduled meeting. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Chair of the Audit Committee the authority to pre-approve or ratify related party transactions in which the aggregate amount involved is expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such pre-approval or ratification.

The Company entered into a consulting agreement (the “Agreement”) with Dr. Jenne Britell, former Chairman of the Board, on May 21, 2019. Although Dr. Britell had already retired from the Board when the Agreement was executed, such arrangement is considered a “related party transaction” under the Company’s related party transaction policy as in effect as of July 2019 (the “Policy”) and is required to be disclosed under Item 404 of Regulation S-K because Dr. Britell was a director during fiscal year 2019. The Nominating and Corporate Governance Committee and the Board discussed the Agreement. Additionally, pursuant to the Policy, the Audit Committee formally ratified the Agreement. During 2019, the Company paid Dr. Jenne Britell $129,032 in fees for consulting services under the Agreement.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently revised in December 2019. A copy of the current charter is available on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee is also responsible for approving compensation arrangements with the Company’s independent registered public accounting firm. In conjunction with the mandated rotation of Ernst & Young LLP’s (“EY”) lead engagement partner, the Audit Committee and the Chairman of the Audit Committee are directly involved in the rotation of the audit partners and selecting EY’s new lead engagement partner.

Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, EY, is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2019.

The Audit Committee has also discussed and reviewed with EY all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission, including the matters required to be discussed by EY with the Audit Committee under PCAOB standards.

In addition, EY provided to the Audit Committee a formal written statement describing all relationships between EY and the Company that might bear on EY’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with EY any relationships that may impact EY’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to EY’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and EY, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2019. The Audit Committee also discussed EY’s audit report on internal controls over financial reporting as of December 31, 2019 with management and EY.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2019 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE
Jason D. Papastavrou, Chairman
Kim Harris Jones
Filippo Passerini
Donald C. Roof
Shiv Singh

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM

General

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements. The Audit Committee has re-appointed EY as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for 2020, subject to ratification by stockholders. EY has served as the Company’s independent registered public accounting firm since the Company was formed in 1997. In order to ensure continuing auditor independence, the Audit Committee annually evaluates the performance of the current independent registered public accounting firm, and determines whether to reengage or consider other firms. Based on its evaluation, the members of the Audit Committee believe that retaining EY to serve as independent registered public accounting firm for the fiscal year ended December 31, 2020 is in the best interest of the Company and its stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of EY is expected to be present at the Annual Meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of EY. The following table sets forth the fees for professional services provided by EY for fiscal years 2019 and 2018.

	2019	2018
Audit Fees(1)	$3,632,000	$4,244,000
Audit-Related Fees(2)	$63,000	$119,000
Tax Fees(3)	$388,000	$594,000
All Other Fees(4)	$3,000	$2,000
Total	$4,086,000	$4,959,000

(1)

Audit Fees. Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal controls over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. Audit-related fees consist of fees related to audits of the Company’s employee benefit plans.
(3)

Tax Fees. Tax fees consist of approximately $130,000 for tax compliance including the preparation, review and filing of tax returns and approximately $258,000 for tax advice, tax planning, and tax audit assistance in 2019, compared with approximately $419,000 for tax compliance and approximately $175,000 for tax advice, tax planning, and tax audit assistance in 2018.

(4)	All Other Fees. All other fees consist of fees for services other than the services described in the above three categories, principally comprised of support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by EY in fiscal years 2019 and 2018.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

By its Charter, the Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm and individuals employed by the Company in an emergency or under other unusual circumstances, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of EY as independent registered public accounting firm to audit the financial statements of the Company for 2020 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of EY as independent registered public accounting firm of the Company (designated as Proposal 2).

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give our stockholders the opportunity to express their views on the compensation of our NEOs. At our 2017 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we have decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, the next advisory vote to approve executive compensation is being held this year.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the executive compensation philosophy, policies and programs described in this Proxy Statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our NEOs as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

We seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers. The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the NEOs to create value for our stockholders. A substantial percentage of our compensation is performance-based compensation, including performance-based securities that are directly linked to, and vest based on, the Company’s financial performance metrics.

Financial performance. The Company’s key financial performance metrics in 2019 included:

●	Revenue: Total revenue increased 16.2% to a record $9.351 billion and rental revenue increased 14.8% to $7.964 billion from 2018.
●	On a pro forma basis, excluding the impact of the BakerCorp and BlueLine acquisitions, our growth was still substantial. Total revenue increased 5.1% year-over-year and rental revenue increased 4.1%.
●

Net income and adjusted EBTIDA: Net income increased 7.1% to $1.174 billion. Adjusted EBITDA[1] grew 12.7% to a record $4.355 billion. Adjusted EBITDA margin[2] decreased 140 basis points to 46.6%, and this decrease primarily reflected the impact of the BakerCorp and BlueLine acquisitions.

●

On a pro forma basis, excluding the impact of the BakerCorp and BlueLine acquisitions, net income[3] increased 8.7% year-over-year, adjusted EBITDA increased 4.4%, and adjusted EBITDA margin decreased 30 basis points.

●	ROIC: Return on invested capital (ROIC)[4] decreased to 10.4% in 2019, compared with a Company record of 11.0% in 2018.
●	Net cash provided by operating activities and free cash flow: Net cash from operating activities was $3.024 billion and free cash flow[5] was very robust at $1.566 billion.

[1]	Adjusted EBITDA is a non-GAAP financial measure, as defined in the Form 10-K. Please refer to the Form 10-K for reconciliations to the most comparable GAAP measures.
[2]	Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.
[3]

Pro forma net income for 2018 excludes merger costs recognized by BakerCorp and BlueLine prior to acquisition. Please refer to exhibit 99.1 to the Form 8-K filed on January 29, 2020 for the pro forma adjusted EBITDA-to-GAAP reconciliation.

[4]

ROIC is a non-GAAP financial measure that is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

[5]	Free cash flow is a non-GAAP financial measure, as defined in the Form 10-K. Please refer to the Form 10-K for reconciliation to the most comparable GAAP measure.

●

EPI: Economic profit improvement (EPI)[6], which aligns with ROIC and reflects management’s ability to grow the business for profitable returns, was $(77) million for 2019, compared with $328 million for 2018 ─ EPI declined primarily as a result of lower ROIC year-over-year.

Best practices and strong governance standards. Our compensation program includes the best practices and governance features discussed below:

●

Each of the employment agreements with Messrs. Flannery, McDonnell, Pintoff and Kneeland and Ms. Graziano include clawback provisions that generally require reimbursement of amounts paid in the event the Company’s financial results subsequently become subject to certain “mandatory restatements” that would have led to a lower payment or in the event of “injurious conduct” by the NEO;

●	Our compensation program does not provide for special perquisites for our NEOs, including aircraft usage or tax gross-ups (except in the case of corporate relocations);
●

We maintain stock ownership guidelines for our NEOs. Until the applicable guideline level of ownership is met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards. Each of our NEOs was in compliance with such guidelines when their holdings were measured as of December 31, 2019; and

●

We prohibit transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. Our insider trading policy prohibits the hedging and pledging of Company stock, including holding Company stock in a brokerage account that has been margined, by directors, officers, employees and consultants of the Company and its subsidiaries.

Strong stockholder support. Every year since the initial vote in 2011, our stockholders have supported the Company’s executive compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the NEOs. Last year, approximately 90% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our NEOs.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 39 of this Proxy Statement for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3).

[6]

EPI is a non-GAAP financial measure defined as the year-over-year change in the spread between ROIC and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources and which is assumed for this purpose to be a constant 10%.

PROPOSAL 4

APPROVAL OF PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION GRANTING STOCKHOLDERS THE RIGHT TO ACT BY WRITTEN CONSENT

General

The Board is submitting for stockholder approval a proposal to amend our Certificate of Incorporation to allow stockholders to act by written consent. Our Board has recommended that stockholders vote in favor of this proposal, which will require amendments to Article IX of, and the addition of a new Article XI to, our Certificate of Incorporation.

A stockholder proposal seeking the right to act by written consent was on the ballot for our last annual meeting and received support from 50.15% of the shares present and entitled to vote on the proposal. As part of our ongoing engagement efforts and in response to the vote, following the 2019 annual meeting, we contacted stockholders representing 35% of our shares outstanding. Of those that we contacted, seven stockholders, representing approximately 14% of our outstanding shares spoke with us. We also spoke with one of the two largest proxy advisory firms. Most of our large institutional stockholders with whom we engaged expressed the view that the right to act by written consent was unnecessary in light of our existing stockholder rights, including the right to call special meetings, for which some expressed a preference. Nevertheless, they encouraged us to be responsive to the majority-supported stockholder proposal by adopting a written consent right with reasonable safeguards to prevent abuse.

After careful consideration of the feedback we heard from our stockholders, the nominating and governance committee developed a right to act by written consent that would be fundamentally fair and fully transparent to all stockholders, and the Board unanimously approved the proposed amendment to our Certificate of Incorporation for our stockholders’ consideration (see Appendix A for the full text of such amendment to the Certificate of Incorporation (the “Amendment”)). The Board is proposing the Amendment with terms which enable stockholder action by written consent, but which also contain procedural safeguards to ensure that stockholder action by written consent does not occur without adequate notice, transparency, information or time. Without these procedural safeguards, the right to stockholder action by written consent would create the potential for uninformed action and confusion of stockholders and potentially disable the Company from pursuing superior alternatives in the face of an unsolicited takeover. The safeguards include the following:

●

To protect against stockholder disenfranchisement, written consents must be solicited from all stockholders in accordance with the applicable securities laws, rules and regulations. This ensures that all stockholders are fully informed and able to consider and participate in an action by written consent. This protection would also eliminate the possibility that a small group of stockholders could act without a public and transparent discussion of the merits of any proposed action and without input from all shareholders.

●

To provide transparency, stockholders requesting action by written consent must provide the Company with the same information currently required of any stockholder of the Company seeking to nominate directors or propose an action at a stockholder meeting.

●

To ensure that stockholders who have limited support for the action being proposed do not cause the Company to incur unnecessary expenses or disruption caused by a written consent solicitation, the proposed Amendment requires a minimum stock ownership threshold of 25% or more of the then-outstanding shares of common stock of the Company to request the Board to set a record date to determine stockholders entitled to act by written consent. Without this protection, someone holding just one share of the Company’s stock could commence an action for written consent potentially resulting in considerable expense and distraction to the Company without there being any meaningful support for the action sought.

●

To ensure that stockholders have sufficient time to consider the proposal, as well as to provide the Board the opportunity to present its views regarding the proposed action, delivery of executed consents cannot begin until 60 days after the valid delivery of a request to set a record date.

●

To ensure that the written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available for a limited number of matters, including, among others, (i) those matters that would not be a proper subject for a stockholder action, (ii) if an identical or substantially similar matter is included in the Company’s notice of meeting for a meeting that has been called but not yet held, and is within 90 days of the request to set a record date, or (iii) if the request to set a record date involved a violation of the federal proxy rules or other applicable law.

The above summary of the proposed Amendment is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix A to this Proxy Statement.

If this Proposal is approved by the requisite vote of our stockholders as set forth below, we will promptly file the Amendment with the Secretary of State of Delaware. The Amendment will be effective upon such filing. Our By-Laws will then be correspondingly amended to include relevant provisions and conforming changes with respect to the stockholder right to act by written consent and such amendment to our By-Laws would become effective without any further action by the Board or stockholders. The full text of the proposed Amendment is attached hereto as Appendix A. The full text of the proposed amendment to our By-Laws is attached hereto as Appendix B. The Company will then file the amended By-Laws, as amended to include these provisions, as an exhibit to a filing with the SEC.

The above description of the proposed amendment to our By-Laws is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix B to this Proxy Statement, and the proposed amendment to our Certificate of Incorporation should be read in conjunction with the proposed amendment to our By-Laws.

Vote Required

The affirmative vote of holders of at least 50% of the voting power of all shares of capital stock of the Company entitled to vote generally for the election of directors is required for approval of this Proposal 4.

Board Recommendation

The Board unanimously recommends a vote FOR the proposed Amendment to the Certificate of Incorporation to grant stockholders the right to act by written consent (designated as Proposal 4).

PROPOSAL 5

STOCKHOLDER PROPOSAL TO LET SHAREHOLDERS VOTE ON BYLAW AMENDMENTS

A stockholder has advised the Company that he plans to present the following proposal at the Annual Meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. The name and address of, and the number of shares owned by, such stockholder will be provided upon request to the Secretary of the Company.

FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Proposal 5 – Let Shareholders Vote on Bylaw Amendments

Shareholders request that the Board of Directors take the steps necessary to adopt a bylaw that requires any amendment to the bylaws, that is approved by the board, shall be subject to a non-binding shareholder vote as soon as practical unless such amendment is already subject to a binding vote.

The Board of Directors would have the discretion to determine whether a bylaw amendment is a housekeeping amendment and thus omit housekeeping bylaw amendments from the application of this proposal.

It is important that bylaw amendments take into consideration the impact that such amendments can have on limiting the rights of shareholders and/or on reducing the accountability of directors and managers. For example, Directors could adopt a narrowly crafted exclusive forum bylaw to suit the unique circumstances facing the company.

A proxy advisor recently adopted a policy to vote against directors who unilaterally adopt bylaw provisions or amendments to the articles of incorporation that materially diminish shareholder rights.

This proposal will make our directors and management more accountable to shareholders like the 2019 shareholder proposal for a shareholder right to act by written consent. The written consent proposal received a majority vote. A proxy advisor has set certain minimum requirements for a company adopting written consent in case management is tempted to adopt a “fig leaf” version of written consent.

If our directors are opposed to this proposal then it would be useful for our directors to give recent examples of companies whose directors took the initiative and adopted bylaws that primarily benefitted shareholders. A shareholder vote is the best form of shareholder engagement because every shareholder has an opportunity to be heard.

Please vote to improve shareholder engagement:

Let Shareholders Vote on Bylaw Amendments – Proposal 5

Board Response to the Stockholder Proposal

The Board recommends a vote “AGAINST” this stockholder proposal (the “Stockholder Proposal”) for the following reasons:

Our Board has carefully considered the Stockholder Proposal and recommends a vote against it because the Board believes that the change sought in the Stockholder Proposal is not necessary and not in the best interests of the Company or our stockholders. Delaware law already provides our stockholders the power to adopt, amend or repeal bylaws (including any bylaws made by the Board), and such power is not divested or limited by the fact that the same power is also conferred upon our Board as allowed by Delaware law. Thus, the change as proposed in the Stockholder Proposal is unnecessary. Also, we believe that our existing process regarding approving amendments to our By-Laws aligns with the market practice followed by a significant majority of S&P 500 companies incorporated in Delaware and protects our stockholders’ right to amend the By-Laws without inappropriately restricting our Board’s ability to exercise its business judgment. In addition, we have a strong corporate governance framework that ensures our Board is held accountable to our stockholders and an effective stockholder engagement program that provides opportunities to our stockholders to express their views. Moreover, our current corporate governance framework provides the Board with the necessary flexibility to respond to unforeseen circumstances, and requiring a non-binding stockholder vote with respect to any By-Law amendment as proposed by the proponent would impose unnecessary administrative burden and costs on the Company.

Therefore, the Board recommends that stockholders vote “AGAINST” the Stockholder Proposal for the following reasons:

Delaware Law and our Certificate of Incorporation already provide our stockholders a unilateral right to adopt, amend and repeal the By-Laws by a majority vote, including any By-Laws made by the Board.

Under Delaware law, United Rentals’ stockholders have the power to adopt, amend and repeal the Company’s By-Laws (including any By-Laws adopted by the Board), and our Certificate of Incorporation provides that a majority vote by stockholders entitled to vote is required to effect such actions. Further, Delaware law provides that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors, which power we have conferred to our Board in our Certificate of Incorporation. This governance structure is consistent with the market practice of a significant majority of S&P 500 companies incorporated in Delaware.

Moreover, in considering and implementing amendments to the By-Laws, our Board is required by Delaware law to act in a manner consistent with its fiduciary duties owed to the Company and our stockholders. If our stockholders are dissatisfied with any By-Law amendment adopted by the Board or believe any such amendment “materially diminish[es] shareholder rights”, as described in the Stockholder Proposal, our stockholders may use their existing ability to amend or repeal such prior Board-approved By-Laws. Providing for a non-binding stockholder vote with respect to any Board-approved By-Law amendments as proposed by the proponent does not provide our stockholders with any additional meaningful rights or protections and is not necessary.

We have and are committed to maintaining a strong corporate governance framework that ensures that our Board is held accountable to stockholders and our stockholders are actively engaged in the governance of the Company.

The Board is held accountable to our stockholders under applicable laws and through various robust mechanisms that are embedded in our governing documents, including with respect to:

●

Election and Removal of Directors: All of our directors are elected annually by our stockholders, and the holders of at least a majority of the Company’s outstanding common stock can remove directors with or without cause.

●

Majority Voting Standard: The Company has a majority voting standard for the election of directors in uncontested elections. In addition, at the Company’s 2017 annual meeting, the Company’s stockholders approved the removal of supermajority voting requirements in the Company’s Certificate of Incorporation and By-Laws, so the Company’s stockholders may amend the Certificate of Incorporation or By-Laws by a majority vote.

●	Proxy Access: The Company’s By-Laws allow eligible stockholders to include their own nominees for directors in the Company’s proxy materials along with the Board-nominated candidates.
●	Stockholder Right to Call a Special Meeting: Stockholders of 25% of the outstanding common stock have the right to call a special meeting of stockholders.

●

Proposed Stockholder Right to Act by Written Consent: In this Proxy Statement, the Board is submitting for our stockholders’ approval a proposal to amend our Certificate of Incorporation to allow our stockholders to act by written consent. Our Board unanimously recommends a vote for such proposal (see Proposal 4). If this proposal is duly approved by the requisite vote of stockholders, we will promptly take actions to effect such amendment to the Certificate of Incorporation and By-Laws in order to implement such stockholder right to act by written consent, which would provide our stockholders with an additional method to hold the Board accountable and promote stockholders’ best interests. Our Board’s support and unanimous recommendation of Proposal 4 demonstrates our commitment to and consistent efforts in protecting our stockholders’ interests and improving our governance policies.

The above-described mechanism as a whole has provided our stockholders robust rights and channels to engage in the Company’s business, including abilities to amend or repeal any Board-approved By-Law that is unsatisfactory to stockholders. Further, we value our stockholders’ perspective on our business and each year we proactively interact with stockholders through numerous stockholder engagement activities (See Proxy Statement Summary-Stockholder Engagement-2019 Stockholder Outreach Program). We believe our current corporate governance practices reflect our Board’s dedication to being responsive and accountable to our stockholders and provides the appropriate balance between ensuring Board accountability to stockholders and enabling the Board to effectively oversee our business and affairs for the long-term benefit of stockholders.

Our corporate governance framework provides the Board with the necessary flexibility to respond to unforeseen circumstances without restricting the right of stockholders to amend or repeal the By-Laws.

The ability of the board of directors of a public company to amend its bylaws, as Delaware law expressly permits and our Certificate of Incorporation accordingly provides, is critical in preserving the board’s ability and flexibility to respond to unforeseen contingencies and circumstances quickly, as well as to changes in applicable laws, market practices and the management of a corporation’s affairs. Subjecting all the Board-approved By-Law amendments to a stockholder vote (even if such vote is not binding) as proposed in the Stockholder Proposal would require the Board to wait until the next annual meeting of stockholders or to convene a special stockholders meeting to submit such By-Law amendment to a stockholder vote, which would be an expensive, time-consuming and disruptive process that could potentially cause irreversible harm to the Company and the stockholders under certain circumstances.

Requiring a stockholder vote with respect to all Board-approved By-Law amendments would impose unnecessary administrative burden and costs on United Rentals.

United Rentals is a large and widely held public company. Requiring all Board-approved By-Law amendments to be subject to a non-binding stockholder vote as proposed in the Stockholder Proposal would impose a significant administrative burden and costs on the Company and may result in a waste of valuable corporate resources which could have been used elsewhere for the long-term interests of our stockholders.

Summary

In summary, we believe that our current By-Laws amendment procedures and structures, under which our stockholders already have the power to adopt, amend or repeal the By-Laws, are consistent with the most prevailing market practice and in the best interests of our stockholders. The Board believes that this Stockholder Proposal is unnecessary and not in the best interests of our stockholders. Further, the Board believes that the Stockholder Proposal would also be potentially expensive and disruptive, serving only to interfere with the Board’s ability to serve the long-term interests of United Rentals’ stockholders.

Accordingly, the Board recommends a vote AGAINST this proposal (designated as Proposal 5).

OTHER MATTERS

Other Matters to be Presented at the 2020 Annual Meeting

As of the date of this Proxy Statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the Annual Meeting other than the proposals described herein. If any other matters not described herein should properly come before the Annual Meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

We will only deliver one Notice to multiple stockholders of record sharing an address. Stockholders of record sharing an address who wish to receive separate copies of the Notice, or separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request by following the instructions contained in the Notice and as follows:

●

if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or by calling 1-800-937-5449; or

●	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards, to the extent applicable.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholders/Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Delinquent Section 16(a) Reports

The members of the Board, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon a review of (i) Forms 3, 4 and 5 and amendments thereto filed electronically for the fiscal year ended December 31, 2019 and (ii) any written representations from reporting persons that no Form 5 was required to be filed for the fiscal year ended December 31, 2019, we believe all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of more than ten percent of our common stock, with the exception of a late Form 4 filed on behalf of Michael J. Kneeland on May 23, 2019, with respect to stock options exercised and subsequently sold on May 20, 2019.

Submission of Stockholder Proposals for the 2021 Annual Meeting

Stockholder Proposals for the 2021 Annual Meeting (Exchange Act Rule 14a-8)

Rule 14a-8 under the Exchange Act permits stockholders to submit proposals for inclusion in our proxy statement if the stockholders and the proposals meet certain requirements specified in that rule. A stockholder proposal submitted according to this rule for business to be brought before the 2021 Annual Meeting will be acted upon only in the following circumstances:

●	When to send these proposals. Any stockholder proposal submitted in accordance with Rule 14a-8 under the Exchange Act must be received by our corporate secretary on or before November 24, 2020.
●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.
●

What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person at the 2021 Annual Meeting or send a qualified representative to present such proposal.

Stockholder Nominees for Inclusion in the 2021 Proxy Statement (Proxy Access)

Article III, Section 3.10 of our By-Laws permits a stockholder or group of stockholders (up to 20) who have owned at least three percent (3%) of the Company’s common stock for at least three (3) years to submit director nominees (up to the greater of two (2) nominees or twenty percent (20%) of the total number of directors of the Company) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in our By-Laws. Notice of director nominees submitted pursuant to our proxy access by-law must be submitted to the Corporate Secretary at the principal executive office of the Company no earlier than 150 calendar days and no later than 120 calendar days before the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders. Additional information about the proxy access requirements can be found in our By-Laws.

●

When to send these proposals. Notice of director nominees submitted pursuant to our proxy access by-law must be received by our corporate secretary on or after October 25, 2020 but on or before November 24, 2020 (unless the 2021 Annual Meeting is not scheduled to be held within the period between April 7, 2021 and June 6, 2021 in which case our By-Laws prescribe an alternate deadline).

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.
●

What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person at the 2021 Annual Meeting or send a qualified representative to present such proposal.

Other Stockholder Proposals or Nominees for Presentation at the 2021 Annual Meeting (Advance Notice)

Article II, Section 2.07 of our By-Laws requires that any stockholder proposal, including director nominations, that is not to be included in next year’s proxy statement (either under Exchange Act Rule 14a-8 or our proxy access By-Laws), but is instead sought to be presented directly at the 2021 Annual Meeting, must be delivered to, or mailed and received by, the Corporate Secretary at the principal executive office of the Company not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Additional information about the advance notice requirements can be found in our By-Laws.

●

When to send these proposals. Proposals and nominations submitted pursuant to our advance notice By-Laws must be received by our corporate secretary on or after January 7, 2021 but on or before February 6, 2021 (unless the 2021 Annual Meeting is not scheduled to be held within the period between April 7, 2021 and June 6, 2021, in which case our By-Laws prescribe an alternate deadline).

●

Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail in order to ensure the receipt of your recommendation.

●	What to include. Proposals and nominations must include the information required by our advance notice By-Laws.

The N&CG Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources. You should note that the foregoing process relates only to bringing potential candidates to the attention of the N&CG Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders.

APPENDIX A

~~FOURTH~~ FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF UNITED RENTALS, INC.

United Rentals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.The name of the Corporation is United Rentals, Inc.  The Corporation was incorporated under the name “United Rentals Holdings, Inc.”  The original Certificate of Incorporation (the “Original Certificate”) of the Corporation was filed with the Secretary of State of the State of Delaware on July 20, 1998.  The Original Certificate was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 5, 1998.  That Amended and Restated Certificate of Incorporation was amended by a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 29, 1998 and a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 7, 2007 (as amended, the “Amended and Restated Certificate of Incorporation”).  That Amended and Restated Certificate of Incorporation was amended by a Certificate of Elimination filed with the Secretary of State of Delaware on March 16, 2009 and restated by a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 16, 2009 (the “Restated Certificate of Incorporation”).  That Restated Certificate of Incorporation was amended by two Certificates of Amendment filed with the Secretary of State of the State of Delaware on May 4, 2017 and restated by the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 4, 2017 (the “Third Amended and Restated Certificate of Incorporation”).  The Third Amended and Restated Certificate of Incorporation was amended by the Certificate of Change of Registered Agent and Registered Office on June 1, 2017. In addition, on June 1, 2017, a restated Certificate of Incorporation (the “Fourth Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware, which integrated into a single instrument all of the provisions of the Third Amended and Restated Certificate of Incorporation that were then in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Third Amended and Restated Certificate of Incorporation.

~~2.Pursuant to Section 245(a) of the Delaware General Corporate Law, this Fourth Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the Third Amended and Restated Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Third Amended and Restated Certificate of Incorporation.~~

~~3.Pursuant to Section 245(c) of the Delaware General Corporation Law, this Fourth Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Third Amended and Restated Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Fourth Restated Certificate of Incorporation.~~

~~4The terms and provisions of this Fourth Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the Delaware General Corporation Law.~~

~~5.The text of the Third Amended and Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:~~

2.This amended and restated Certificate of Incorporation of the Corporation (the “Fifth Amended and Restated Certificate of Incorporation”) hereby restates, integrates and further amends the provisions of the Fourth Restated Certificate of Incorporation as heretofore amended or supplemented.

3.This Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s board of directors and by the Corporation’s stockholders pursuant to the provisions of Section 242 and Section 245 of the Delaware General Corporation Law.

4.This Fifth Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and hereby incorporated by reference.

EXHIBIT A

ARTICLE I.

The name of the Corporation is United Rentals, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

A.

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The amount of the total authorized capital stock of the Corporation is 505,000,000 shares, divided into (a) 500,000,000 shares of Common Stock having a par value of $0.01 per share, and (b) 5,000,000 shares of Preferred Stock having a par value of $0.01 per share.

B.

The Preferred Stock may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

ARTICLE IV.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law.

ARTICLE V.

A.

By-Laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the By-Laws of the Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this ~~Fourth~~ Fifth Amended and Restated Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

B.

Amendment of Certificate of Incorporation. Notwithstanding any other provision contained in this ~~Fourth~~ Fifth Amended and Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article V and Articles VI, VII, VIII, ~~and~~ IX and XI of this ~~Fourth~~ Fifth Amended and Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

ARTICLE VI.

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the “Board”). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this ~~Fourth~~ Fifth Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A.

Number of Directors. The number of directors comprising the entire Board shall, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office. If the number of directors at any time is fixed at three or greater, then thereafter in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.

B.

Terms of Directors. At each annual meeting of stockholders beginning with the 2008 annual meeting of stockholders, the directors shall be elected for a term of office to expire at the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, shall continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal.

C.

Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.  A director elected to fill a newly created directorship or other vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal.

D.

Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote at an election of directors, voting together as a single class.

E.

Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VI, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock.

F.	Written Ballot Not Required. The election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VII.

The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

ARTICLE VIII.

In furtherance and not in limitation of the powers conferred by law or in this ~~Fourth~~ Fifth Amended and Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than all other holders in respect of the terms, conditions, provisions and rights of such securities.

ARTICLE IX.

Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders ~~and cannot~~ or may be effected ~~taken~~ by a consent in writing by the stockholders of the Corporation as provided by, and subject to the limitations in, Article XI of this Fifth Amended and Restated Certificate of Incorporation.

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

ARTICLE X.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE XI.

A.

Written Consent. Certain actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the stockholders of the Corporation entitled to vote thereon (a “Consent”), but only if such action is taken in accordance with the provisions of this Article XI.

B.

Request for Record Date. The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the Board of Directors or as otherwise established under this Article XI. Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the Secretary of the Corporation and delivered to the principal executive offices of the Corporation and signed by the stockholders of record owning not less than 25% of all the then-outstanding shares of Common Stock of the Corporation, as determined in accordance with the applicable requirements of the By-Laws of the Corporation, who shall continue to own not less than 25% of all the then-outstanding shares of Common Stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a “Request”). The Request must contain the information set forth in Section C of this Article XI. By the later of (i) 20 days after delivery of a valid Request and (ii) five days after delivery of any information requested by the Corporation pursuant to Section C of this Article XI, the Board of Directors shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article XI and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article XI, or if such no determination shall have been made by the date required by this Article XI, and in either event no record date has been fixed by the Board of Directors, the record date shall be the date on which the first signed Consent is delivered to the Corporation in the manner described in Section G of this Article XI; except that, if prior action by the Board of Directors is required under the provisions of the law of the State of Delaware, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

C.

Request Requirements. Any Request (i) must be delivered by the stockholders of record owning not less than 25% of all the then outstanding shares of Common Stock of the Corporation, as determined in accordance with applicable requirements of the By-Laws of the Corporation (with documentary evidence of such ownership attached to the Request, including, if the record holders submitting such Request are not the beneficial owners of such shares, documentary evidence that the beneficial owners on whose behalf the Request is submitted beneficially own at least 25% of the then outstanding shares of Common Stock of the Corporation), who shall continue to own not less than 25% of all the then outstanding shares of Common Stock of the Corporation through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (ii) must describe the action proposed to be authorized or taken by Consent; and (iii) must contain (a) such other information and representations, to the extent applicable, then required by the By-laws of the Corporation as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors or of other business to be brought before a meeting of stockholders, (b) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the By-Laws of the Corporation), and (c) the agreement of the requesting stockholders required by the By-Laws of the Corporation. The Board of Directors may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the By-Laws of the Corporation with respect to information provided concerning nominations for elections to the board or other business at stockholders meetings.

D.

Actions Which May Be Authorized or Taken by Written Consent. Stockholders are not entitled to authorize or take action by Consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) an identical or substantially similar item of business, as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”), is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that has been called to be held on a date within 90 days after the receipt by the Corporation of the Request for such action, provided that the removal of directors without electing replacements shall not be a Similar Item to the election of directors, or (iii) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Exchange Act, or other applicable law.

E.

Manner of Consent Solicitation. Stockholders may authorize or take action by Consent only if such Consents are solicited from all holders of the shares of Common Stock of the Corporation entitled to vote on the matter and in accordance with applicable law.

F.

Date of Consent. Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take or authorize the taking of the action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section G of this Article XI, Consents signed by the stockholders holding  a sufficient number of shares to authorize or take such action are so delivered to the Corporation.

G.

Delivery of Consents. Every Consent purporting to take or authorize the taking of corporate action must be dated and delivered to the Corporation or its registered office in the State of Delaware no earlier than 60 days after the delivery of a valid Request. Consents must be delivered to the Corporation’s registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate (“Other Officer”), shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be authorized or taken by Consent as the Secretary of the Corporation or Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the removal or replacement of one or more members of the Board of Directors, the Secretary of the Corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consents and such Inspectors shall discharge the functions of the Secretary of the Corporation or Other Officer, as the case may be, under this Article XI. If after such investigation the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the Consents, that fact shall be certified on the records of the Corporation and the Consents shall be filed in such records. In conducting the investigation required by this Section G, the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the Corporation, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

H.

Effectiveness of Consent. No action may be authorized or taken by the stockholders by Consent except in accordance with this Article XI. If the Board of Directors shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article XI, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article XI, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, certify to the Corporation that the Consents delivered to the Corporation in accordance with Section 7 of this Article represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with law of the State of Delaware and this Fifth Amended and Restated Certificate of Incorporation.

I.

Challenge to Validity of Consent. Nothing contained in this Article XI shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

J.

Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (a) none of the foregoing provisions of this Article XI shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (b) the Board of Directors shall be entitled to solicit stockholder action by Consent in accordance with applicable law.

APPENDIX B

AMENDED AND RESTATED BY-LAWS
-of-
UNITED RENTALS, INC.
(a Delaware corporation hereinafter called the “Corporation”)

ARTICLE I
Offices

SECTION 1.01.Offices.  The Corporation may have offices both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II
Meetings of Stockholders

SECTION 2.01.Place of Meetings.  Meetings of stockholders may be held at any place, either within or without the State of Delaware, designated by the Board of Directors.

SECTION 2.02.Annual Meeting.  The annual meeting of stockholders for election of directors shall be held on such date and at such time as shall be designated by the Board of Directors.  Any other proper business may be transacted at the annual meeting.

SECTION 2.03.Special Meetings.

(a)A special meeting of stockholders may be called by a majority of the Board of Directors or by the chief executive officer.

(b)A special meeting of the stockholders shall be called by the Board of Directors upon written request to the Secretary (each, a “Special Meeting Request”) of one or more record holders of shares of stock of the Corporation representing in the aggregate not less than 25% of the voting power of all shares of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percentage”). A Special Meeting Request shall be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting (each, a “Requesting Stockholder”), shall comply with this Section 2.03 and, if applicable, Section 2.07, and shall include: (i) a statement of the specific purpose or purposes of the special meeting, (ii) the information required by the second paragraph of Section 2.07, (iii) an acknowledgement by the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is made that a disposition of shares of the Corporation’s stock owned of record or beneficially as of the date on which the Special Meeting Request in respect of such shares is delivered to the Secretary that is made at any time prior to the special meeting shall constitute a revocation of such Special Meeting Request with respect to such disposed shares, and (iv) documentary evidence that the Requesting Stockholders or the beneficial owners, if any, on whose behalf the Special Meeting Request is being made “own” (as defined in Section 3.10(c)(iv)) the Requisite Percentage as of the date of such written request to the Secretary; provided; however, that if the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with any Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date on which such Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is being made “own” the Requisite Percentage as of the date on which such Special Meeting Request is delivered to the Secretary. In addition, the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall promptly provide any other information reasonably requested by the Corporation.

(c)Special meetings of the stockholders shall be held on such date and at such time and place as may be stated in the notice of the meeting; provided, however, that in the case of a special meeting requested by stockholders, the date of any such special meeting shall not be more than ninety (90) days after the date that a Special Meeting Request that satisfies the requirements of this Section 2.03 is received by the Secretary.

(d)Notwithstanding the foregoing provisions of this Section 2.03, a special meeting requested by stockholders shall not be held if (i) the Special Meeting Request does not comply with this Section 2.03, (ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the Special Meeting Request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of the stockholders that included an identical or substantially similar item of business (“Similar Business”) was held not more than 120 days before the date that the Special Meeting Request was received by the Secretary, (v) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the date that the Special Meeting Request is received by the Secretary and the business to be conducted at such meeting includes Similar Business or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law. For purposes of this Section 2.03, the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether the requirements set forth in this Section 2.03 have been satisfied.

(e)In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors) and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request identifying substantially the same purpose or purposes. A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Stockholders holding less than the Requisite Percentage, the Board of Directors may, in its discretion, cancel the special meeting with respect to the business to be conducted pursuant to the Special Meeting Request. If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the relevant Special Meeting Request, the Corporation need not present such business for a vote at such special meeting.

(f)The business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors. Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.

SECTION 2.04.Quorum.  The holders of a majority of the shares of stock entitled to vote on a matter thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) or these By-Laws.  In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time until a quorum of such class shall be so present or represented.

SECTION 2.05Organization.  Meetings of stockholders shall be presided over by the Chairman, if any, or in his absence (or election not to preside) by the Vice Chairman, if any, or in his absence (or election not to preside) by the President, or in his absence (or election not to preside) by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 2.06.Conduct of Meetings.  The Board of Directors may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.  Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 2.07.Advance Notification of Nomination of Directors and Other Business to be Transacted at Stockholder Meetings.  To be properly brought before the annual or any special meeting of stockholders, nominations of persons for election to the Board of Directors and any other business must be (i) specified in the notice of the meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, or (iii) properly brought before the meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 2.07 is delivered to, or mailed and received by, the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in this Section 2.07.  In addition to any other applicable requirements, for business to be properly brought before any meeting of stockholders by a stockholder, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (ii) in the case of the annual meeting, such business, other than a nomination, must constitute a proper matter for stockholder action, and (iii) in the case of any special meeting, such business shall be limited to the nomination of a person or persons, as the case may be, for election to such position(s) as are specified in the Corporation’s notice of the meeting in the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors.  To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (i) in the case of the annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), for notice by the stockholder to be timely, it must be so delivered, or mailed and received, by the later of the close of business on (i) the day 90 days prior to such Other Meeting Date or (ii) the tenth day following the day on which such Other Meeting Date is publicly announced or disclosed and (ii) in the case of any special meeting, not later than the close of business on the tenth day following the day on which the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting are publicly announced or disclosed.

Such stockholder’s notice to the Secretary shall set forth:  (i) whether the stockholder is providing the notice at the request of a beneficial holder of stock, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter to which such stockholder’s notice relates, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being given, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery or receipt of such stockholder’s notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and, if so, a summary of the material terms thereof, (v) a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in such stockholder’s notice.  The stockholder’s notice shall be updated not later than ten days after the record date for the determination of stockholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

Any stockholder’s notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation).  The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation, or whether such proposed nominee would be considered “independent” as a director or as a member of the audit or any other committee of the Board of Directors under the various rules and standards applicable to the Corporation.  Any stockholder’s notice with respect to a matter other than the nomination of directors must also contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.

In the case of a nomination by a stockholders of a person or persons for election to the Board of Directors at the annual or any special meeting, only persons who are nominated in accordance with the procedures set forth in this Section 2.07 shall be eligible for election as directors of the Corporation.  In the case of any other business proposed by a stockholder for transaction at the annual meeting of stockholders, no such business shall be conducted at the annual meeting of stockholders unless it is properly brought before the meeting in accordance with the procedures set forth in this Section 2.07; provided, however, that nothing in this Section 2.07 shall be deemed to preclude discussion by any stockholder of any business properly brought before the meeting in accordance with the procedures set forth in this Section 2.07.  The officer of the Corporation or other person presiding at the meeting shall, if the facts warrant, determine that a nomination was not properly made, or that business was not properly brought before the meeting, in each case in accordance with the provisions of this Section 2.07 and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded and any such business not properly brought before the meeting shall not be transacted.

Notwithstanding the foregoing provisions of this Section 2.07, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 2.07.

For purposes of this Section 2.07, (i) “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, and (ii) a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

This Section 2.07 shall not apply to (i) stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) the election of directors selected by or pursuant to the provisions of the certificate of incorporation relating to the rights of the holders of any class or series of stock of the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

SECTION 2.08.Compliance with Securities and Exchange Act of 1934.  Notwithstanding any other provision of these By-laws, the Corporation shall be under no obligation to include any stockholder proposal in its proxy statement materials or otherwise present any such proposal to stockholders at a special or annual meeting of stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement material to stockholders any stockholder proposal not required to be included in its proxy material to stockholders in accordance with such Act, rules or regulations.

SECTION 2.09.Stockholder Action By Written Consent.

(a)General. Certain actions required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting by the written consent of the holders of the shares of common stock of the Corporation, but only if such action is taken in accordance with the provisions of Article XI of the Certificate of Incorporation.

(b)Definitions. For purposes of determining the record ownership of common stock pursuant to Article XI of the Certificate of Incorporation, “own”, “owned”, “owning” or “ownership” shall have the same meaning as “Own”, “Owned”, “Owning” or “Ownership” set forth in Section 3.10(c)(iv) of Article III of these By-Laws, with such modifications as the context requires. Whether shares constitute shares owned shall be decided by the Board in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders.

(c)Agreement by Stockholder Submitting Request for a Record Date. Each stockholder requesting that a record date be fixed for determining stockholders entitled to authorize or take action by written consent pursuant to Article XI of the Certificate of Incorporation shall also deliver (i) an agreement to solicit written consents in accordance with Section E of Article XI of the Certificate of Incorporation and (ii) an agreement by such stockholder to notify the Corporation immediately in the case of any disposition of shares of common stock of the Corporation on or prior to the delivery of the requisite number of written consents to effect the action being sought to be taken by written consent and an acknowledgement by such stockholder and the beneficial owner, if any, on whose behalf such request is being made that any reduction in the number of shares owned by such stockholder which results in the stockholders making such request no longer owning the percentage required by Article XI of the Certificate of Incorporation to so request that a record date be fixed shall be deemed to be a revocation of the request.

(d)Revocation. A stockholder making a request pursuant to Article XI of the Certificate of Incorporation and this Section 2.09 of Article II of these By-Laws may revoke his, her or its request that a record date be fixed for determining stockholders entitled to authorize or take action by written consent by written revocation delivered to the Secretary at the principal executive office of the Corporation.

ARTICLE III
Directors

SECTION 3.01.Number of Directors.  The number of directors which shall constitute the entire Board of Directors shall be as set by the Board of Directors from time to time.  No reduction in the number of directors constituting the entire Board of Directors shall have the effect of removing any director before that director’s term of office expires.

SECTION 3.02.Term of Office.  Subject to the provisions of the ~~c~~ Certificate of ~~i~~ Incorporation, each director, including a director elected to fill a vacancy, shall hold office until such director’s successor is elected and qualified or the earlier resignation or removal of such director.

SECTION 3.03.Meetings.  The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.  Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors.  Special meetings of the Board of Directors may be called by the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the Secretary or by resolution of the Board of Directors.  Unless waived, notice of the time and place of special meetings shall be delivered to each director either (i) personally (either orally or in writing), (ii) by telephone, (iii) by telex, telecopy, facsimile or other electronic transmission (including email), or (iv) by first-class mail, postage prepaid, addressed to a director at that director’s address as it is shown on the records of the Corporation.  If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting (ten days in the case of a director whose address as shown on the records of the Corporation is outside of the United States of America).  If the notice to a director is sent in any other manner, it shall be sent at least 24 hours before the time of the holding of the meeting.

SECTION 3.04.Quorum.  At all meetings of the Board of Directors, a majority of the entire Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business.  In case, at any meeting of the Board of Directors, a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

SECTION 3.05.Organization.  Meetings of the Board of Directors shall be presided over by the Chairman, if any, or in his absence by the Vice Chairman, if any, or in the absence of the foregoing persons by a chairman chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 3.06.Meetings by Conference Telephone or Similar Device.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 3.07.Board Action by Written Consent Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.  Written consents representing actions taken by the Board of Directors or any committee thereof may be executed by telex, telecopy, facsimile or other electronic transmission (including attachments sent by email), and such electronic transmission shall be valid and binding to the same extent as if it were an original.

SECTION 3.08.Election of Directors.  Except as provided in the ~~Corporation’s certificate of incorporation~~ Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting at which a quorum is present for which (i) the Secretary of the Corporation receives a notice pursuant to these By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to the stockholders.  For purposes of this Section 3.08, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

SECTION 3.09.Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business.  In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these By-Laws ~~laws~~.

SECTION 3.10.Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a)Inclusion of Stockholder Nominees in Proxy Statement. Subject to the provisions of this Section 3.10, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i)the names of any person or persons nominated for election (each, a “Stockholder Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 3.10 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii)disclosure about each Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii)any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 3.10(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(iv)any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 3.10 and any solicitation materials or related information with respect to a Stockholder Nominee.

For purposes of this Section 3.10, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Stockholder Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Stockholder Nominee has been nominated in accordance with the requirements of this Section 3.10 and, if not so nominated, shall direct and declare at the meeting that such Stockholder Nominee shall not be considered.

(b)Maximum Number of Stockholder Nominees.

(i)The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 3.10 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) Stockholder Nominees who cease to satisfy, or Stockholder Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 3.10, as determined by the Board of Directors; (3) Stockholder Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Stockholder Nominees with respect to any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)If the number of Stockholder Nominees pursuant to this Section 3.10 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d), a Nominating Stockholder or a Stockholder Nominee ceases to satisfy the eligibility requirements in this Section 3.10, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Stockholder Nominee or any successor or replacement Stockholder Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)Eligibility of Nominating Stockholder.

(i)An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 3.10(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 3.10(d), evidence of continuous ownership of such shares for the three-year period specified in subsection (ii) below from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 3.10 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 3.10, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 3.10, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii)The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv)For purposes of Section 2.03 and this Section 3.10, a Requesting Stockholder or an Eligible Holder, as applicable, “owns” only those outstanding shares of the Corporation as to which the Requesting Stockholder or Eligible Holder possesses both:

(A)	the full voting and investment rights pertaining to the shares; and
(B)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Requesting Stockholder or Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Requesting Stockholder or Eligible Holder, (3) borrowed by such Requesting Stockholder or Eligible Holder or any of its affiliates for any purpose or purchased by such Requesting Stockholder or Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Requesting Stockholder or Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Requesting Stockholder’s or Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Requesting Stockholder or Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a Stockholder Nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(v)No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d)Nomination Notice. To nominate a Stockholder Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)A Schedule 14N (or any successor form) relating to each Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with rules and regulations of the Securities and Exchange Commission;

(ii)A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)	the information required with respect to the nomination of directors pursuant to Section 2.07 of these By-Laws;
(B)

the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C)

a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D)

a representation and warranty that each Stockholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(E)	a representation and warranty that each Stockholder Nominee:

1)does not have any direct or indirect relationship with the Corporation that would cause the Stockholder Nominee to be considered not independent pursuant to the Corporation’s Independence Standards as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

2)meets the Audit Committee and Compensation Committee independence requirements under each of (x) the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded and (y) the Corporation’s Corporate Governance Guidelines as most recently published on its website;

3)is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

4)is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

5)meets the director qualifications set forth in the Corporation’s Corporate Governance Guidelines as most recently published on its website; and

6)is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee;

(F)

a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 3.10(c) and has provided evidence of ownership to the extent required by Section 3.10(c)(i);

(G)

a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 3.10(c) through the date of the annual meeting and a statement that the Nominating Stockholder intends to continue to own the Minimum Number of shares for at least one year following the annual meeting;

(H)

details of any position of a Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(I)

a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Stockholder Nominee or any Stockholder Nominee of the Board;

(J)

a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(K)	if desired, a Supporting Statement; and
(L)

in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii)An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)

to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director Stockholder Nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)

to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Stockholder Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D)

to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Stockholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 3.10; and

(E)

in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (i) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (ii) such failure; and

(iv)An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Stockholder Nominee:

(A)	to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;
(B)

at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Stockholder Nominee to the Board of Directors, including the information provided by such Stockholder Nominee to the Corporation in connection with his or her nomination and such Stockholder Nominee’s eligibility to serve as a member of the Board of Directors;

(C)

that such Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Conduct, Related Party Transaction Policy and any other Corporation policies and guidelines applicable to directors; and

(D)

that such Stockholder Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 3.10(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 3.10(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. For purposes of this Section 3.10, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e)Exceptions.

(i)Notwithstanding anything to the contrary contained in this Section 3.10, the Corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Stockholder Nominee, if:

(A)

the Corporation receives a notice pursuant to Section 2.07 of these By-Laws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(B)

the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 3.10, the Nominating Stockholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 3.10 and shall therefore be disregarded;

(C)

the Board of Directors determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these By-Laws or the Certificate of Incorporation ~~the Corporation’s bylaws or certificate of incorporation~~ or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;

(D)

such Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 3.10 at one of the Corporation’s three preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee;

(E)	such Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(F)

the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Stockholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Stockholder Nominee under this Section 3.10.

(ii)Notwithstanding anything to the contrary contained in this Section 3.10, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Stockholder Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)

such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)	the inclusion of such information in the proxy statement would otherwise violate the proxy rules of the Securities and Exchange Commission or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

ARTICLE IV
Officers

SECTION 4.01.General.  The officers of the Corporation shall be chosen by the Board of Directors and shall, unless otherwise determined by the Board of Directors, be a Chairman, a Vice Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, and a Secretary.  The Board of Directors, in its discretion, may also choose one or more Vice Presidents, Assistant Secretaries, and other officers.  Each such officer shall hold office until his successor is elected and qualified or his earlier resignation or removal.  The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.

SECTION 4.02.Powers and Duties of Officers.  The chief executive officer of the Corporation shall have such powers in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to such office.  The chief executive officer shall see that all orders and resolutions of the Board of Directors are carried into effect.

The other officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors or delegated to them by the chief executive officer and, to the extent not so provided or delegated, as generally pertain to their respective offices, subject to the control of the Board of Directors and the chief executive officer.  Without limiting the foregoing, the Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committee thereof in a book to be kept for that purpose.

ARTICLE V
Miscellaneous

SECTION 5.01.Waivers of Notice.  Whenever any notice is required by law, the Certificate of Incorporation ~~certificate of incorporation~~ or these By-Laws ~~By-laws~~, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, and, in the case of a waiver of notice of a meeting, whether or not the business to be transacted at or the purposes of such meeting is set forth in such waiver, shall be deemed equivalent thereto. The attendance of any person at any meeting, in person, or, in the case of the meeting of stockholders, by proxy, shall constitute a waiver of notice of such meeting by such person, except where such person attends such meeting for the express purpose of objecting at the beginning of such meeting to the transaction of any business on the grounds that such meeting is not duly called or convened.

SECTION 5.02.Fiscal Year.  The fiscal year of the Corporation shall be fixed from time to time by the Board of Directors.

SECTION 5.03.Seal.  The corporate seal shall have inscribed thereon the name of the Corporation and shall be in such form as may be approved from time to time by the Board of Directors.

SECTION 5.04.Entire Board.  As used in these By-Laws ~~By-laws~~, “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies in the Board of Directors.

SECTION 5.05.Forum for Adjudication of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim relating to the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation ~~certificate of incorporation~~ or these By-Laws ~~By-laws~~, or (iv) any action asserting a claim relating to the Corporation governed by the internal affairs doctrine.

0	▄

UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Matthew J. Flannery, Jessica T. Graziano, Joli L. Gross or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on May 7, 2020 at 9:00 a.m., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed and dated on the reverse side)

▄ 1.1	14475 ▄

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 7, 2020

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on Thursday, May 7, 2020:

The Notice of and Proxy Statement for the 2020 Annual Meeting of Stockholders

and the Company's 2019 Annual Report to Stockholders are available electronically at

https://materials.proxyvote.com/911363.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

▄

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE,

"FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND “AGAINST” PROPOSAL 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
José B. Alvarez	☐	☐	☐	2. Ratification of Appointment of Public Accounting Firm	☐	☐	☐
Marc A. Bruno	☐	☐	☐	3. Advisory Approval of Executive Compensation	☐	☐	☐
Matthew J. Flannery	☐	☐	☐	4. Approval of Proposed Amendment to the Certificate of Incorporation Granting Stockholders the Right to Act by Written Consent	☐	☐	☐
Bobby J. Griffin	☐	☐	☐	5. Stockholder Proposal to Let Shareholders Vote on Bylaw Amendments	☐	☐	☐
Kim Harris Jones	☐	☐	☐
Terri L. Kelly	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND “AGAINST” PROPOSAL 5.

Michael J. Kneeland	☐	☐	☐
Gracia C. Martore	☐	☐	☐
Filippo Passerini	☐	☐	☐
Donald C. Roof	☐	☐	☐
Shiv Singh	☐	☐	☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.astfinancial.com.  Click on Shareholder Account Access to enroll.  Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

▄

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▄

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 7, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone.  Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.*

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Thursday, May 7, 2020:   The Notice of and Proxy Statement for the 2020 Annual Meeting of Stockholders and the Company's 2019 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363.

* As part of our precautions regarding the coronavirus, or COVID-19, we are planning for the possibility that the 2020 Annual Meeting may be held solely by means of remote communication.  If we take this step, we will announce the decision to do so in advance, and details on how to participate will be included in the announcement.

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

▄

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE,

"FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND “AGAINST” PROPOSAL 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
José B. Alvarez	☐	☐	☐	2. Ratification of Appointment of Public Accounting Firm	☐	☐	☐
Marc A. Bruno	☐	☐	☐	3. Advisory Approval of Executive Compensation	☐	☐	☐
Matthew J. Flannery	☐	☐	☐	4. Approval of Proposed Amendment to the Certificate of Incorporation Granting Stockholders the Right to Act by Written Consent	☐	☐	☐
Bobby J. Griffin	☐	☐	☐	5. Stockholder Proposal to Let Shareholders Vote on Bylaw Amendments	☐	☐	☐
Kim Harris Jones	☐	☐	☐
Terri L. Kelly	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4, AND “AGAINST” PROPOSAL 5.

Michael J. Kneeland	☐	☐	☐
Gracia C. Martore	☐	☐	☐
Filippo Passerini	☐	☐	☐
Donald C. Roof	☐	☐	☐
Shiv Singh	☐	☐	☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

▄

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▄